Exhibit 15.1

LUXOTTICA GROUP ANNUAL REPORT 2007

Year ended December 31, 2007

SUMMARY

>	Chairman’s letter to shareholders
>	Profile of Luxottica Group
>	Key events of 2007
>	Financial highlights
>	Strategy

>	Luxottica Group in 2007
>	The Group’s brands
>	Distribution
>	Manufacturing
>	Human resources
>	Give the Gift of Sight, a Luxottica Group foundation

>	Corporate bodies
>	Results of operations
Consolidated Statements of Income
Statements of change in Net Financial Position
Comments on financial results for the period
Financing Resources and Arrangements
>	Reconciliation of Consolidated Income Statement prepared according to U.S. GAAP and IAS/IFRS
>	Dividend proposal and tax regime
>	Annual report on Corporate Governance 2007
>	Stock options plans and share buy-back plans
>	Luxottica Group share capital information
Listings: 18 years on the NYSE and seven years on the MTA
ADS and Ordinary share performance on the NYSE and MTA and main indexes
Average Euro/US$exchange rate: 1995-2007

>	Report of independent registered public accounting firm
Consolidated Statements of Income
Consolidated Balance Sheets
Consolidated Statements of Shareholders’ Equity
Consolidated Statements of Cash Flows
>	Notes to Consolidated Financial Statements

>	Key contacts and addresses
>	Luxottica Group main operating companies in the world

CHAIRMAN’S LETTER TO SHAREHOLDERS

Shareholders,

2007 was another year of great satisfaction for our Group, a year in which we were focussed on implementation of our plans on all fronts.

Growth was achieved across the board: results were positive and our market leadership position was further strengthened over the year. Sales topped the five billion mark and we embarked on a new mission with Oakley whilst maintaining excellent levels of profitability at the same time.

Our strategy continued to prove successful, being based on our unique model of integration between production and distribution and direct presence in all the world’s markets, factors which have enabled us to continue building on our well balanced brand portfolio.

2007 was also a year of major investments on both the wholesale and retail fronts. On one hand, we immediately started to integrate with Oakley, so as to see the first results come through in 1st quarter 2008; and on the other, we managed to renew nearly a quarter of our points of sale.

We see the growth in our retail business over the year as very positive also in view of the global economic situation, which gradually worsened due to the contraction in consumer demand in North America and the persistent weakening of the Dollar against the Euro.

Wholesale too continued to grow in 2007, thus endorsing our business model in all major markets and demonstrating the consolidated force of our brand portfolio. The year also saw two splendid debuts: the launch of our first Polo Ralph Lauren collection and Tiffany’s first ever appearance on the eyewear market.

We celebrated our first ten years in China, where we started up with the Tristar plant and now have new offices in Shanghai, Beijing and Hong Kong, and around 300 stores, a retail platform we intend to expand in the near future. Like China, all our emerging markets also saw considerable growth, allowing us to predict strong development also in regions whose economies are evolving rapidly and are less dependent on the US Dollar.

Our managerial organization reached new levels of maturity, as it continued to take up business opportunities wherever they occurred and to react rapidly and effectively to every new scenario.

All this is obviously a source of great satisfaction, also in terms of our excellent prospects for growth in 2008.

May 2008

PROFILE OF LUXOTTICA GROUP

Luxottica Group is a global leading designer, manufacturer and distributor of premium and luxury prescription frames and sunglasses. Thanks to its global distribution network in both its retail and wholesale businesses, the Group now operates in all the world’s most important markets.

In the retail market, the Group can boast the most extensive distribution in the industry, with over 6,400 stores in the optical and sun market segments. The Group is a leading retail operator in North America, China, Australia, New Zealand and the United Kingdom. Luxottica’s wholesale distribution network covers 130 countries, with direct operations in the world’s 44 most important eyewear markets.

Luxottica Group’s brand portfolio currently has more than 20 house and under license brands. House brands include Ray-Ban, the world’s best-selling sun and prescription eyewear brand, Arnette, Oakley, Persol, Revo, and Vogue. License brands include Bvlgari, Burberry, Chanel, Dolce & Gabbana, Polo Ralph Lauren, Prada, Tiffany & Co., and Versace. The Group’s products are designed and manufactured in six manufacturing plants in Italy, two wholly owned plants in China and two facilities in the United States.

Over the years, Luxottica has become a global leader in its industry thanks to its:

•	vertically integrated design-production-distribution model, both in wholesale and retail, which is unique in the sector;
•	wide-reaching wholesale and retail distribution network, which maximizes the Group’s ability to serve the market and keep distribution costs and times under tight control;
•	brand portfolio, one of the strongest and most balanced in the industry;
•	high, and continuously improving, product quality;
•	production efficiency and flexibility, enabling it to rapidly address changes in the market; and
•	strong focus on pre- and post-sales services.

MILESTONES IN LUXOTTICA GROUP’S HISTORY

1961	Starts out as a manufacturer of optical frames.

1990	Listing on the New York Stock Exchange (NYSE).

1995	Acquisition of LensCrafters, a leading premium optical retail brand in North America.

1999	Acquisition of the eyewear division of Bausch & Lomb, comprising such brands as Ray-Ban, Revo, Arnette and Killer Loop.

2000	Listing on the Italian Stock Exchange (MTA).

2001	Acquisition of Sunglass Hut, the world’s leading premium specialty sun retailer.

2003	Acquisition of OPSM Group, the leading optical store chain operator in Asia-Pacific.

2004	Acquisition of Cole National, the second-largest optical store chain operator in North America, with retail brands including Pearle Vision, Sears Optical and Target Optical.

2005

Entry into the Chinese optical retail market through the acquisition of two retail chains. The Group becomes a leading player in China’s premium optical market segment, with stores in Beijing, Guangdong and Hong Kong.

2006

Expands distribution in North America and China through acquisitions in Canada, the Midwest United States and Shanghai. Enters into an agreement to open Sunglass Hut stores in the Middle East. In September, the first LensCrafters store in Beijing opens.

2007

Acquisition of Oakley, the performance eyewear company, giving rise to the new Luxottica Group. This acquisition provides the Group with exceptional potential, due to not only the force and name recognition of the Oakley brand, but, in addition, Oakley brings with it a portfolio of seven brands and four distribution chains.

KEY EVENTS IN 2007

January

Luxottica Group launches a cash tender offer for a further 20% of Ray Ban Sun Optics India Ltd. in accordance with a decision of the Indian Supreme Court dated December 12, 2006 for a total of around Euro 13 million, bringing its share ownership level to 70.5%.

March

In South Africa, Luxottica annouces tne acwuisition of the country’s two most prominent sun retail chains yielding a total of 65 new stores, with stores located in top range shopping malls in urban areas (such as Johannesburg and Cape Town) and in exclusive retail outlets in airports.

The board of directors approves a series of measures bringing the Group’s corporate governance system in line with Borsa Italiana’s new Code of Self-Discipline.

June

Luxottica signs a definitive agreement to acquire Oakley, Inc. The agreement provides for the acquisition of all outstanding Oakley shares for US$ 29.30 per share in cash for a total price of approximately US$ 2.1 billion.

August

Luxottica Group mandates a group of primary banks to organize, underwrite and disburse credit lines worth a total US$ 2 billion. The credit is in the form of an amortizing term loan and a bridge loan.

October

The first ILORI store opens in SoHo, New York, officially launching Luxottica in the top end of the luxury segment in response to current trends in the American market.

November

Luxottica celebrates its first ten years in China and reiterates its full commitment to doing business in the country, where it has two production plants operated by Luxottica Tristar and approximately 250 stores and offices in the three main cities (Beijing, Shanghai and Hong Kong).

Luxottica completes its acquisition of Oakley, Inc. Oakley shares are delisted from the NYSE.

FINANCIAL HIGHLIGHTS 2003-2007

(Euro 000)	2007		2006		2005		2004		2003
(US$ 000)	(6)		(5)		(5)		(4)		(3)
Net sales	4,966,054	100.0%	4,676,156	100.0%	4,134,263	100.0%	3,179,613	100.0%	2,852,194	100.0%
	6,805,977		5,870,208		5,144,602		3,953,849		3,224,976
Gross profit	3,390,436	68.3%	3,188,456	68.2%	2,761,190	66.8%	2,126,537	66.9%	1,913,834	67.1%
	4,646,592		4,002,625		3,435,975		2,644,349		2,163,972
Income from operations	833,313	16.8%	755,987	16.2%	581,401	14.1%	479,499	15.1%	431,787	15.1%
	1,142,055		949,027		723,484		596,257		488,222
Income before taxes	780,681	15.7%	678,177	14.5%	539,309	13.0%	444,575	14.0%	389,793	13.7%
	1,069,924		851,348		671,106		552,829		440,739
Net income from continuing operations	492,204	9.9%	430,705	9.2%	330,790	8.0%	279,109	8.8%	267,343	9.4%
	674,566		540,685		411,629		347,073		302,285
Discontinued operations	—	—	(6,419)	0.1%	11,504	0.3%	7,765	0.2%	—	—
	—		(8,058)		14,315		9,655		—	—
Net income	492,204	9.9%	424,286	9.1%	342,294	8.3%	286,874	9.0%	267,343	9.4%
	674,566		532,626		425,945		356,728		302,285
Per ordinary share/(ADS) (1) (*)
Earnings from Continuing operations	1.08		0.95		0.73		0.62		0.60
	1.48		1.19		0.91		0.77		0.67
Earnings total	1.08		0.94		0.76		0.64		0.60
	1.48		1.18		0.95		0.80		0.67
Dividend (2)	0.490		0.420		0.290		0.230		0.210
	n.a.		0.564		0.365		0.277		0.256
Average no, of outstanding shares	455,184,797		452,897,854		450,179,073		448,275,028		448,664,413

In accordance to U.S GAAP

(1) 1 ADS = 1 ordinary share.

(2) Proposed by the Board of Directors and to be submitted for approval at the Annual Shareholders’ Meeting on May 13, 2008. (3) Figures include results of OPSM Group operations from the acquisition date (August 1, 2003).

(4) Figures include results of Cole National operations from the acquisition date (October 4, 2004).

(5) Results of Things Remembered, Inc., a former subsidiary that was sold in September 2006, are reclassified as discontinued operations and are not included in results from continuing operations for 2006, 2005 and 2004.

(6) Figures include results of Oakley operations from the acquisition date (November 14, 2007).

(*) In Euro and US$.

QUARTERLY RESULTS 2006-2007

(Subject to limited audit review)

2007

(Euro/000) (1) (3)	First quarter		Second quarter		Third quarter		Fourth quarter

Net sales	1,299,825	100.0%	1,326,777	100.0%	1,150,952	100.0%	1,188,500	100.0%
Gross profit	874,026	67.2%	918,620	69.2%	806,101	70.0%	791,689	66.6%
Income from operations	224,125	17.2%	262,486	19.8%	195,021	16.9%	151,681	12.8%
Income before taxes	208,918	16.1%	247,953	18.7%	180,315	15.7%	143,496	12.1%
Net income	128,257	9.9%	154,581	11.7%	112,441	9.8%	96,926	8.2%

Earnings per share:
In Euro	0.28		0.34		0.25		0.21
In US$ (2)	0.35		0.45		0.34		0.31

2006

(Euro/000) (1) (3)	First quarter		Second quarter		Third quarter		Fourth quarter

Net sales	1.217.923	100.0%	1,227,300	100.0%	1,120,380	100.0%	1,110,553	100.0%
Gross profit	815,212	66.9%	837,585	68.2%	775,469	69.2%	760,190	68.5%
Utile operativo	196,737	16.2%	207,845	16.9%	186,480	16.6%	164,925	14.9%
Income from operations	176,048	14.5%	186,649	15.2%	167,665	15.0%	147,816	13.3%
Net income from continuing operations	106,630	8.8%	116,291	9.5%	107,041	9.6%	100,743	9.1%
Discontinued operations	(3,381)	0.3%	4,931	0.4%	(2,915)	0.3%	(5,054)	0.5%
Net income	103,249	8.5%	121,222	9.9%	104,126	9.3%	95,689	8.6%

Earnings per share:
Continuing operations in Euro	0.24		0.26		0.24		0.22
Total from Continuing operations in Euro	0.23		0.27		0.23		0.21
Continuing operations in US$ (2)	0.29		0.32		0.30		0.29
Total from Continuing operations in US$ (2)	0.28		0.34		0.29		0.27

In accordance to U.S GAAP

(1) Except for per share (ADS) data, which is in Euro and US$.

(2) All amounts in US$ were translated at the average Euro/US$ exchange rate for the period in reference. See page 111.

(3) Results of Things Remembered, Inc., a former subsidiary that was sold in September 2006, are reclassified as discontinued operations and are not included in results from continuing operations for 2006.

STRATEGY

Over the years, Luxottica Group has consolidated its global leadership in the fashion and luxury eyewear industry by virtue of:

•

an extensive wholesale and retail distribution network, which increases its ability to understand and serve the market, from the viewpoint of both operators and consumers, while controlling distribution times and costs;

•	a brand portfolio among the strongest and most balanced in the industry;
•	high, and continuously improving, product quality;
•	a special focus on pre- and post-sale services; and
•	the efficiency and flexibility of its manufacturing structure, allowing it to quickly respond to changes in market demand.

The vertical integration of design, manufacturing and distribution makes Luxottica’s business model unique in the industry. This is reflected in the Group’s success and its long-term partnerships with key fashion and luxury brands.

With its recent retail acquisitions, ongoing consolidation of its brand portfolio and wholesale distribution, and another year of strong growth, Luxottica finds itself well positioned for future growth. The strength of its brand portfolio, the very good positioning of its retail chains, the progress made by its optical business in Asia-Pacific (including its successful retail acquisitions in China) and the restructuring of Sunglass Hut in Asia-Pacific and the UK, enable Luxottica to focus its resources on the next stage of growth and consolidation.

RETAIL

NORth AMERICA

Luxottica operates three leading optical and sun retail brands: LensCrafters, Pearle Vision and Sunglass Hut. Despite the slowdown in the economy, Luxottica maintained its position of having the #1 optical and sun retail brands in North America in 2007, which was a very busy year in terms of investments, with 327 new store openings, 585 store remodels and the launch of ILORI, a new luxury retail brand.

The Group’s brands will leverage the investments made in stores and systems integration in order to grow market share and customer loyalty.

LensCrafters

LensCrafters customers can expect sophisticated style and ambience, best-in-class service, style consulting and a broad selection of premium products. LensCrafters staff are focused on the customer’s style and on delivering excellence in customer service.

Pearle Vision

Consumers have always seen this longest-standing American optical brand as a provider of “trusted eye care” offering thorough exams and products of the highest quality. Luxottica has continued to improve the already excellent standards of eyecare and the relationship of trust with its consumers, including through the introduction of new technology (Optomap Digital Retinal imaging and EasyView lens) to a majority of locations and through the Group’s growth in Canada.

Sunglass Hut

Luxottica will continue to pursue the strategies that have proven successful in recent years, thus increasing the share of fashion frames sold in its stores and further strengthening customer loyalty with a vast selection of models helping consumers express their personal style. Nearly 70% of all stores will have been remodeled by the end of 2008 and new advertising campaigns will direct consumers to www.sunglasshut.com to boost the online business. Sunglass Hut will continue to show customers the latest collections from the brands in its portfolio and organize special marketing projects tied to specific brands.

ILORI

In 2007, Luxottica launched ILORI, creating a new luxury retail niche serving the needs of our most sophisticated consumers. Flagship stores in New York and Los Angeles anchored six openings in 2007 with 15 to 20 more planned for 2008. Initial results are already exceeding high expectations as ILORI focuses on prestigious locations, brand exclusivity and extremely high service levels.

Licensed Brands (Sears Optical and Target Optical)

Luxottica continues to see significant growth potential in this segment, and in Sears Optical and Target Optical in particular. Sears Optical continues to refine its “Everyday Simple Pricing” strategy, which is seeing excellent consumer response to online appointment scheduling with its affiliated doctors. Target Optical continues to develop its store base and marketing partnerships. The license agreement with BJ’s Wholesale Club was terminated in March 2008 as it was no longer in line with the Group’s strategy in this segment of business.

Lens Finishing Labs

Luxottica Group has made major advancements in increasing its lens finishing capacity and invested in advanced technologies to deliver higher-margin services to its customers. In 2007, two older plants were replaced by a new state-of-the-art facility in Columbus, Ohio, and Pearle Vision store labs were centralized to improve service and quality levels. The Group is now positioned to be self-sufficient in terms of lens finishing and proprietary product development. Over the next two to three years the Group will focus on systems integration, advanced technologies and facility improvements.

Managed Vision Care: EyeMed Vision Care

EyeMed Vision Care is one of the largest managed vision care operators in the United States providing vision insurance to more than 23 million eligible customers, including some of the largest category and corporate insurance programs in the nation. Luxottica will continue to develop exclusive relationships with American “Group Discount Plans” to further increase benefit usage by members.

ASIA-PACIFIC

In this increasingly important geographical region, which over the last two years has reported very significant growth, the Group:

•	will continue to optimize the positioning of the Group’s retail chains in Australia and New Zealand and expand the network through existing channels;
•	completed its restructuring of Sunglass Hut’s business and further strengthened this important chain’s network in the region, and has studied options for entry into new markets in the region,

including in Thailand. In Australia, there is further opportunity to strategically segment the market through the integration of the Bright Eyes sunglass chain, which was acquired with Oakley;
•	will continue to build on the successful launch of the LensCrafters brand in China and further strengthen the overall business structure with which the Group operates in that country;
•	intends to monitor markets in the region to identify further medium term opportunities, including the potential for expansion within China.

OTHER MARKETS

The Group believes it has excellent opportunities in the sun segment, where it has the advantage of operating the only truly global brand, Sunglass Hut.

WHOLESALE

BRAND PORTFOLIO

With the launching of the Burberry, Polo Ralph Lauren and Tiffany collections and the scheduled expiration of other licensing agreements, Luxottica considers its work on optimizing its brand portfolio substantially completed. By combining excellent, constantly available pre- and post-sale services, the Group satisfies customer expectations and market demands in the best possible way.

House brands

Ray-Ban continues to be one of the great strengths of the Group’s brand portfolio, given its excellent growth potential in both established and emerging markets. At the start of 2007, it launched a new strategic platform and a global advertising campaign for Ray-Ban - Never Hide - to support new growth objectives for what is already the most important eyewear brand in the world. Other house brands the Group considers key are: Persol, a brand with a rich history and strong appeal, Vogue, Arnette and Revo. A new priority will be the Oakley brand, acquired in 2007, which will have a big opportunity at the 2008 Beijing Olympics.

Licensed Brands

Any new licensed brands will have to be very strong in markets strategically important for the Group or cover segments of the market that would enhance the present portfolio. In the meantime, the Group’s focus will be to achieve maximum growth with recently acquired brands but also with brands that entered the portfolio some years ago and still have significant growth potential.

DISTRIBUTION

Despite its presence in 130 countries, Luxottica sees further potential both in markets where it already operates and in new markets. An area of focus will be emerging markets, which already produced very good results in 2007. Growth rates and margins are expected to remain higher in emerging markets than in consolidated markets.

MANUFACTURING

Luxottica will continue to stand for “Made in Italy” eyewear thanks to the quality and style of its products, which enjoy leadership status in the premium segment. It will continue to invest in new technology, production systems and research and development in order to maintain the high value added levels of its products. The Group is well placed to meet growing demand in the retail segment in North America, in Asia-Pacific and in business generated by recent licensing agreements. To this end, in fact, it intends to leverage the manufacturing and logistical advantage of being the only premium eyewear manufacturer in the world with two wholly-owned manufacturing facilities in China. This is where the Group makes products not requiring the degree of value added achieved by “Made in Italy” manufacturing. As a result, this will add greater manufacturing flexibility in Italy for producing the more sophisticated, complex designs increasingly in demand in Luxottica’s wholesale and retail markets.

OAKLEY

A wholly owned subsidiary of Luxottica, Oakley is a premium performance brand. Founded in California in 1975, Oakley designs, manufactures and distributes high performance sunglasses, prescription eyewear, goggles, electronically enabled eyewear, apparel, footwear and accessories. Luxottica acquired Oakley in November 2007, combining the resources, capabilities and talents of the two global companies.

Oakley brand overview

Oakley blends science and art to redefine product categories by rejecting the constraints of conventional ideas. Oakley earned its heritage of authenticity by reinventing products from scratch, achieving superior quality and genuine innovation that delivers the unexpected. Holding more than 600 patents and 1,200 trademarks, Oakley offers technological and lifestyle performance to consumers in more than 100 countries.

Oakley technology

Oakley innovation is backed by considerable research into new materials and technologically advanced production facilities. Such innovation not only reinvents performance in professional sport categories but delivers useful crossover to the lifestyle market as well.

Oakley product categories

Oakley invents each new product with a design philosophy called Sculptural Physics: the discipline of solving problems with science and wrapping those solutions in art.

Sunglasses

Numerous patents have been awarded for the innovations of High Definition Optics® (HDO®), and Oakley is recognized for its specially formulated lens colors, materials and coatings, proprietary frame architectures, and technologies of performance and protection, including polarized lenses to maintain precision optics.

Prescription eyewear

Oakley offers a comprehensive line of ophthalmic-specific frames, corrective sun lenses and optical laboratory services. Technologies include metal frames with shape memory, photochromic lenses that actively darken in response to sunlight, interchangeable prescription lenses, and the proprietary Oakley Rx system, which maps light rays in a three-dimensional grid to achieve precise coordination between the eye and the entire lens surface..

Goggles

Sports categories that rely on Oakley goggle technology include motocross, snowboarding, skiing, BMX, mountain biking and water sports. Oakley goggles feature scratch-resistant Plutonite or Lexan lenses, conical frames and multi-layered face foams for added comfort and durability. Optically correct lenses are engineered to maximize peripheral and downward vision while optimizing impact protection.

Electronically enabled eyewear

Oakley designs and distributes a limited line of electronically enabled eyewear incorporating digital music playback capability (in the MP3 file format) and Bluetooth® wireless technology that allow users to stay connected to calls and music while hiking, biking and doing virtually any activity where cords and wires would get in the way.

Apparel, footwear and accessories products

Oakley designs, develops and markets men’s and women’s apparel, including styles designed for surf, snow, golf, outdoor, motor sport, mountain bike and other athletic lifestyles. Oakley utilizes its design technologies to create technical apparel featuring innovations that enhance durability, performance and comfort for use during professional competitions, and then translates those innovations into products that are made available to the general public. Oakley’s innovative, performance-inspired footwear emphasizes superior performance, fit, durability and functionality. Oakley designs, assembles and distributes a comprehensive line of premium watches with an aesthetic emphasis on sculpture and styling. As with Oakley’s other products, its watches employ innovative blends of specialized materials to enhance performance, comfort and durability.

OAKLEY OPTICS PORTFOLIO BRANDS

In addition to Oakley-branded optics products, Oakley’s eyewear portfolio also includes Oliver Peoples, Eye Safety Systems, Fox Racing, Mosley Tribes, Paul Smith Spectacles and Dragon.

Oliver Peoples

Founded in 1986, Oliver Peoples helped establish the luxury eyewear market, and Oliver Peoples eyewear is worn by many of the world’s most well-known celebrities. Oliver Peoples’ classic designs fuse old-world aesthetics with modern-day finesse.

Eye Safety Systems

ESS designs, develops and markets advanced eye protection systems for military, fire fighting and law enforcement professionals and is a leading supplier of protective eyewear to the U.S. military and firefighting markets. Designed for hostile and unforgiving environments, ESS products ensure peak performance and uncompromised eye safety.

Fox Racing

Oakley is the exclusive worldwide licensee of Fox Racing (Fox), a leading apparel brand in the motocross industry, for sunglasses and goggles. Oakley designs, develops and manufactures optics products in cooperation with Fox and is responsible for worldwide marketing and distribution.

Mosley Tribes

The Mosley Tribes brand, launched in 2005, is a modern brand fusing fashion and urban lifestyles.

Paul Smith Spectacles

The licensed Paul Smith Spectacles brand, which launched in 1994, includes prescription eyewear and sunglasses that feature designs synonymous with one of Britain’s leading fashion designers.

Dragon

Dragon creates unique products that help define today’s youth by drawing influences from sports, art, youth-influenced music and street culture. Dragon’s sunglasses, goggles and accessories complement its customers’ independent attitude and authentic action sports lifestyles. Dragon products are currently sold at retailers in more than 45 countries around the world.

OAKLEY RETAIL PLATFORMS

In addition to its wholesale business, the Group acquired retail chains through Oakley, including Bright Eyes, Oakley Stores and Vaults, Sunglass Icon, The Optical Shop of Aspen, and Oliver Peoples.

Bright Eyes

Established in 1985, this is one of Australia’s largest and fastest-growing sunglass specialty retail chains. With over 140 stores, it offers a multi-branded selection ranging from pure sport to high fashion.

Oakley Stores and Oakley Vaults

Oakley Stores offer a full range of the company’s sunglasses, goggles, prescription eyewear, apparel, footwear and accessories. Oakley Vaults, an outlet store concept, feature discontinued and excess seasonal Oakley-branded merchandise in addition to newer products priced at full retail.

Sunglass Icon

Established in 1982, this is one of the nation’s largest specialty retailers of sunglasses and sunglass accessories. From pure sport to active lifestyle and fashion, Sunglass Icon’s multi-branded assortment of fresh, cutting-edge and playful styles meets the needs of the most discriminating customer.

The Optical Shop of Aspen

The Optical Shop of Aspen operates luxury optical retail stores offering fashion and luxury eyewear from a variety of designers, including many Group-owned brands.

Oliver Peoples

Oliver Peoples operates four luxury optical retail stores selling Oliver Peoples products.

LUXOTTICA GROUP IN 2007

2007 was another record year for Luxottica, the fourth year running in which Group sales saw double-digit growth at constant exchange rates. We hit our Euro 5 billion sales target, achieving a 12.5% growth in sales at constant rates, which was close to our exceptional performance in 2006, when sales were up 14.0% over the previous year.

Even without taking Oakley into account, the wholesale division saw 20.2% growth in sales at constant rates in 2007, with sales of around Euro 2 billion, reflecting the excellent work done on the brand portfolio in the last few years. Sales to third party clients (a particularly good indicator of business performance) grew 21.7% at constant rates. Ray-Ban’s total sales grew by double digits for the fifth consecutive year and excellent results were likewise recorded by the luxury brands, including Bvlgari, Chanel, Dolce & Gabbana, Prada and Versace. Geographically, Luxottica continued to strengthen its presence worldwide. Revenues from the wholesale business in emerging markets were up 41.6%, making this market a priority for expansion.

Retail results, again excluding Oakley’s contribution, were satisfactory, with growth of 5.6% in sales at constant rates and an increase in sales of 1.1% (on comparable stores, exchange rates and consolidation area basis) despite the ups and downs of a North American market reacting to fears of recession. In all its other markets, Luxottica recorded excellent results, especially in its retail business in Australia and China. Sunglass Hut continued to grow in all its markets: over the last three years it has posted growth of 40% on comparable stores, exchange rates and consolidation area basis.

The overall business performance in North America, excluding Oakley, was positive throughout the year, with total sales (wholesale and retail) up 6.1% (in US$) on the previous year.

In 2007, Luxottica Group acquired Oakley for US$ 2.1 billion. The acquisition provides an incredible opportunity for the Group.

The agreement will integrate two strong and complementary business models. It will strengthen the Group’s portfolio of house and license brands and provide Oakley with a global distribution platform for its products. Oakley is a strong and innovative brand, a world leader in sport, technology and lifestyle, and has great growth potential in various market segments.

A new Group with extraordinary potential has thus come into being: aggregate pro forma net sales for 2007 was approximately Euro 5.5 billion, and pro forma EBITDA was approximately Euro 1.2 billion. Luxottica Group expects the Oakley acquisition to yield synergies worth approximately Euro 100 million over the next three years deriving from increased sales and enhanced operating efficiency.

THE GROUP’S BRANDS

Luxottica Group has one of the strongest and most balanced brand portfolios in the industry thanks to focused efforts in recent years (new brands, renewal of major agreements and termination of others no longer part of the core business). It offers a broad range of models capable of satisfying the most diverse tastes and tendencies and is able to respond to the demands and characteristics of widely differing markets. The Group successfully reconciles the desire for style with complex and highly-structured manufacturing systems, without compromising product quality. With its distribution capacity, direct operations in markets, marketing support and a keen understanding of the international marketplace, Luxottica is the ideal partner for brands seeking to translate their style and values into successful, high-quality eyewear collections.

The Group’s license brands, which includesome of the best-known fashion houses and international designers, are under exclusive license agreements with a typical duration approaching ten years. These long-term relationships translate into improved investment planning and fuller realization of the value of collections.

The exclusive licensing agreement with Tiffany & Co., marking the famous luxury brand’s debut in the eyewear market, was a natural next step after completing deals Polo Ralph Lauren in 2006, Burberry in 2005, Donna Karan and Dolce & Gabbana in 2004, a renewal with Bvlgari and Chanel in the same year and agreements with Versace and Prada in 2003.

In 2007, agreements with Byblos, Genny, Moschino, and Sergio Tacchini reached the end of their scheduled terms.

Luxottica Group continuously focuses on improving product assortments in the mid-,premium and luxury segments while systematically guarding against brand dilution. Unique in the industry, it also has a portfolio of house brands, balancing its license brands, including Arnette, Oakley (the world’s best brand for performance), Persol, Ray-Ban (the world’s best-selling sun and prescription brand), Revo, and Vogue. Due to highly effective excellent brand identity promotion, sales of house brands have been extremely positive and provide an important balancing effect on the overall portfolio. With its own distribution, retail organization and advertising budget, Luxottica is perfectly placed to support and develop its collections.

DISTRIBUTION

Luxottica Group’s distribution structure is one of the most extensive and effective in the industry, embracing retail stores and serving third party independent stores and chains through a wholesale distribution network. This robust distribution and unique structure, one of the Group’s greatest competitive advantages, is the result of a fundamental strategic insight that Luxottica’s founder and current chairman had years ago: increasing control over distribution was key to the future growth. Originally established as a manufacturer of single eyewear components and then finished frames, Luxottica Group gradually integrated wholesale distribution into its structure and since 1995, retail distribution as well. Today, it operates in all the world’s key wholesale and retail eyewear markets and continues to expand in emerging markets.

From a retail perspective, the Group operates mainly in North America, Asia-Pacific, the UK, the Middle East and South Africa, thus ensuring optimum distribution in the world’s key markets. Luxottica controls a total of over 6,400 stores mainly in the United States, Canada, Australasia, China, and the Middle East. In Europe, there are around 90 Sunglass Hut stores, mostly in the UK.

GROUP RETAIL CHAINS WORLDWIDE

	Retail	Number of stores
Geographical area	chain	2006	2007

North America	LensCrafters	902	951
	Pearle (*)	840	880
	Sears Optical	941	886
	Target Optical	264	296
	BJ’s Optical (**)	153	156
	Sunglass Hut	1,502	1,600
	Sunglass Icon	—	143
	ILORI	—	6

Asia-Pacific	OPSM	314	322
	Laubman & Pank	127	135
	Budget Eyewear	86	94
	Sunglass Hut	224	219
	Bright Eyes	—	140

China	LensCrafters and others	274	249
	Sunglass Hut	—	6

Europe	Sunglass Hut	92	87

South Africa	Sunglass Hut	—	68

Middle East	Sunglass Hut	—	23

Global	Oakley stores and Vaults	—	119
	Oliver Peoples	—	6
	The Optical Shop of Aspen	—	21

(*) of which 403 in franchising. As at 31 December 2007.

(**) The licence agreement ends in March 2008.

The Group’s wholesale distribution network covers more than 130 countries, with directly controlled operations in its key 44 markets, where clients are mostly retailers of mid- to premium-price eyewear, such as independent opticians, optical retail brands, specialty sun retailers and duty-free shops. In North America and other areas, key clients also include independent optometrists and ophthalmologists and premium department stores. Direct distribution in the key markets gives Luxottica Group a considerable competitive edge, making it possible to maintain close contact with clients, maximize the image and visibility of the Group’s brands and optimize distribution.

In addition to making some of the best brands, with a broad array of models tailored to the needs of each market, Luxottica also provides its wholesale clients with the assistance and services needed to enable their business to be successful.

One of Luxottica Group’s main strengths is its ability to offer pre- and post-sale services which have been developed and continuously improved over decades. These high-quality services are designed to provide customers with the best product and in a timeframe and manner that most enhance their value. The distribution system is connected at the international level to a central production planning function through a network linking logistics and sales functions and outlets to the manufacturing plants in Italy and China. Through this network, global sales and inventory are monitored daily and, based on the information from the market, production resources and inventory levels are adjusted. This integrated logistics system is one of the most efficient and fastest in the industry. In Asia, Europe and the United States, centralized distribution centers have over the years significantly improved distribution speed and efficiency. Luxottica Group is thus able to provide its clients with a highly automated system for order management that reduces delivery times and minimizes inventory, while providing high-quality products.

RETAIL

Luxottica Group’s retail division includes:

•      Ilori, LensCrafters, Pearle Vision (owned and franchise stores), Sears Optical, Target Optical, Sunglass Icon, Oakley Stores and Vaults, The Optical Shop of Aspen and Oliver Peoples shops in North America, where the Group is a leading retailer in optical products;

•      OPSM, Laubman & Pank, Bright Eyes and Budget Eyewear stores in Australia and New Zealand, guaranteeing the Group’s leadership in this region with 910 stores;

•      Sunglass Hut, the world’s leading and widest reaching specialty premium sun retail chain, has 2,000 stores mostly in North America, Asia-Pacific, the Middle East and the UK; and

•      a network of approximately 250 stores in China and Hong Kong.

In 2007, the retail division, excluding Oakley, saw a slight (1.8%) contraction in its revenues to Euro 3.2 million, mainly due to the unfavorable trend in the Euro/Dollar exchange rate. On a comparable exchange rate basis, revenues would have grown 5.6%. Further, on a comparable number of stores, exchange rate and consolidation area basis, and including Oakley, sales increased by 1.2% despite the ups and downs in the North American market. In Australia and China, two major markets for the Group, sales were stable. Sunglass Hut continued to develop in all the countries in which it operates: over the last three years it has recorded 40% growth on comparable stores, exchange rates and consolidation area basis.

Operating income in the retail business (excluding Oakley) amounted to Euro 362 million, down 16.2% from the previous year, while its ratio to sales (operating margin) was 11.2%.

In 2007, the Group’s retail business benefited from its major investment plan, mainly focused on point of sale, which laid the foundation for future growth. Around 700 stores were totally renovated and 581 new points of sale were added (413 from new openings and 597 from acquisitions, Oakley retail chains included).

Sales of retail division 1998-2007

(US$/million)	First quarter	Second quarter	Third quarter	Fourth quarter	Total year

1998	280.8	278.6	298.4	270.9	1,128.7
1999	324.6	323.6	329.9	299.3	1,277.4
2000	352.1	342.9	346.0	311.1	1,352.1
2001 (1)	362.9	553.3	530.2	477.3	1,923.7
2002	516.4	553.0	556.4	479.4	2,105.2
2003 incl. 53rd week (2)	510.8	542.7	603.6	636.2	2,293.3
2003 excl. 53rd week (2)				594.5	2,251.7
2004 (3) (4)	641.5	662.7	668.3	847.3	2,819.9
2005 (4)	942.4	978.9	977.4	911.3	3,809.9
2006 (4)	1,018.1	1,054.8	1,069.2	993.2	4,135.3
2007 (5)	1,092.5	1,142.0	1,152.7	1,044.7	4,431.9

(1)	Figures include results of Sunglass Hut operations from the acquisition date (March 31, 2001).
(2)	Figures include results of OPSM Group operations from the acquisition date (August 1, 2003).
(3)	Figures include results of Cole National operations from the acquisition date (October 4, 2004).
(4)

Results of Things Remembered, Inc., a former subsidiary that was sold in September 2006, are reclassified as Discontinued operations and are not included in results from continuing operations for 2006, 2005 and 2004.

(5)	Figures do not include Oakley results.

The acquisition of Shoppers Optical, one of Canada’s largest optical chains with 74 stores, improved the Group’s presence in this important market, making Luxottica the main player in the Canadian retail prescription market segment as well as the only one with nationwide coverage. The Shoppers Optical stores, located in eight provinces, were converted to Pearle Vision to exploit in Canada the strength and business model of an optical retail brand long established in the United States.

In general, Luxottica Group further improved the balance and organization of its operations in the North American market and continued to innovate. It now controls the two top retail prescription chains (LensCrafters and Pearle Vision), it is the no. 1 operator of optical stores under license (Licensed Brands) and recently launched ILORI, the new label with which the Group officially entered the top end of the luxury market in response to the current trend in North America. This new development began with the opening of the first flagship store in SoHo (NY), followed by openings in San Francisco, Beverly Hills (LA), Chicago and other major US cities in the second half of 2007. Luxottica plans to reach a total of 150 stores in North America in the next three years.

Luxottica Group also has eight central lens finishing labs that are of strategic importance to its North American retail business as well as EyeMed Vision Care, a leading administrator of managed vision care programs for corporations, government agencies and health insurance providers in the United States.In the sun segment, Sunglass Hut is the largest and best known chain in North America with 1,600 stores.

With its organization structure, Luxottica Group is able to quickly respond to market opportunities and especially in the United States, where demand for fashion and luxury has grown out of cities like New York, Miami and Los Angeles to become a nationwide cultural phenomenon.

In Asia-Pacific, the Group continued to strengthen its retail operations and consolidate its leadership in the region. Luxottica worked on the integration of its direct distribution network in Australia and New Zealand, which now operates three brands in the prescription segment: OPSM, Laubman & Pank and Budget Eyewear. At the end of 2007, Luxottica’s retail network in the region numbered 910 stores (551 for the prescription business and 359 for the sun segment).

In China and Hong Kong, Luxottica Group’s organization is already well structured and fully operational. The next steps will be to boost the visibility of the distribution network and product brands, thus consolidating the Group’s presence in the country, which is of long-term strategic importance. The product offering will gradually be tailored to the evolution of the Chinese middle classes, who tend to favor well established fashion brands.

PRESCRIPTION

LensCrafters

Twelve years after joining Luxottica Group, LensCrafters now spans two continents with significant presence in the United States, Canada, China and HongKong. It is North America’s leading operator in the fashion eyewear segment, with 951 stores in the United States and Canada, and by the end of 2007, 140 stores were operating under the LensCrafters brand in China and Hong Kong.

North America

In 2007, despite the slowdown in the economy in North America and a perceptible shift in the role of managed vision care affecting consumer choices in the North American optical category, the total comparable store sales increased for the year. 2007 was a very positive year due in part to heavy investments enabling LensCrafters to capitalize on favorable trends in the North American market but also on its internal potential, on which future development will focus.

LensCrafters continued in 2007 to roll out the new fashion store design that debuted in 2006. At the year end, there were 140 LensCrafters stores featuring the sleek and inviting new look. Comparable store sales in locations with the new design continue to outpace the rest of the chain by 3% in their first year after re-model. The new format, characterized by refined, exclusive looking interiors and a high degree of product personalization, openly addresses customers with sophisticated tastes who are very demanding in terms of quality of service (a clientele that is becoming increasingly important as a result of LensCrafters advertising campaigns targeting the American consumer). For example, the new store concept was forcefully backed by the “Make an Appearance” campaign.

Very positive performance was also recorded by stores that hadn’t undergone restyling but continued to benefit from development initiatives undertaken in the past.

While the new store design and positioning make LensCrafters the destination for top eyewear collections from designers such as Burberry, Dolce & Gabbana, Polo Ralph Lauren, Prada, and Versace. LensCrafters also broadened its selection of conservative and classic frames and Oakley products to meet male customer demand.

Sales of prescription frames and sunglasses produced by Luxottica Group, particularly its fashion and luxury brands, accounted for around 57% of total LensCrafters sales in 2007, up 9% over the prior year. In 2008, LensCrafters looks forward to introducing customers tth important new brand Tiffany & Co., and a full line of Oakley prescription and sun products.

Lenses are another important dimension of LensCrafters offering and expertise. Sales of Anti-Reflective lenses continued to grow at 13% in 2007, fueled by an 18% increase in sales of LensCrafters premium AR lenses and FeatherWates Complete? lenses made with Scotchgard?

Protector. In 2007, LensCrafters introduced the Advanced View Progressive? lens, a new type of progressive lens that allows a more natural transition between near and far distances. With new, state-of-the-art digital surfacing technology, this lens is providing a very welcome development for customers used to standard progressive lenses.

In addition to its offerings of fashion products and high technology in lenses, LensCrafters launched a pilot program aimed at setting a new standard in the industry and transforming eyeglass shopping into a positive experience for all customers. The program generated significant growth in sales, traffic and conversion of customers notwithstanding the weak economy situation. The program will be extended to many other stores in the network in 2008.

LensCrafters also embarked on a new marketing mission in 2007 to “shatter perceptions” commonly held of optical eyewear and LensCrafters itself. In April 2007, the brand launched a campaign entitled “Open Your Eyes” centering on the concept of never underestimating the importance of having good sight. The long-term objective is to change customers’ attitudes to optical eyewear and the personalized service that LensCrafters provides to ignite their personal style.

Alongside the TV and magazine campaign, the marketing program targeted customers with high profile fashion media. One such initiative was the sponsorship of a special issue of TIME Style & Design magazine, in which LensCrafters was the sole advertiser with more than 20 “Open Your Eyes” ads. In addition, LensCrafters completed its third consecutive sponsorship of Conde Nast Magazine Group’s “Fashion Rocks” during New York’s Fall Fashion Week.

Also in 2007, the new Lenscrafters.com web site complemented the new store concept. The new site now accelerates the path to eyewear purchase, while reflecting a more fashion-oriented look and knowledge of eyewear trends. The site now features the entire product range and puts new emphasis on LensCrafters service and expertise. The site experienced a 27% increase in average monthly site visitors and a 35% increase in time spent on the site. Also very successful is the new feature of booking eye exams on-line, with nearly 100,000 exams booked in its first year.

China and Hong Kong

In China and Hong Kong, 2006 was a year of re-organization and extension of the retail network following the acquisition of the Xueliang Optical, Ming Long Optical and Modern Sight Optics chains (around 270 stores in all). With the opening in September 2007 of LensCrafters’ new flagship store in Beijing’s Oriental Plaza, an icon of fashion and shopping, Luxottica took the first step towards making the LensCrafters brand a synonym for prestige eyewear in China. LensCrafters in fact offers the best of “Made in Italy” eyewear, an extraordinary level of customer service and the most advanced technology in the industry, thus positioning itself as the first real eyewear “boutique” in the Chinese market and serving as a benchmark for premium eyewear products. LensCrafters is the first chain in China to guarantee its products for 30 days from the date of purchase. Further, thanks to specialist personnel, LensCrafters stores are now seen as a valid alternative to hospitals, which used to be the only trusted venue for eye-exams. LensCrafters will be launching a major initiative in 2008 to differentiate itself from all other optical chains.

In 2007, a total of 85 stores were re-branded to LensCrafters bringing the LensCrafters network to 140 stores in China and Hong Kong.

In addition to a 15.7% increase in sales on comparable basis, 2007 saw both a higher average selling price and an increasing number of customers. As a premium optical retailer, LensCrafters’ positioning has become a more attractive option versus traditional optical retailers. High levels of service, eye-care programs, lenses and brands will be key to long-term growth in this region.

The optical segment will continue to grow in step with the offering of fashion brands and products, introducing brands tailored to the demographic profile of the areas served. The sun segment is another business opportunity as increasing numbers of Chinese view sunglasses as part of their daily wardrobe, being increasingly fashion conscious and aware of health issues, especially theyouth.

Store performance was particularly strong in Hong Kong, where all stores have been converted to the LensCrafters’ brand. The Group’s premium brands, the high profile of its stores and its high level of service quality have been a great success, as reflected by its growing market share in Hong Kong.

Pearle Vision

Part of the Group since 2004 through the Cole National transaction, 2007 was for Pearle Vision the year of the re-launch. Its network consists of 880 stores (40 up vs. 2006), of which 477 are company owned in the United States, Canada and Puerto Rico, and 403 are franchise stores in the US and the Caribbean.

In North America, Pearle Vision is the number two optical chain after LensCrafters. Although both brands address the mid- to high-end customer bracket, their positioning in practice is complementary. Pearle Vision focuses on the factors that made the brand a success: customers having trust in the medical expertise and quality of service.

The powerful relaunching of the Pearle Vision brand by Luxottica was centered on a return to its original values, which had made Pearle Vision a byword for generations of Americans, their “Home of Trusted Eyecare.”

After a long period of positive comparable store sales results and a significant and structurally solid return to profitability, Pearle Vision is producing the desired results. A product mix increasingly geared to premium, high value added products has helped restore strong customer relationships, as have doctor and optometrist involvement and training initiatives and advertising campaigns (including TV).

At the same time, a drastic reduction in promotions helped improve the positioning of the stores and consumers perception, resulting in improved quality and profitability.

Sales of Luxottica products enjoyed strong growth. Ray-Ban, Prada, Brooks Brothers and Versace were some of the better selling brands.

Lastly, to centralize services and achieve economies of scale, all in-store labs were closed and their work transferred to the eight large central lens finishing facilities serving all the Group’s retail business in America.

Canada is also a market with huge retail potential. Here the Group had already acquired Shoppers Optical, a 74 store chainthat, given its good positioning and favorable geographical distribution, was rebranded to Pearle Vision.

A similar operation was carried out in 2005 when Precision Optical was acquired. The total number of Pearle Vision branded stores in Canada has now reached 98.

Luxottica is increasingly becoming the preferred supplier to the Pearle Vision franchisees, not only due to the strength of its brands and the quality of its products but also because of the new and much improved services of the Franchise Advantage Program. This program features marketing solutions, and savings on selected categories of products (lenses, lab services, contact lenses, accessories), all with a high level of service and merchandising support.

Licensed Brands

Luxottica Group is the leading operator of licensed brand stores in the United States and Canada, with a network, at the end of 2007, of 1,338 locations in Sears, Target and BJ’s Wholesale.

Each of these brands offer consumers the convenience of taking care of their optical needs where they shop and has a precise market positioning. Sears, a department store with a vast and heterogeneous customer base, has further improved the services that were launched in 2005. Ray-Ban, in particular, was introduced in all 886 stores. In general, sales growth in Sears Optical stores was higher than that of Sears’ total sales.

In 2007, Target Optical, which appeals to fashion-minded customers, reported improved sales performance in its 296 Target stores, which operate in America’s big cities. Efforts were focused on improving service and consulting by the sales personnel (new “take it and try it” sales method) as well as strengthening its fashion positioning by offering brands such as Vogue and Ray-Ban.

The license with BJ’s Wholesale terminated effective March 2008 since the brand was no longer in line with Luxotttica Group’s licensing strategy.

OPSM, Laubman & Pank, Budget Eyewear

In Australia and New Zealand, Luxottica Group operates three specialist prescription brands: OPSM, Australia’s top eyewear brand for luxury and fashion-minded customers, Laubman & Pank, provider of high quality eyecare and services, and Budget Eyewear, focused on price-conscious consumers. The three brands operate in all of Australia’s states, (especially in cities), while OPSM operates in key areas of New Zealand as well. At the end of 2007, Luxottica Group retail prescription stores were 511 in Australia and 40 in New Zealand.

Results in 2007 were very positive (sales up 6.3%) due to a brand positioning strategy, a product assortment geared to the fashion segment, an innovative store format (the Accelerated Fashion program highlighted its fashion positioning) and personnel training. Luxottica Group consolidated its leadership in the Australian market through organic growth and acquisitions, even though the retail market was not particularlystrong.

In the prescription segment, the objective was to differentiate the positioning of the three brands in order to cover complementary market segments with product offerings catering to the needs of different consumer categories. In 2007, consumer communication was stepped up thanks to a Customer Relationship Management program. Improved understanding of customers and initiatives helping consumers perceive eyewear as fashion accessories helped OPSM achieve a significant increase in sales and consolidate its position as the best known brand on the market.

Laubman & Pank’s reputation with Australian customers as an optical fashion brand was further strengthened as promotional programs clearly positioned the brand as a national chain. Research showed that the brand was perceived as having a special focus on eye health, thanks to a series of initiatives, including TV campaigns and the Lauby’s EyeMobile national screening program, which conducted eye tests for 9,000 kids in 2006. The brand also launched a new channel to market by launching four concession stores in major Australian department store chains.

Budget Eyewear managed to extend its product offering while remaining the preferred destination for those wanting quality eyewear at lower prices.

SUN

Sunglass Hut

Sunglass Hut is the world’s largest and most important specialty sun retailer, with 2,003 stores (1,600 in North America, 219 in Australia, New Zealand and Singapore, 87 in Europe. In addition to the 23 stores in Middle East, Sunglass Hut opened in 2007 six stores in Hong Kong, and has now a national presence, thanks acquisitions made, in South Africa, with 67 stores currently being rebranded. In the eyes of consumers, Sunglass Hut increasingly represents fashion and the latest trends. Founded in 1971, initially only inside department stores in the United States, Sunglass Hut has cultivated a young, active and fashion-conscious image. It is now the leader in the high-end sun retail market.

While 2006 saw the completion of the brand repositioning process, 2007 was characterized by the ongoing conversion of stores to a new format, the aim being to further refine Sunglass Hut’s image for fashion conscious consumers. Thanks to this gradual move up-market and increasing appeal to fashion-conscious women, sales have risen 40% over the last three years on a comparable store basis.

In the United States, Sunglass Hut further expanded with 199 new store openings and a restyling of another 249, mainly in the key states of California, Florida, Texas and New York. Fashion products were popular, driven mainly by oversized designer sunglasses and by the launch of new brands: Dolce & Gabbana in 300 stores and D&G in 1,300 stores.

In Australia and New Zealand, Sunglass Hut strengthened its positioning and secured a number of stores at major airports. Its market presence in the fashion and luxury segment grew, with the largest increase in the luxury brands. Brand awareness improved significantly, especially amongst women in the 25- to- 39 age bracket.

In Europe, Sunglass Hut has nearly 90 stores, mostly in the UK and notably in the country’s major airports. In 2007, it continued with its brand repositioning process by rolling out the new store design, improving product mix, stepping up personnel training and cultivating the image of a truly customer-focused retailer. Such efforts attracted more fashion conscious customers and fueled sales of premium and luxury products of special appeal to women. Further improvements will be made in 2008 with a focus on airports; for example, a new store will open in Heathrow’s Terminal 5. A strong brand campaign to consolidate Sunglass Hut’s focus on the consumer will be launched in 2008.

OTHER ACTIVITIES

Lens laboratories

Luxottica Group manages one of the largest networks of optical manufacturing labs in North America, with eight central labs and close to 905 lens finishing labs, mainly in LensCrafters stores. All the labs use state-of-the-art processing technologies to meet growing demand, accommodate new products and maintain a constant focus on quality and customer service.

Two laboratories with less advanced technology were closed and replaced by one state-of-the-art lab in Columbus, Ohio. The eight central labs now serve all the Pearle Vision stores, which no longer have in-store lens-finishing facilities as well as the Licensed Brands and some franchisees. The labs in LensCrafters stores were upgraded to serve over-flow from both Sears Optical points of sale and Pearle Vision stores. LensCrafters in-store labs can prepare glasses chosen by the customer in as little as an hour.

Managed Vision Care - EyeMed Vision Care

EyeMed Vision Care is the second biggest managed vision care operator in the United States. With a strong surge of new clients in 2007, the renewal of important agreements and the contribution of Cole Managed Vision contracts, it now serves over 23 million subscribers in large and medium size companies, public administrations and insurance programs and has a network of over 17,000 points of sale including opticians, ophthalmologists, optometrists and stores in chains operated by Luxottica Group.

EyeMed Vision Care is also a recognized leader in terms of quality, choice, value for money and service excellence - all priority concerns for managers shopping for vision care programs, especially for large groups.

Clients using such services enjoy a vast choice amongst the numerous stores in the Group’s chains and independent optical retailer network.

WHOLESALE

In 2007, the wholesale division’s sales, excluding Oakley, reached Euro 1,993 million, up 16.2% from 2006. At constant exchange rates, growth would have been 20.2%, due to excellent work on the brand portfolio. Operating income from wholesale business rose 18.4% from the previous year to reach Euro 528 million, with a ratio to sales of 26.5% (26.0% in 2006). Sales to third party clients grew 21.7% on constant exchange rate basis. Sales by the wholesale business in emerging markets rose 41.6%, indicating a key area for futuregrowth.

Geographically, the wholesale business continued to grow at above market average rates in most countries where the Group operates. In Europe, which is the most important market for this division, Luxottica Group continued to gain ground in every country.

It saw significant growth in the United States thanks to both restructuring efforts and the growing trend towards fashion eyewear, especially in the sun segment.

In Asia, growth was constant and substantial, confirming the Group’s leading position in Japan, Korea and Hong Kong.

In emerging markets, wholesale sales rose 41.6% indicating another area for future expansion. Strong growth was primarily due to the fashion and luxury brands, particularly in the sun segment, in line with emerging markets’ growing demand for luxury products, as well as to marketing efforts. Overall, Luxottica Group’s wholesale division retained its leading position in the premium and luxury segments in 2007, thanks to one of the strongest and most balanced brand portfolios in the industry.

Both house and licensed brands posted excellent results. Total sales by Ray-Ban, the world’s best known eyewear brand, were double digits up for the fifth consecutive year of increased sales. Positive results were recorded by the other house brands as well, especially Vogue, Arnette, Persol and Revo, which all achieved their growth targets.

The Group’s luxury brands grew as well. The first Burberry collections, launched in September

2006, were very well received by the market, especially in Europe. This was an early endorsement of the ten-year licensing agreement with one of the most dynamic and exclusive luxury brands.

At the end of 2006, Luxottica Group entered a ten-year licensing agreement for the design, production and exclusive worldwide distribution of Tiffany & Co.’s prescription and sun collections. This new agreement, marking Tiffany’s debut in the eyewear market, is also significant in being yet another addition to the impressive list of long-term partnerships the Group has entered or renewed in recent years. The duration of these agreements, at least ten years on average, allows the Group time to develop collections and position them effectively on the market, thus maximizing their potential, each in line with its particular brand values.

The launch of the Polo Ralph Lauren and Tiffany’s collections in 2007 made the brand portfolio even stronger and more well balanced, encompassing the most diverse of consumer tastes and tendencies while continuing to attract more and more other prestige luxury and fashion labels.

In 2007, Luxottica Group continued to extend its global organization and add people to its teams in the key countries in which it operates (United States, Mexico, Brazil, Italy, Greece, The Netherlands, Russia, India, Australia, Japan, Spain, France, Germany and the UK), thus moving its structures closer to the key markets. The Group improved its sales planning and applied selective distribution, using the approach adopted by the luxury brands.

Improvements were made to the structure serving emerging markets, which has already moved quickly to exploit the strong growth prospects in this region.

The wholesale division also improved its coverage of Eastern European markets. Offices opened in Russia and Hungary now cover four fifths of this region. Similarly, the Group opened an office in China to ensure a more efficient monitoring of the market and control over distribution. Direct distribution was initiated in the important South Korean market.

MANUFACTURING

Healthy demand for eyewear in international markets in 2007 led the Group to maintain its policy of operating two production centers. Italy and China are the two countries in which Luxottica Group’s production facilities are concentrated.

Having its origins in northeast Italy, the world’s largest center for eyewear manufacturing, Luxottica Group has produced prescription frames and sunglasses for over 40 years, controlling every phase of the production process, from raw materials procurement to manufacturing of finished frames. Its manufacturing process is the product of decades of careful honing, along a path of constant research and development. The drive to achieve maximum efficiency and improve quality was kept up throughout 2007.

In 2007, investments in manufacturing, from materials and machinery to design and programming, totaled Euro 70 million approximately, reflecting the Group’s purpose to keep its manufacturing platform one of the most efficient, flexible and creative in the industry.

In 2007, the Group focused on the following priorities:

•    increasing industrial output;

•    re-organization and rationalization of manufacturing;

•    R&D;

•    reduction of procurement costs;

•    quality; and

•    anti-counterfeiting.

INCREASING INDUSTRIAL OUTPUT

Growing demand in 2007 led the Group to step up last year’s already high levels of capacity. The Italian plants turned out 1.25 million pieces more than in 2006. This increase in production entailed the hiring of around 1,120 people directly by Luxottica S.r.l.

At the same time, extensions were made to facilities at Agordo and Rovereto (not completed yet), new production lines were installed and the new paint shop at Pederobba was enlarged.

The Italian plants continued to focus on luxury brands and premium products in general, leaving the Group’s Chinese facilities to produce other brands.

Increasing output also involved the ongoing process of renewing the entire system of supply forecasting and production planning and monitoring. Programming at Agordo was converted to weekly (as already the case at Pederobba and Sedico), as this can drastically reduce forecasting errors and thereby lowers warehouse obsolescence rates.

Output was also increased as a result of a reduction in lost working hours, partly due to the numerous initiatives to raise awareness of the problem of absenteeism amongst employees.

Events were also organized in a number of plants for employees’ families, with very positive reactions from the trade unions.

Despite these efforts, the Group still needed to take on temporary labor to cover production peaks in 2007. An agreement with the trade unions also made it possible to introduce “flexible days” in order to scale working days to actual production requirements (agreement dated December 22, 2006 renewing Luxottica’s supplementary contract until 2009).

Flexibility, group and individual overtime, shift work and result-oriented bonuses are the main features of Luxottica’s new supplementary contract, which aims to achieve greater efficiency in the use of plant while respecting people’s personal and family needs.

All this makes it possible to ensure a rapid response to fluctuations in the market and improve pay and conditions for employees. Luxottica’s supplementary agreement also dealt with important new themes such as supplementary insurance, the labor market and training, which will improve conditions for employees over the duration of the new contract.

RE-ORGANIZATION, RATIONALIZATION OF PRODUCTION AND VERTICAL INTEGRATION

Over the decades, Luxottica has vertically integrated all the phases of the industrial process, from product design to delivery to the wholesale or retail client.

Control of the various phases of production makes it possible to monitor the quality of products and processes, introduce new operating methods and exploit synergies. It also enables production time and costs to be kept under control and optimized. This has worked in step with direct control of its wholesale and retail distribution networks, which enabled the Group to become a world leader in this industry.

To meet the urgent need for reduced production times resulting in greater efficiency, and to lower purchases costs of lenses and cases, the Group continued to upgrade its buyer structure in Italy and at Luxottica Tristar Optical, its wholly owned Chinese subsidiary.

2007 saw the completion of the Matrix Project, focused on systematic measurement of standard production times for the purpose of monitoring and comparing efficiency (time and space) and calculate standard costs with absolute reliability. Such activities help improve planning capability regarding new collection launches. The production office in particular will be able to know with greater precision the engineering department’s capacity to produce new models for a given season and can thus more effectively coordinate its study, selection and launching of new collections, using either internal production or external sourcing.

To increase the speed of communication between Italy and China, integrating IT systems was made a priority, especially in the product development engineering area.

The objectives of theses initiative were to (i) tighten control of delivery times and quality of external suppliers of both raw materials and finished products; (ii) develop procedures for selection of new suppliers as alternatives to existing ones; (iii) create and manage a database of suppliers’ potential output (suppliers of single types of product) in order to handle growing requirements from the plants in a more structured manner and more rapidly; and (iv) implement systematic medium-term forecasting for every single supplier, so that suppliers can plan their output to meet the Group’s requirements.

Comparative analysis of suppliers and ongoing “make or buy” assessments were made to establish optimum purchase prices for finished and semi-finished goods and on the basis of this it was decided to terminate business with certain suppliers and form partnerships with the best ones, involving them in the whole process, from creation to engineering of models; or produce in house to increase manufacturing efficiency and cost effectiveness.

Rationalization of manufacturing activities proceeded with a full review of production flows, passing from work center manufacturing to production line manufacturing. Initiated in 2006 with finishing work, this process was then applied experimentally to other departments (metal pressing, welding and pre-assembly) at Agordo and Rovereto. Given the excellent results, the process will also be extended to Sedico and Pederobba in 2008.

Of particular importance in this context is the “G6G” (rough frames in 6 days) project, which aims to cut the average production time for rough frames from 12 to six days. This halving of the lead time makes response to market demand considerably faster, with obvious benefits for sales and customer service.

The re-organization of processes also involves a radical reduction of production layout surface area and a full remapping of work areas and work organization.

Plant workforces were upgraded by taking on young engineers to provide industrial control, study of improvements to layouts and production flows, improved coordination of production progress and, lastly, the study of new process automation systems.

Efforts continued in all the plants to implement investments in production lines to eliminate non-value added activities, cut production times and upgrade personnel by requalifying their work. This will also significantly reduce semi-finished product and warehouse stock levels.

In addition to having efficient plants, the Group utilizes a centralized system for monitoring inventory and orders. Daily analysis of this information, especially from its retail business, provides data to support projections of demand, making it possible to plan production and other necessary tasks in advance. The coordination of supply and demand reduces potential problems in inventory and raw materials sourcing. This is a major competitive advantage.

The logistics project based on the Knapp automated warehouse and shipment system, which was handling 40% of the inventory by the end of 2006, was fully implemented in 2007.

Coordinating fast, efficient production in the manufacturing plants with precise monitoring of the market puts Luxottica Group in the best possible position to meet its wholesale customers’ demands and adapt to changing trends in the market and in fashion in terms of both type and quantity of products.

R&D ACTIVITIES

Alongside Quality, Research & Development is another key activity for improving response to market demands, especially in the premium and luxury segments. Work proceeded on a number of projects in this area in 2007.

The development and renewal of the entire system of requirements forecasting, production planning and production progress monitoring brings about a substantial reduction in the time elapsing between arrival of an order and delivery of the product to the store.

To improve its response to an increasingly dynamic market that tends to shorten the average life cycle of models, the Group in 2007 focused on coordination between the engineering and product departments, the samples factory and the Italian and Chinese manufacturing facilities.

Thanks to these activities, the Group has improved its capacity to plan new collection launches. The product department has precise knowledge of the engineering department’s capacity to make new models for a given season and can more effectively coordinate its selection and launching of new collections, also with external stylists and using either internal production or external sourcing.

In recent years, modelling has showed an increasing preference for plastic temples, even in metal models. As a result, plastic temples have gradually become more elaborate, with metal or micro-forged decorations, rhinestone and other increasingly diverse and sophisticated materials (mother-of-pearl, straw, leather, etc.). In some cases the temple is the richest and most expensive part of the model, becoming a sort of “product within the product”. This has led the Group to more and more external sourcing of temples, in terms of both manufacturing and ornamentation.

Research & development of both processes and materials continued throughout the year. A group of engineers was formed to work exclusively on research and a series of projects were launched in collaboration with major Italian universities.

On the process front, research focused mainly on the automation of certain key phases in production and on identifying machinery employing new technology capable of delivering improved quality, process consistency and reduction of material losses; for example, new molds for lens production at Lauriano, new pantographs for acetate production at Sedico, robot systems to apply rhinestones, new lasers for cut-outs and brushing, new digital prints for logo application, etc.

Materials research activities continued along the following lines:

•      improvement of quality in general to reduce production waste;

•      application of nano-technology in surface finishing processes for metals and polymers to solve problems such as the degradability (“stratification”) of injection molded plastic;

•      use of nano-technology (MIM and micro-forging) in processes that enrich materials and improve mechanical and aesthetic product characteristics.

QUALITY

Product quality has always been Luxottica’s main focus and has led to the integration of every phase of production. Quality is the critical factor in the premium and luxury segments for both wholesale customers and end consumers. Quality and process control teams regularly inspect semi-finished products during the various phases of production: verifying the feasibility of a prototype in the design phase, controlling standards across the spectrum of products during the production phase, and subsequently checking for resistance to wear and tear and reviewing optical properties in relation to type of use.

The manufacturing processes and materials used by primary suppliers are also controlled and certified. Thanks to ongoing verification of precision and expertise in all phases of production, the quality of the Group’s end product is always of the highest level. The effectiveness of this quality system is reflected by both the relationship of trust that the Group enjoys with independent optical store operators, both large and small, and the low levels of returns.

ANTI-COUNTERFEITING POLICY

Luxottica Group believes that the most effective strategy to counter the widespread phenomenon of counterfeit goods is to attack it at the source. Luxottica has therefore decided to limit action against retailers of counterfeit eyewear and concentrate its efforts on identifying the main flows of fraudulent goods and to organize brand protection strategies accordingly.

In 2007, brand protection activities were stepped up, leading to the destruction of over a million pairs of counterfeit eyewear seized on the international market. This significant result was due to the consolidation of programs initiated in previous years and which were already providing excellent results. Two sorts of cooperation are involved, one with the world’s main Customs authorities and the other with a number of investigation agencies in the countries where counterfeiting is particularly rife in terms of both production and large scale marketing.

Brands being one of its most important assets, Luxottica Group is inevitably committed to maintaining, indeed strengthening, its anti-counterfeiting operations.

HUMAN RESOURCES

As of December 31 2007, Luxottica Group’s work force numbered 61,903 worldwide, of whom 7,791 in Italy, up 25.5% on the previous year.

The substantial change in the number of employees was due mainly to new internal production capacity and the integration of the Oakley organization into the Group.

In 2007, human capital development programs launched in 2006 were carried forward in the following seven priority areas of action:

•    adoption of a professional labor requirement planning system (qualitative and quantitative);

•    upgrading of Luxottica’s role in the labor market through partnerships with top universities in countries of major interest to the organization;

•    widespread application of performance assessment systems based not only on capacity to deliver business objectives but also on personal conduct in daily work;

•    offering competency development programs (operative, technical and managerial);

•    adoption of on-line internal communication systems and organization of surveys to track employees’ expectations and continually improve value propositions in their favor;

•    definition of Group remuneration policies and systems designed to reward management’s success in creating value and to retain and motivate key people within the organization;

•    definition of succession plans to ensure managerial continuity and offer continual career opportunities to the best talents in the organization.

GIVE THE GIFT OF SIGHT, A LUXOTTICA GROUP FOUNDATION

Since 1988, initially through LensCrafters, Luxottica Group has been a frontline social leader through our family of three vision care charities focused on restoring and preserving clear vision. Through our Give the Gift of Sight and Community I-Care programs, Luxottica provides free eye care and eyewear for the needy all over the world. The Group also works to preserve vision through the Pearle Vision Foundation by funding research and education to find cures for preventable eye diseases.

This family of social programs engages the hands, hearts and minds of all Luxottica people across the globe. Their efforts transcend brands, titles and continents, making everyone part of something bigger by offering a chance to give back to the world. Through commitment comes the realization that Luxottica doesn’t just sell eyewear - it helps the world see more clearly.

RESTORING CLEAR VISION

Over 250 million people around the world suffer from poor vision because they don’t have access to, or simply cannot afford eye care. Poor vision impedes a child’s ability to learn in school and robs an adult of independence, mobility and quality of life. Give the Gift of Sight (North America) and Community I-Care (Australia) harness the energy and business expertise of people working in Luxottica - employees, associates and doctors - to give clear vision to those in need.

Give the Gift of Sight, founded in 1988, and Community I-Care, founded in 2003, provide free vision care and eyewear to underprivileged individuals in North America, Australia, New Zealand and in developing countries around the world. Together, these programs, in their international missions, domestic missions and other domestic programs, have helped more than six million people on five continents.

International missions

Each year, Luxottica employees and optometrists, in partnership with Lion’s Clubs International members, hand-deliver eye exams and recycled eyewear free of charge to underprivileged individuals in developing countries around the world. These two-week missions, staffed by 25 optometrists and volunteers, are each designed to help nearly 20,000 people. Since 1991, there have been more than 135 optical missions to 32 developing countries.

Domestic programs

Every year, Luxottica Group employees provide free eye exams and new glasses to tens of thousands of people across North America, Australia and New Zealand through our domestic programs. These programs include domestic missions, mobile eye care units, in-store programs, eyewear collection and recycling. To date, these programs have helped over three million children and adults see their world more clearly.

Domestic missions

Luxottica Group employees and other local volunteers participate in missions in their home countries every year. These missions which range from a few days to two weeks, provide complete eye exams and new glasses to children and adults in need. Through 2007, 64 missions were held, helping over 68,000 children in need.

Mobile Eye Care Units

Mobile eye care units travel across North America and Australia annually providing complete eye exams and new glasses to children in need. Through 2007, they helped over 350,000 children.

In-store programs

Each year through the Vision Voucher programs, Luxottica store associates work with local agencies to provide complete eye exams and new glasses to customers deemed in visual and financial need. To date, this program has helped over 1 million people.

Outreach

Luxottica Group employees and affiliated doctors take their skills to those in need in the community who can not come in to our stores for service. Outreach programs include vision screenings, eyewear adjustments, cleanings and more.

Eyewear collection & recycling

Eyewear distributed on Give the Gift of Sight international missions are collected in Luxottica Group affiliated outlets around the world, through Lions Club International and community organizations. Every pair of glasses is checked, cleaned and repaired by volunteers and prepared for distribution on international missions. To date, over three million pairs of eyewear have been recycled in the three recycle centers in Mason, Ohio (Luxottica Retail North America headquarters), Agordo, Italy (Luxottica Group Manufacturing plant), and Port Washington, New York (Luxottica Wholesale North American headquarters).

2007 achievements

Luxottica’s efforts to restore clear vision to those in need in 2007 resulted in care being provided to 779,500 people worldwide. 460,576 people were helped on our 20 international missions to Mexico (five missions), Thailand, Guatemala, and Paraguay (two missions each), Panama, Romania, Bulgaria, El Salvador, Ecuador, Chile, Nicaragua, Laos and Myanmar.

Domestically, 39,104 people were helped during domestic missions, 6,901 by mobile units, 108,604 people through in-store voucher programs and 164,135 people through OutReach programs. 965,424 pairs of glasses were recycled in the three recycle centers.

2008 goals

1.                                      Providing programs that enable all Luxottica employees across the globe to get involved.

2.                                      Creating stronger and stronger links between all Luxottica Group employees.

3.                                      Raising awareness and encouraging participation amongst as many people as possible.

4.                                      Fundraising amongst employees.

PRESERVING CLEAR VISION

Another important aspect of our social effort includes funding research and education that promote sight preservation. This is achieved through our Pearle Vision Foundation (United States) and monetary grants from Luxottica (Italy).

Pearle Vision Foundation was begun in 1986 to fund research and education to help find cures for preventable causes of blindness. The Foundation provides research grants to support four specific focus areas: studies on diabetic retinopathy (the number one cause of adult blindness in the US), new treatments for retinoblastoma (fast-growing cancer in the eye), ways to maintain healthy vision and new, preventive methods for various eye diseases. The Foundation also supports vision education through scholarships to students pursuing a doctor of optometry degree.

In 2007 in Italy, Luxottica continued to support Telethon by funding a research project conducted by Professor Alberto Auricchio at the Istituto Telethon di Genetica e Medicina on gene therapy of the eye’s photoreceptors, which are damaged by diseases like pigmentary retinitis and Leber’s congenita amaurosis.

2007 achievements

During 2007, we awarded 14 research study grants totaling $330,000. One third of the money granted supported research projects to advance the study of diabetic eye disease to help researchers to move closer to enhancing the quality of life for millions of people living with diabetes. Other areas of support in 2007 focused on research into pediatric eye diseases and age-related macular degeneration.

The Pearle Vision Foundation also received approval from the United States Internal Revenue Service to begin the Dr. Stanley Pearle Scholarship Program. Each year, $40,000 in scholarships will be awarded to students of optometry across the United States.

2008 goals

In 2008, we are focused on two main goals:

1.                                      Further funding of research on diabetic and pediatric eye disease.

2.                                      Launching of the Dr. Stanley Pearle Scholarship Program, supporting 20 optometry students with a $ 2,000 scholarship each.

Employee benefits

Our social responsibility programs tie together Luxottica employees across the globe. Employees from Europe, Australia, New Zealand, China and North America work together, through recycling efforts and international mission teams, towards a common goal of providing clear vision to those in need. During this process, associates get to know one another and learn as a global team.

Meeting people from different parts of the world and visiting different countries provide experiences that training courses simply cannot achieve. People learn to recognize and respect new languages, foods, customs and unusual cultural situations. Our missions, particularly the international ones, require intense teamwork to optimize the use of resources and time and, as a result, multi-cultural teams form relationships and learn that diversity may unite rather than divide.

CORPORATE BODIES

BOARD OF DIRECTORS

Leonardo Del Vecchio (1)	Chairman
Luigi Francavilla (1)	Deputy Chairman
Andrea Guerra (1)	Chief Executive Officer
Roger Abravanel (2)	Director
Tancredi Bianchi (2)	Director
Mario Cattaneo (2)	Director
Enrico Cavatorta (1)	Director
Roberto Chemello (1)	Director
Claudio Costamagna (2)	Director
Claudio Del Vecchio (1)	Director
Sergio Erede	Director
Sabina Grossi	Director
Gianni Mion (2)	Director
Lucio Rondelli (3)	Director

BOARD OF STATUTORY AUDITORS

Marco Reboa	Chairman
Enrico Cervellera	Auditor
Giorgio Silva	Auditor
Mario Magenes	Alternate Auditor
Francesco Nobili	Alternate Auditor

INDEPENDENT AUDITOR

Deloitte & Touche S.p.A.

HUMAN RESOURCES COMMITTEE

Gianni Mion	Chairman
Roger Abravanel
Claudio Costamagna (4)
Leonardo Del Vecchio (5)
Sabina Grossi
Andrea Guerra (5)

INTERNAL CONTROL COMMITTEE

Lucio Rondelli	Chairman
Tancredi Bianchi
Mario Cattaneo

(1) Executive Director.

(2) Independent Director.

(3) Appointed Lead Independent Director on February 19, 2007.

(4) Appointed on February 19, 2007.

(5) Resigned from the function as member of the Human Resources Committee, effective as from February 19, 2007.

RESULTS OF OPERATIONS

CONSOLIDATED STATEMENTS OF INCOME

(for years ended December 31)

(Euro/000)	2007		2006		2005		2004
	(3)		(2)		(2)		(1) (2)

Net sales	4,966,054	100.0%	4,676,156	100.0%	4,134,263	100.0%	3,179,613	100.0%

Cost of sales	(1,575,618)	31.7%	(1,487,700)	31.8%	(1,373,073)	33.2%	(1,053,076)	33.1%

Gross profit	3,390,436	68.3%	3,188,456	68.2%	2,761,190	66.8%	2,126,537	66.9%

Operating expenses	(2,557,123)	51.5%	(2,432,468)	52.0%	(2,179,789)	52.7%	(1,647,038)	51.8%
Selling and advertising expenses	(2,069,280)	41.7%	(1,948,466)	41.7%	(1,755,536)	42.5%	(1,329,083)	41.8%
General and administrative expenses	(487,843)	9.8%	(484,002)	10.4%	(424,253)	10.3%	(317,955)	10.0%

Income from operations	833,313	16.8%	755,987	16.2%	581,401	14.1%	479,499	15.1%

Other income (expenses), net	(52,631)	1.1%	(77,810)	1.7%	(42,092)	1.0%	(34,924)	1.1%
Interest income	17,087	0.3%	9,804	0.2%	5,650	0.1%	6,662	0.2%
Interest expenses	(89,498)	1.8%	(70,622)	1.5%	(66,171)	1.6%	(55,378)	1.7%
Other, net	19,780	0.4%	(16,992)	0.4%	18,429	0.4%	13,792	0.4%

Income before taxes	780,681	15.7%	678,177	14.5%	539,309	13.0%	444,575	14.0%

Provision for income taxes	(273,501)	5.5%	(238,757)	5.1%	(199,266)	4.8%	(156,852)	4.9%
Minority interests	(14,976)	0.3%	(8,715)	0.2%	(9,253)	0.2%	(8,614)	0.3%
Net income (Continuing operations)(3)	492,204	9.9%	430,705	9.2%	330,790	8.0%	279,109	8.8%

Discontinued operations	—	—	(6,419)	0.1%	11,504	0.3%	7,765	0.2%

Net income	492,204	9.9%	424,286	9.1%	342,294	8.3%	286,874	9.0%

In accordance with U.S. GAAP

(1)	2004 figures include results of Cole National operations from the acquisition date (October 4, 2004).
(2)

Results of Things Remembered, Inc., a former subsidiary that was sold in September 2006, are reclassified as discontinued operations and are not included in results from continuing operations for 2006, 2005 and 2004.

(3)	2007 figures include results of Oakely operations from the acquisition date (14 November 2007).

STATEMENTS OF CHANGE IN NET FINANCIAL POSITION

(Euro/000)	2007	2006	2005
	(2)		(1)

Cash	339,122	367,461	253,246
Bank overdraft	(168,358)	(275,956)	(286,979)
Current portion of long-term debt	(359,527)	(110,978)	(405,079)
Long-term debt	(959,735)	(1,417,931)	(1,275,373)
Net financial position, beginning of the year	(1,148,498)	(1,437,404)	(1,714,185)

Net income from Continuing operations	492,204	430,705	330,790
Depreciation and amortization	232,813	220,797	184,652
Change in net working capital	(365,083)	(34,423)	139,312
Provision and other	(17,184)	(13,805)	(49,051)
Operating cash flow	342,750	603,274	605,704

Capital expenditure	(334,769)	(272,180)	(220,016)
(Investments)/Disposal in intangible assets	(3,883)	(1,140)	(4,479)
Purchase of business net of cash acquired	(1,491,086)	(134,114)	(86,966)
Sale of Pearle Europe	—	—	144,000
Sale of Things Remembered	—	128,007	—
Other	29,700	15,691	1,022
Free cash flow	(1,457,288)	339,538	439,265

Dividends	(191,077)	(131,369)	(103,484)
Exercise of Stock Options	26,642	24,445	28,229
Effect of exchange adjustments to net financial position	(101,613)	56,292	(87,228)
Decrease/(Increase) in net financial position	(1,723,336)	288,906	276,781

Cash	302,894	339,122	367,461
Bank overdraft and notes payable	(455,588)	(168,358)	(275,956)
Current portion of long-term debt	(792,617)	(359,527)	(110,978)
Long-term debt	(1,926,523)	(959,735)	(1,417,931)
Net financial position, end of the year	(2,871,834)	(1,148,498)	(1,437,404)

In accordance with U.S GAAP

(1) 2005 figures have been reclassified to include the sale of Things Remembered, Inc., that was sold in September 2006.

(2) 2007 figures include results of Oakley from the acquisition date (14 November 2007).

COMMENTS ON FINANCIAL RESULTS FOR THE PERIOD

At 31 December (Euro/000)	2007		2006

Net sales	4,966,054	100.0%	4,676,156	100.0%
Cost of sales	1,575,618	31.7%	1,487,700	31.8%
Gross profit	3,390,436	68.3%	3,188,456	68.2%
Selling and advertising expenses	2,069,280	41.7%	1,948,466	41.7%
General and administrative expense	487,843	9.8%	484,002	10.4%
Income from operations	833,313	16.8%	755,987	16.2%
Other income (expense), net	(52,631)	1.1%	(77,810)	1.7%
Income before taxes	780,681	15.7%	678,177	14.5%
Provision for income taxes	273,501	5.5%	238,757	5.1%
Minority interests	14,976	0.3%	8,715	0.2%
Net Income from Continuing operations	492,204	9.9%	430,705	9.2%
Discontinued operations	—	—	(6,419)	—
Net income	492,204	9.9%	424,286	9.1%

Net sales.   Net sales increased by Euro 289.9 million, or 6.2%, to Euro 4,966.1 million during 2007 from Euro 4,676.2 million in 2006. Of such increase, Euro 87.0 million is attributable to the inclusion of net sales of Oakley, Inc. (“Oakley”) for the period from November 14, 2007, which was the date of the closing of the Oakley acquisition (“acquisition date”), until the end of the year. The remaining increase in net sales primarily resulted from the strong performance of the manufacturing and wholesale segment, which was partially offset by Euro 36.7 million in negative currency fluctuations between the Euro, which is our reporting currency, and other currencies in which we conduct our business, particularly the U.S. Dollar.

Net sales in the retail segment decreased by Euro 31.9 million, or 1.0%, to Euro 3,262.3 million in 2007 from Euro 3,294.2 million in 2006. Excluding the effects of currency fluctuations, the retail segment would have experienced an increase in net sales of Euro 218.2 million, or 6.6%. The growth for the period was mainly due to the following: (i) a Euro 28.5 million increase attributable to the inclusion of Oakley’s net sales related to its retail operations for the period from the acquisition date; (ii) a 0.2% increase in same-store sales; (iii) the addition of Euro 15.4 million in sales from the approximately 70 new Canadian retail stores which were acquired in June 2006, and therefore owned for only a portion of 2006; (iv) the addition of Euro 44.5 million in sales from approximately 90 new U.S. retail stores which were acquired in February 2007; and (v) a Euro 62.9 million increase in net sales from the “Asia-Pacific” retail business, of which Euro 15.8 million in net sales was due to the newly acquired stores in China and the remaining amount was mainly attributable to sales growth in Asia-Pacific.

Net sales to third parties in the manufacturing and wholesale segment increased by Euro 321.8 million, or 23.3%, to Euro 1,703.8 million in 2007 from Euro 1,382.0 million in 2006. Excluding the effects of currency fluctuations, the manufacturing and wholesale segment would have experienced an increase in net sales of Euro 368.2 million, or 26.6%. Of such increase, Euro 58.5 million is attributable to the inclusion of Oakley net sales for the period from the acquisition date, and the remaining increase was mainly attributable to increased sales of our Ray-Ban brand as well as the continued success of sales of branded products of our designer lines, such as Prada, Dolce & Gabbana, Versace and Bvlgari, and the launch of new products from our license agreements with Burberry and Ralph Lauren. These increases occurred primarily in the European and North American markets, which, together, accounted for approximately 78.1 and

78.5% of our net sales to third parties in our manufacturing and wholesale segment in 2007 and 2006, respectively.

During 2007, net sales in the retail segment accounted for approximately 65.7% of total net sales, as compared to approximately 70.4% of net sales in 2006. This decrease in retail net sales as a percentage of total net sales is primarily attributable to a significant increase in net sales to third parties in our manufacturing and wholesale segment, which grew by 23.3% in 2007, and to negative currency effects, which primarily affected net sales in the retail segment, which are primarily concentrated in North America, Australia and China, where the Euro is not the functional currency.

On a geographic basis, which includes Oakley from the date of acquisition, combined retail and manufacturing and wholesale operations in the United States and Canada comprised 61.5%, or Euro 3,053.6 million, of total net sales in 2007, which decreased as compared to net sales in the United States and Canada of Euro 3,076.4 million in 2006, mainly due to the negative impact of the strengthening of the Euro compared to the U.S. Dollar. Net sales for operations in Asia-Pacific comprised 11.8% of total net sales and totaled Euro 584.2 million in net sales during 2007, as compared to Euro 498.4 million in 2006, which represented a 17.2% increase in net sales, mainly due to the newly acquired stores in China. Net sales for the rest of the world comprised 26.7% of total net sales and accounted for Euro 1,328.3 million of net sales during 2007, which represented an increase in net sales of Euro 226.9 million or 20.6% as compared to 2006. The increase in net sales for the rest of the world was primarily attributable to strong performance in almost all major European markets.

During 2007, net sales to third parties in our manufacturing and wholesale segment in Europe comprised 59.9% of our total net sales in this segment and experienced an increase of 20.2% from Euro 849.8 million in 2006 to Euro 1,021.1 million in 2007. Net sales to third parties in our manufacturing and wholesale segment in the United States and Canada comprised 18.1% of our total net sales in this segment in 2007 and experienced an increase in its local currency of 44.6% from US$ 295.5 million in 2006 to US$ 427.2 million in 2007. In Euro, net sales in the United States and Canada increased by 31.3% as the local currency increase was reduced by the strengthening of the Euro compared to the U.S. Dollar. Net sales to third parties in our manufacturing and wholesale segment in the rest of the world comprised 21.9% of our total net sales in this segment and experienced an increase of 25.9% from Euro 296.8 million in 2006 to Euro 373.5 million in 2007.

During 2007, net sales in the retail segment in the United States and Canada comprised 84.1% of our total net sales in this segment. In Euro, net sales in the United States and Canada decreased by 3.4% as the local currency increase was offset by the strengthening of the Euro compared to the U.S. Dollar. In U.S. Dollars, retail net sales in the United States and Canada experienced an increase of 5.5% from US$ 3,566.4 million in 2006 to US$ 3,763.7 million in 2007. Net sales in the retail segment in the rest of the world comprised 15.9% of our total net sales in this segment and experienced an increase of 14.3% from Euro 453.2 million in 2006 to Euro 517.9 million in 2007.

Cost of sales.   Cost of sales increased by Euro 87.9 million, or 5.9%, to Euro 1,575.6 million in 2007, from Euro 1,487.7 million in 2006, primarily attributable to our overall sales growth and the inclusion of Oakley’s cost of sales for the period from the acquisition date of Euro 37.6 million. As a percentage of net sales, cost of sales decreased to 31.7% in 2007, as compared to 31.8% in 2006. In 2007, excluding the frames manufactured at our acquired Oakley facilities, the average number of frames produced daily in our facilities increased to approximately 175,800, as compared to

154,900 in 2006, which was attributable to increased production in both the Italian and Chinese manufacturing facilities.

Gross profit.   Our gross profit increased by Euro 202.0 million, or 6.3%, to Euro 3,390.4 million in 2007 from Euro 3,188.5 million in 2006, of which Euro 49.3 million is attributable to the inclusion of Oakley’s gross profit for the period from the acquisition date. As a percentage of net sales, gross profit increased to 68.3% in 2007 from 68.2% in 2006.

Operating expenses.   Total operating expenses increased by Euro 124.7 million, or 5.1%, to Euro 2,557.1 million in 2007 from Euro 2,432.5 million in 2006, of which Euro 45.6 million is attributable to the inclusion of Oakley’s operating expenses for the period from the acquisition date. As a percentage of net sales, operating expenses decreased to 51.5% in 2007 from 52.0% in 2006 primarily due to the maintenance of strong cost controls in our manufacturing and wholesale segment.

Selling and advertising expenses (including royalty expenses) increased by Euro 120.8 million, or 6.2%, to Euro 2,069.3 million in 2007 from Euro 1,948.5 million in 2006, primarily due to increases in sales, for which we were required to pay additional commissions to sales associates and royalty expenses to designers of our licensed brands of Euro 65.7 million and Euro 25.1 million, respectively. Euro 28.7 million of the increase is attributable to the inclusion of Oakley’s selling and advertising expenses (including royalty expenses) for the period from the acquisition date. As a percentage of net sales, selling and advertising expenses remained flat at 41.7% both in 2007 and in 2006.

General and administrative expenses, including intangible asset amortization, increased by Euro 3.8 million, or 0.8%, to Euro 487.8 million in 2007 from Euro 484.0 million in 2006, primarily due to an increase of Euro 16.9 million attributable to the inclusion of Oakley general and administrative expenses, including intangible asset amortization, for the period from the acquisition date and was partially offset by a one time gain of Euro 20.0 million due to a real estate sale in Milan, Italy in May. As a percentage of net sales, general and administrative expenses decreased to 9.8% in 2007 from 10.4% in 2006.

Income from operations.   For the reasons described above, income from operations in 2007 increased by Euro 77.3 million, or 10.2%, to Euro 833.3 million from Euro 756.0 million in 2006, of which Euro 3.7 million is attributable to the inclusion of Oakley’s income of operations for the period from the acquisition date. As a percentage of net sales, income from operations increased to 16.8% in 2007 from 16.2% in 2006. Income from operations without the one time gain from the real estate sale described in the previous paragraph would have been equal to Euro 813.3 million, or 16.4% of net sales, with an increase of Euro 57.3 million, or 7.6%, as compared to 2006.

Other income (expense) - net.   Other income (expense) - net was Euro (52.6) million in 2007 as compared to Euro (77.8) million in 2006, of which Euro (10.9) million is attributable to the inclusion of Oakley’s other income (expense) - net for the period from the acquisition date. This decrease in net expense is mainly attributable to a net realized and unrealized foreign exchange transaction and remeasurement gain in 2007 as compared to a loss in 2006. Net interest expense was Euro 72.4 million in 2007 as compared to Euro 60.8 million in 2006, attributable to an increase in outstanding indebtedness.

Net income from Continuing operations.   Income before taxes increased by Euro 102.5 million, or 15.1%, to Euro 780.7 million in 2007 from Euro 678.2 million in 2006, despite the inclusion of Oakley’s income before taxes for the period from the acquisition date of Euro (7.2) million. We expect Oakley in future periods to have a positive impact on net income from continuing operations. As a percentage of net sales, income before taxes increased to 15.7% in 2007 from 14.5% in 2006. Minority interests increased to Euro 15.0 million in 2007 from Euro 8.7 million in 2006. Our effective tax rate was 35.0% in 2007, as compared to 35.2% in 2006.

Net income from continuing operations increased by Euro 61.5 million, or 14.3%, to Euro 492.2 million in 2007 from Euro 430.7 million in 2006, despite the inclusion of Oakley’s net income for the period from the acquisition date of Euro (4.7) million. Net income from continuing operations as a percentage of net sales increased to 9.9% in 2007 from 9.2% in 2006.

Basic earnings per share from continuing operations were Euro 1.08 in 2007 as compared to Euro 0.95 in 2006. Diluted earnings per share from continuing operations were Euro 1.07 in 2007 as compared to Euro 0.94 in 2006.

Discontinued operations.   Discontinued operations resulted in a loss in 2006 mainly due to the seasonal nature of the operations of the discontinued Things Remembered business, in which substantially all operational profits were realized during the second and fourth quarters. The operations were sold before the fourth quarter of 2006.

Net income.   Net income increased by Euro 67.9 million, or 16.0%, to Euro 492.2 million in 2007 from Euro 424.3 million in 2006. Net income as a percentage of net sales increased to 9.9% in 2007 from 9.1% in 2006.

Basic earnings per share were Euro 1.08 in 2007 as compared to Euro 0.94 in 2006. Diluted earnings per share were Euro 1.07 in 2007 as compared to Euro 0.93 in 2006.

FINANCING RESOURCES AND ARRANGEMENTS

We have relied primarily upon internally generated funds, trade credit and bank borrowings to finance our operations and expansion.

Bank overdrafts represent negative cash balances held in banks and amounts borrowed under various unsecured short-term lines of credit obtained by us and certain of our subsidiaries through local financial institutions. These facilities are usually short-term in nature or contain evergreen clauses with a cancellation notice period. Certain of these subsidiaries’ agreements require a guarantee from Luxottica Group S.p.A. Interest rates on these lines vary based on the country of borrowing, among other factors. We use these short-term lines of credit to satisfy our short-term cash needs.

On September 3, 2003, Luxottica U.S. Holdings Corp. (“U.S. Holdings”) closed a private placement of US$ 300.0 million of senior unsecured guaranteed notes (the “Notes”), issued in three series (Series A, Series B and Series C). Interest on the Series A Notes accrues at 3.94% per annum and interest on each of the Series B and Series C Notes accrues at 4.45% per annum. The Series A and Series B Notes mature on September 3, 2008 and the Series C Notes mature on September 3, 2010. The Series A and Series C Notes require annual prepayments beginning on September 3, 2006 through the applicable dates of maturity. The Notes are guaranteed on a senior unsecured basis by the Company and Luxottica S.r.l., the Company’s wholly owned subsidiary. The Notes can be prepaid at U.S. Holdings’ option under certain circumstances. The proceeds from the Notes were used for the repayment of outstanding debt and for other working capital needs. The Notes contain certain financial and operating covenants. As of December 31, 2007, the Company was in compliance with all of its applicable covenants including calculations of financial covenants when applicable.

In September 2003, the Company entered into a credit facility with Banca Intesa S.p.A. of Euro 200.0 million. The credit facility includes a Euro 150.0 million term loan, which requires repayment of equal semiannual installments of principal of Euro 30 million starting September 30, 2006 until the final maturity date. Interest accrues on the term loan at Euribor (as defined in the agreement) plus 0.55% (5.315% on December 31, 2007). The revolving loan provides borrowing availability of up to Euro 50.0 million; amounts borrowed under the revolving portion can be borrowed and repaid until final maturity. As of December 31, 2007, Euro 25.0 million had been drawn from the revolving portion. Interest accrues on the revolving loan at Euribor (as defined in the agreement) plus 0.55% (4.988% on December 31, 2007). The final maturity of the credit facility is September 30, 2008. The Company can select interest periods of one, two or three months. The credit facility contains certain financial and operating covenants. As of December 31, 2007, the Company was in compliance with all of its applicable covenants including calculations of financial covenants when applicable. Euro 85.0 million was borrowed under this credit facility as of December 31, 2007.

In June 2005, the Company entered into four interest rate swap transactions with various banks with an aggregate initial notional amount of Euro 120.0 million which will decrease by Euro 30.0 million every six months starting on March 30, 2007 (“Intesa OPSM Swaps”). These swaps will expire on September 30, 2008. The Intesa OPSM Swaps were entered into as a cash flow hedge on a portion of the Banca Intesa Euro 200.0 million unsecured credit facility discussed above. The Intesa OPSM Swaps exchange the floating rate of Euribor for an average fixed rate of 2.45% per annum.

On June 3, 2004, as amended on March 10, 2006, the Company and U.S. Holdings entered into a credit facility with a group of banks providing for loans in the aggregate principal amount of Euro 1,130.0 million and US$ 325.0 million. The facility consists of three tranches (Tranche A, Tranche B and Tranche C). The March 2006 amendment, increased the available borrowings, decreased the interest margin and defined a new maturity date of five years from the date of the amendment for Tranche B and Tranche C. On February 2007, the Company exercised an option included in the amendment to the term and revolving facility to extend the maturity date of Tranches B and C to March 2012. Tranche A is a Euro 405.0 million amortizing term loan requiring repayment of nine equal quarterly installments of principal of Euro 45.0 million beginning in June 2007, which is to be used for general corporate purposes, including the refinancing of existing Luxottica Group S.p.A. debt as it matures. Tranche B is a term loan of US$ 325.0 million which was drawn upon on October 1, 2004 by U.S. Holdings to finance the purchase price for the acquisition of Cole. Tranche B will mature in March 2012. Tranche C is a revolving credit facility of Euro 725.0 million-equivalent multi-currency (Euro/U.S. Dollar). Amounts borrowed under Tranche C may be repaid and reborrowed with all outstanding balances maturing in March 2012. On December 31, 2007, US$ 645.0 million had been drawn from Tranche C by U.S. Holdings and US$ 185.0 million by Luxottica Group S.p.A. The Company can select interest periods of one, two, three or six months with interest accruing on Euro-denominated loans based on the corresponding Euribor rate and U.S. Dollar-denominated loans based on the corresponding LIBOR rate, both plus a margin between 0.20% and 0.40% based on the “Net Debt/EBITDA” ratio, as defined in the agreement. The interest rate on December 31, 2007 was 4.976% for Tranche A, 5.449% for Tranche B and 5.239% on Tranche C amounts borrowed in U.S. Dollars. This credit facility contains certain financial and operating covenants. The Company was in compliance with those covenants as of December 31, 2007. Euro 1,059.9 million was borrowed under this credit facility as of December 31, 2007.

In June 2005, the Company entered into nine interest rate swap transactions with an aggregate initial notional amount of Euro 405.0 million with various banks which decrease by Euro 45.0 million every three months beginning on June 3, 2007 (“Club Deal Swaps”). These swaps will expire on June 3, 2009. The Club Deal Swaps were entered into as a cash flow hedge on Tranche A of the credit facility discussed above. The Club Deal Swaps exchange the floating rate of Euribor for an average fixed rate of 2.48% per annum.

During the third quarter of 2007, the Group entered into thirteen interest rate swap transactions with an aggregate initial notional amount of US$ 325.0 million with various banks (“Tranche B Swaps”). These swaps will expire on March 10, 2012. The Tranche B Swaps were entered into as a cash flow hedge on Tranche B of the credit facility discussed above. The Tranche B Swaps exchange the floating rate of Libor for an average fixed rate of 4.67% per annum.

In December 2005, the Company entered into an unsecured credit facility with Banca Popolare di Verona e Novara Soc. Coop. a R.L. (LLC). The 18-month less one day credit facility consisted of a revolving loan that provided borrowing availability of up to Euro 100.0 million. The final maturity of the credit facility was June 1, 2007. We repaid the outstanding amount on the maturity date with the proceeds of a new unsecured credit facility with Banca Popolare di Verona e Novara Soc. Coop. a R.L. The new 18-month credit facility consists of a revolving loan that provides borrowing availability of up to Euro 100.0 million. Amounts borrowed under the revolving portion can be borrowed and repaid until final maturity. As of December 31, 2007, Euro 100.0 million was borrowed under this credit facility. Interest accrues on the revolving loan at Euribor (as defined in the agreement) plus 0.25% (4.98% on December 31, 2007). The Company can select interest periods of one, three or six months. The final maturity of the credit facility is December 3, 2008.

On November 14, 2007, we completed our merger with Oakley, a worldwide specialist in sport performance optics with brands including Dragon, Eye Safety Systems, Fox Racing, Mosley Tribes, Oliver Peoples and Paul Smith Spectacles, and retail chains including Bright Eyes, Oakley Stores, Sunglass Icon and The Optical Shop of Aspen, for a total purchase price of approximately US$ 2.1 billion. In accordance with the terms of the merger agreement, Oakley’s outstanding shares of common stock were converted into the right to receive US$ 29.30 per share in cash. As a result of the completion of the merger, Oakley is now a wholly-owned subsidiary of our Group and Oakley’s shares have ceased to be traded on the New York Stock Exchange.

To finance the acquisition, on October 12, 2007, we and our subsidiary U.S. Holdings entered into two credit facilities with a group of banks providing for certain term loans and a bridge loan for an aggregate principal amount of US$ 2.0 billion.

The term loan facility is a Term Loan of US$ 1.5 billion, with a five-year term, with options to extend the maturity on two occasions for one year each time. The term loan facility is divided into two facilities, Facility D and Facility E. Facility D consists of an amortizing term loan in an aggregate amount of US$ 1.0 billion, made available to U.S. Holdings, and Facility E consists of a term loan in an aggregate amount of US$ 500 million, made available to the Company. Each facility has a five-year term, with options to extend the maturity on two occasions for one year each time. The term loan has a spread of between 20 and 40 basis points over LIBOR, depending on the “net debt to EBITDA” ratio, as defined in the agreement (5.503% for Facility D and 5.458% for Facility E on December 31, 2007) The final maturity of the credit facility is October 12, 2012. These credit facilities contain certain financial and operating covenants. The Company was in compliance with those covenants as of December 31, 2007. US$ 1,500.0 million was borrowed under this credit facility as of December 31, 2007.

During the fourth quarter of 2007, the Group entered into ten interest rate swap transactions with an aggregate initial notional amount of US$ 500.0 million with various banks (“Tranche E Swaps”). These swaps will expire on October 12, 2012. The Tranche E Swaps were entered into as a cash flow hedge on Facility E of the credit facility discussed above. The Tranche E Swaps exchange the floating rate of Libor for an average fixed rate of 4.26% per annum.

The short term bridge loan facility is for an aggregate principal amount of US$ 500 million.

This facility is underwritten by Bank of America Securities Limited and UniCredit Markets and Investment Banking (acting through Bayerische Hypo - und Vereinsbank AG - Milan Branch). Interest accrues on the short term bridge loan at LIBOR (as defined in the agreement) plus 0.15% (5.208% on December 31, 2007). The final maturity of the credit facility is eight months from the first utilization date. US$ 500 million was borrowed under this credit facility as of December 31, 2007.

RECONCILIATION OF CONSOLIDATED INCOME STATEMENT PREPARED ACCORDING TO U.S. GAAP AND IAS / IFRS

Luxottica Group prepared the consolidated financial statements contained in this report in accordance with generally accepted U.S. accounting principles known as U.S. GAAP. Luxottica Group, through the approval of CONSOB (Report no. 27021 of April 7, 2000), decided that preparing its financial and economic statements in accordance with U.S. GAAP, rather than the corresponding International Accounting Standards / International Financial Reporting Standards, IAS / IFRS, was opportune for the following reasons:

•	It maintains continuity and consistency with the financial information reported in previous years, which were prepared under U.S. GAAP, facilitating their comparison;
•

It maintains continuity and consistency in the Group’s consolidated financial statements and those of its U.S. subsidiaries (prepared under U.S. GAAP), which account for over 50% of the Group’s results.

Luxottica Group makes available the consolidated financial statements prepared in accordance with International Accounting Standards / International Financial Reporting Standards (IAS/IFRS), in compliance with EEC regulations (EEC Regulation no. 1606/2002). Beginning with the financial statements for fiscal year 2005, European companies listed on the Stock Exchange must prepare their consolidated financial statements in accordance with IAS/IFRS. In the following table, the differences between the two consolidated financial statements are expanded upon, with reference to the statements of consolidated income for fiscal year 2007.

	U,S, GAAP	IFRS 2	IFRS 3	IAS 12	IAS 19	IAS 38		Total	IAS/IFRS
	31 December	Stock	Business	Income	Employee	Intangibile	IAS 39	adjustments	31 December
(Euro/000) (1)	2007	Options	combination	taxes	benefits	depreciation	Derivatives	IAS/IFRS	2007

Net sales	4,966,054								4,966,054

Cost of sales	(1,575,618)		(2,046)					(2,046)	(1,577,664)

Gross profit	3,390,436		(2,046)					(2,046)	3,388,390

Operating expenses:
Selling and advertising expenses	(2,069,280)		(1,230)			(1,157)		(2,387)	(2,071,667)
General and administrative expenses	(487,843)	(4,381)	(192)		8,957			4,384	(483,459)
Total	(2,557,123)	(4,381)	(1,422)		8,957	(1,157)		1,997	(2,555,126)

Income from operations	833,313	(4,381)	(3,468)		8,957	(1,157)		(48)	833,264
Other income (expenses):
Interest expenses	(89,498)		(2,849)				609	(2,239)	(91,738)
Interest income	17,087								17,087
Other, net	19,780		(1,074)				(178)	(1,252)	18,529
Other income (expenses), net	(52,631)		(3,923)				432	(3,491)	(56,123)

Income before taxes	780,681	(4,381)	(7,391)		8,957	(1,157)	432	(3,539)	777,142
Provision for income taxes	(273,501)	(2,258)	1,354	2,300	(2,465)	451	(226)	(5,442)	(278,943)
income before minority interests	507,180	(6,638)	(6,036)	2,300	6,493	(706)	206	(8,982)	498,199
Minority interests	(14,976)		6,628					6,628	(8,349)
Net income	492,204	(6,638)	591	2,300	6,493	(706)	206	(2,354)	489,850

Basic earnings per share/ADS	1.08								1.08
Fully diluted earnings per share/ADS	1.07								1.07

Average no. of outstanding shares:
Base	455,184,797								455,184,797
Fully diluted	458,530,609								458,297,325

DIVIDEND PROPOSAL AND TAX REGIME

To our stockholders

At the l Ordinary Shareholders’ Meeting of Luxottica Group S.p.A. to be held in Milan on May 13, 2008 on first call, the Board of Directors of the Company, taking into consideration the foreseeable growth and profit prospects of the Group, will submit to shareholders a proposal to adopt a resolution for the distribution of a cash dividend in the amount of Euro 0,49 per ordinary share, and therefore per American Depositary Share (each American Depositary Share represents one ordinary share). This proposal compares with a cash dividend, distributed in 2007, of Euro 0,42 per ordinary share.

If approved, Luxottica Group will pay the dividend to all holders of ordinary shares of record on May 16, 2008, and to all holders of ADSs of record on May 21, 2008. In order to be a ADS holder of record on May 21, 2008 and thus be entitled to such dividend, you must purchase the ADSs on or before May 16, 2008. The ordinary shares listed on the Milan Stock Exchange, and the ADSs listed on the New York Stock Exchange, will be traded ex-dividend on May 19, 2008.

The dividend will be paid on May 22, 2008, in Euro, by Monte Titoli S.p.A., authorized intermediary, to all ordinary shares’ depository banks. For the holders of ADSs, the dividend will be paid to Deutsche Bank Trust Company Americas, as depositary of the ordinary shares and the issuer of the ADSs, through Deutsche Bank S.p.A., as custodian under the Deposit Agreement. Deutsche Bank Trust Company Americas anticipates that dividends will be payable to all the ADSs holders commencing from and after May 29, 2008, upon satisfaction of the documentation requirements referred to below, at the Euro/U.S. Dollar exchange rate in effect on May 22, 2008.

GROSS DIVIDEND PER ORDINARY SHARE (OR AMERICAN DEPOSITARY SHARE) (1) (4)

	Euro (5)		US$ (2)

2007	0.490	(6)	n.a.	(3)
2006	0.420		0.564
2005	0.290		0.365
2004	0.230		0.277
2003	0.210		0.256
2002	0.210		0.242
2001	0.170		0.165
2000	0.140		0.120
1999	0.085		0.081
1998	0.074		0.075
1997	0.063		0.068

(1)	1 ADS = 1 ordinary share.
(2)

Converted by The Bank of New York at the Lira/US$ exchange rate on July 7,1997, on July 6, 1998, respectively, and at the Euro/US$exchange rate on July 9, 1999, July 6, 2000, July 12, 2001, July 5, 2002, July 3, 2003, June 24, 2004, June 23, 2005 and by Deutsche Bank on June 22, 2006, and May 24, 2007.

(3)	If approved, the dividend per share will be converted into U.S. Dollars by the Deutsche Bank on May 22, 2008.
(4)	Figures until 1999 have been retroactively adjusted to reflect the five-for-one stock split which was effective April 16, 1998, and the two-for-one stock split which was effective June 26, 2000.
(5)

Figures through 1999 have been calculated converting the dividend in Italian Lira by the fixed rate of Lire 1,936.27 = Euro 1.00. Beginning with the 2000 financial statements the dividend is declared in Euro.

(6)	Proposed by the Board of Directors and to be submitted for approval to the Annual Shareholders’ Meeting on May 13, 2008.

TAX REGIME - HOLDERS OF ORDINARY SHARES

The gross amount of dividend paid to shareholders of Italian listed companies whose shares are registered in a centralized deposit system managed by Monte Titoli S.p.A, who are individuals and are Italian resident for tax purposes, will be subject to a 12.5% final substitute tax, provided the shareholding is not related to the conduct of a business, and if these persons do not hold a “qualified” shareholding. The 12.5% final substitute tax will not be applied only if they timely declare that they satisfy the relevant requirements (eg. qualified shareholding or a shareholding related to the conduct of a business)

This substitute tax will be levied by the Italian authorized intermediary that participates in the Monte Titoli system and with which the securities are deposited, as well as by non-Italian intermediaries participating in the Monte Titoli system (directly or through a non-Italian deposit system participating in the Monte Titoli system), through a fiscal representative to be appointed in Italy.

Italian resident individuals who timely declare that they hold a qualified shareholding or a shareholding related to the conduct of a business, will receive the gross amounts of dividends paid and include dividends in their world wide taxable income, subject to the ordinary income tax rules. The dividend paid to other subjects different from the above mentioned individuals, who are resident in Italy for tax purposes, including those companies subject to IRES/IRPEF and foreign companies with permanent establishment in Italy to which the shares are effectively connected, investment funds, pension funds, real estate investment funds and subjects excluded from income tax pursuant to Art. 74 of Presidential Decree No. 917/86, are not subject to substitute tax. Dividends paid to entities subject to IRES/IRPEF different from individuals holding a non qualified shareholding not related to the conduct of a business, will be subject to the ordinary income tax rules.

Italian law provides for a 27% final substitute tax rate on dividends paid to Italian residents who are exempt from corporate income tax.

Dividend paid to beneficial owners who are not Italian resident and do not have a permanent establishment in Italy to which the shares are effectively connected, are subject to 27% substitute tax rate. However reduced rates (normally 15%) of substitute tax on dividends apply to non-resident beneficial owners, who are entitled to and promptly comply with procedures for claiming benefits under an applicable income tax treaty entered into by Italy. Under the currently applicable Italy-U.S. Treaty, an Italian substitute tax at a reduced rate of 15% may generally apply to dividends paid by Luxottica Group to a U.S. resident entitled to treaty benefits who promptly complies with the procedures for claiming such benefits, provided the dividends are not effectively connected with a permanent establishment in Italy through which the U.S. resident carries on a business or with a fixed base in Italy through which the U.S. resident performs independent personal services.

The substitute tax regime does not apply if ordinary shares representing a “non-qualified” interest in Luxottica Group are held by a shareholder in a discretionary investment portfolio managed by an authorized professional intermediary, and the shareholder elects to be taxed at a flat rate of 12.5% on the appreciation of the investment portfolio accrued at year-end (which appreciation includes any dividends), pursuant to the so-called discretionary investment portfolio regime - regime del risparmio gestito.

TAX REGIME - HOLDERS OF ADS

Dividends paid to beneficial owners who are not Italian residents and do not have a permanent establishment in Italy to which the shares or ADSs are effectively connected, are generally subject to a 27.0% substitute tax rate. Accordingly, the amount of the dividends paid to Deutsche Bank

Trust Company Americas, as depositary of the Ordinary Shares and the issuer of the ADSs, through Deutsche Bank S.p.A, as custodian under the Deposit Agreement, will be subject to such Italian substitute tax. Therefore, the amount of the dividends that the holders of ADS will initially receive will be net of such substitute tax.

All non-Italian resident owners of ADSs will be given the opportunity to submit to Deutsche Bank Trust Company Americas, in accordance with the procedure set forth by it, the documentation attesting their residence for tax purposes in countries which have entered into tax treaties with Italy, pursuant to which reduced tax rates might become directly applicable. Concurrently with the delivery of the Proxy Statement, the Depositary has mailed to all ADS holders a document and necessary forms setting forth the detailed procedure to be used by ADS holders for the purpose of obtaining the direct application of the reduced tax rate under an applicable tax treaty. You can download those documents also here:

Deutsche Bank Trust Company Americas Reclaim Notice and Forms (Link to DTC document)

As soon as the required documentation is delivered by Deutsche Bank Trust Company Americas to Deutsche Bank S.p.A., such bank shall endeavor to effect, repayment of the entire 27.0% withheld or the balance between the 27.0% withheld at the time of payment and the rate actually applicable to the non-Italian resident ADS holder under a tax treaty, as the case maybe. By way of example, Italy and United States (as well as many other countries) are parties to a tax treaty pursuant to which the rate of the tax applicable to dividends paid by an Italian resident company to a U.S. resident entitled to the benefits under the treaty may in certain cases be reduced to 15.0%. Therefore, U.S. resident ADS holders entitled to the 15% rate provided by the currently applicable Italy-United States tax treaty have the opportunity of being repaid a further 12.0% of the gross dividend, that is the difference between the 27.0% withheld at the time of payment of the dividend and the 15.0% substitute tax provided for by the Italy - U.S. tax treaty.

Please note that in order for ADS holder to take advantage of the accelerated tax refund (Quick Refund) , the certification by the respective Tax Authority must be dated before May 22, 2007 (the dividend payment date in Euro) and Deutsche Bank Trust Company Americas or Deutsche Bank S.p.A should receive the certification on or before September 8, 2008 for Deutsche Bank Trust Company Americas and on or before September 9, 2008 for Deutsche Bank S.p.A.

The Company recommends to all ADS holders who are interested in taking advantage of such an opportunity, to request more detailed information as to the exact procedure to be followed from Deutsche Bank Trust Company Americas (ADR Department, telephone +1-800-876-0959; fax +1-866-888-1120, attn. Greggory Lewis) or directly from the Company’s headquarters in Italy (telephone +39.0437.644527; fax +39.0437.63840).

ADS holders are further advised that, once the amounts withheld are paid to the Italian Tax Authorities, the ADS holders who are entitled to a reduced tax rate may only apply to the Italian Tax Authorities to receive the reimbursement of the excess tax applied to the dividends received from the Company. Such procedure customarily takes years before the reimbursement is actually made. Therefore the above-mentioned procedure, for direct application of the reduced withholding rate was established by Luxottica Group in the best interest of its shareholders.

ANNUAL REPORT ON CORPORATE GOVERNANCE 2007

Set out below is a description of the management and control structure adopted by the companies owned by Luxottica Group S.p.A. (hereinafter, “Luxottica” or the “Company”). Luxottica complies, as described in more detail below, with the code of conduct, as amended in March 2006 (hereinafter, the “Code of Conduct”), issued by the Corporate Governance Committee for listed companies promoted by Borsa Italiana S.p.A. (hereinafter, “Borsa Italiana”). This report (the “Report”) complies with the relevant directions and recommendations of Borsa Italiana and, in particular, with the “Guidelines to prepare the annual report on the Corporate Governance” issued by Borsa Italiana and also follows the “Guidance to prepare the report on the Corporate Governance” issued by Assonime and Emittente Titoli S.p.A. (“Guida alla compilazione della relazione sulla Corporate Governance”).

SECTION I - GENERAL INFORMATION

I. INTRODUCTION

1.       The group of companies owned by Luxottica (hereinafter “Luxottica Group” or the “Group”), a global leader in the design, manufacturing and distribution of premium fashion and luxury eyewear, is guided by a single business strategy implemented through the subsidiaries based in the different countries in which it operates.

2.       As of December 31, 2007, the Group comprises of 167 companies operating in Europe, the Americas, Australia and New Zealand, China, South Africa and the Middle East. The business of the Group, in terms of sales and personnel, is particularly significant in Europe, North America, Australia and China.

3.       Luxottica is listed on the New York Stock Exchange (“NYSE”) and the Mercato Telematico Azionario (“MTA”) organized and managed by Borsa Italiana; thus, it must comply with the U.S. and Italian rules applicable to the companies listed on such markets and, in particular, the regulations issued by the U.S. Securities and Exchange Commission (“SEC”) and Commissione Nazionale per le Società e la Borsa (“CONSOB”). In the United States, the Company is subject to the provisions of the Sarbanes-Oxley Act (“SOX”), which pertain to the Company’s current governance structure with respect to internal controls over financial reporting. In particular, certain responsibilities that, according to the Code of Conduct, are to be performed by an Internal Control Committee are for Luxottica instead performed by the Board of Statutory Auditors as the equivalent of the Audit Committee under SOX.

4.       Luxottica, the parent company, manages and coordinates the activities of all companies in the Group, whether directly or indirectly controlled, aiming at delivering overall profits and sustainable results for the Group.

5.       Through the following activities, Luxottica guides and coordinates the Group:

•      preparation of business and sales forecasts;

•      preparation of budgets and identification of specific targets to be achieved and projects to be implemented;

•      establishment of specific rules to assure an adequate flow of information for the effective management and control of the Group;

•      examination and approval of extraordinary or particularly significant transactions;

•      implementation of certain financial policies (e.g., definition of indebtedness and cash investment criteria);

•      implementation of central structures to provide professional services and support to all companies of the Group;

•      adoption of codes of conduct and procedures binding the entire Group;

•      adoption of common organizational models;

•      adoption of guidelines on the composition, operation and role of the subsidiaries’ boards of directors - including guidelines regarding the assignment of management responsibilities that are consistent with those adopted by Luxottica.

Luxottica’s corporate governance framework is applied to the entire Group.

The corporate governance of the Group is based on five key principles:

1.       overall values clearly defined, acknowledged and shared;

2.       central role of the Board of Directors;

3.       effectiveness and transparency of management decisions;

4.       adoption of an adequate internal control system; and

5.       adoption of proper and transparent rules governing related-party transactions, internal dealing, intra-group transactions and treatment of inside information.

Such governance is implemented in accordance with the mutually compatible recommendations issued by Borsa Italiana, CONSOB, the SEC and the NYSE and in compliance with the highest corporate governance standards. With respect to the first key principle above, Luxottica’s Code of Ethics commits all those working for Luxottica to ensure that the overall activities of the Group are carried out: (1) in compliance with all relevant laws; (2) in fair competition; (3) with honesty, integrity and correctness; and (4) in the legitimate interests of shareholders, employees, customers, suppliers, sales and financial partners, as well as in the interest of the communities in which Luxottica operates.

II. LUXOTTICA GROUP STRUCTURE AND OWNERSHIP

Luxottica Group has the following structure:

•        a Board of Directors (the “Board of Directors” or the “Board”), which manages the company;

•        a Board of Statutory Auditors that supervises: (i) compliance with law and with the Company’s by-laws; (ii) the Organization Principles; (iii) the adequacy of the organizational structure for the administrative, decision-making and internal auditing processes, as well as the internal audit system’s ability to provide financial statements prepared in accordance with generally accepted accounting principles; (iv) the ability to comply with the Company Law and with the Code of Conduct promulgated by Borsa Italiana and/or trade associations with which the Group has publicly declared to comply; and (v) the fairness of the Codes of Conduct imposed by the Group on its subsidiaries pursuant to Article No. 114, subsection 2 of the TUF.

•        Shareholders have the power to approve, at the ordinary and/or extraordinary general meetings (the “Shareholders Meeting”): (i) the appointment and/or removal of members of the Board of Directors and the Board of Statutory Auditors, as well as the process by which their compensation packages are determined; (ii) the audited annual financial statements and retained earnings; and (iii) amendments to Luxottica’s By-Laws (the “By Laws”).

•        The audit process is carried out by an audit company (the “Auditor”) registered with the CONSOB Register and appointed by the Shareholders Meeting.

The power and the responsibilities of the Board of Directors, the Board of Statutory Auditors, the shareholders at the Shareholders Meeting and the Auditor are detailed in the following pages of this document.

Luxottica’s authorized share capital consists of registered, fully-paid voting shares (each, an “Ordinary Share”), entitled to full voting rights at ordinary and extraordinary general meetings of shareholders.

As of February 29, 2008, the outstanding share capital was equal to Euro 27,767,017.20, which represents a total of 462,783,620 shares with a book value equal to Euro 0.06 per share.

There are no restrictions on the transferability of the shares.

No securities have special controlling rights.

No treasury shares are held in the Company’s balance sheet. However, the Group’s U.S. subsidiary, Arnette Optic Illusions Inc., a subsidiary of Luxottica U.S. Holdings Corp. (“U.S. Holdings”), owns and controls 6,434,786 Ordinary Shares.

According to the Company’s most recent records, the Company’s shareholders with an equity holding equal to or greater than 2% are the following: Delfin S.a.r.l., with 314,403,339 shares equal to 67.94% of the Share Capital; Deutsche Bank Trust Company Americas, with 44,894,158 shares equal to 9.70% of the Share Capital (held in a Deposit Facility for the holders of American Depositary Receipts (“ADRs”) which trade in the U.S. market); and Giorgio Armani, with 4.91% of the Share Capital (9,210,000 Ordinary Shares and 13,514,000 ADRs).

The Company is not subject to any restriction on the activities and/or coordination of its management.

Pursuant to Article No. 2497 sexies, the Board has performed an assessment of Delfin S.a.r.l.’s involvement in the Company as a significant shareholder and has concluded that, from an operational and business perspective, ther is no common managing interest between Delfin S.a.r.l. and Luxottica Group and any of its subsidiary companies.

More details regarding these stock option plans can be found in the Group’s Consolidated Financial Statements as well as on the Company’s website, under the Investor Relations section.

The Group is not aware of any formal shareholder agreements as stated in the Article No. 122, TUF.

The Board does not have a proxy to increase the Share Capital as stated in the Article No. 2443 of the Italian Civil Code.

With respect to a change of control of the Group, the following should be noted:

As of October 12, 2007, Luxottica Group and its subsidiary, U.S. Holdings, entered into a US$ 1.5 million term facility agreement (the “Term Loan”) with Citibank N.A., Intesa Sanpaolo S.p.A., Bayerische Hypo- und Vereinsbank AG (part of UniCredit Markets and Investment Banking), The Royal Bank of Scotland plc, Bank of America, N.A, BNP Paribas SA, and Calyon S.A., ING. The Term Loan redemption will be on the October 12, 2012.

The Term Loan has a prepayment option that can be exercised if: (1) third parties, not related with a member of the Del Vecchio family, gain controlling rights of the Group; and (2) if the bondholders reasonably believe that these third parties do not or will not have the means to repay the full amount of the outstanding Term Loan.

As of October 12, 2007, U.S. Holdings entered into a US$ 500 million bridge facility agreement (the “Bridge Loan”) with Bank of America and Unicredito. The Bridge Loan redemption will be on July 14, 2008.

The Bridge Loan has a prepayment option that can be exercised if: (1) third parties, not related with a member of the Del Vecchio family, gain controlling rights of U.S. Holdings; and (2) if the bondholders reasonably believe that these third parties do not or will not have the means to repay the full amount of the outstanding Bridge Loan.

As of June 3, 2004, Luxottica Group and U.S. Holdings entered into a ? 1.13 billion and US$ 325 million facilities agreement (the “Facilities Loan”) with Banca Intesa, Bank of America, Citigroup Global Markets Limited, Royal Bank of Scotland, Mediobanca - Banca di Credito Finanziario S.p.A. and Unicredito. The Facilities Loan redemption will be on March 10, 2012.

The Facilities Loan has a prepayment option that can be exercised if: (1) third parties, not related with a member of the Del Vecchio family, gain controlling rights of the Group; and (2) if the bondholders reasonably believe that these third parties do not or will not have the means to repay the full amount of the outstanding Facilities Loan.

SECTION II - INFORMATION ON THE IMPLEMENTATION OF THE CODE OF CONDUCT

I. BOARD OF DIRECTORS

Role and duties. The Board of Directors plays a central role in Luxottica’s corporate governance.The Board is duly authorized and responsible for guiding and managing the entire business, maximizing shareholder value and ensuring that the expectations of other stakeholders are met. To this end, the Board resolves upon all matters aimed to achieve the Group’s corporate purpose, except for those matters which, under applicable law or the By-laws, are expressly reserved to the Shareholders’ Meeting.

Pursuant to Art. 23, Paragraph 5, of the By-laws, the Board of Directors is vested with the exclusive right to resolve upon any of the following matters:

1.       the definition of general development and investment strategies and of the objectives of the Company and of the entire Group;

2.       the issuance of the provisional financial statements;

3.       the definition of the financial plans and the approval of the indebtedness transactions exceeding twelve (12) months’ duration; and

4.       the approval of agreements having a strategic nature, such as those having significant economic value or in any case involving liabilities for the Company exceeding three (3) years’ duration.

Moreover, the Board of Directors may exercise its power with respect to any matters outside the discretionary scope and executive powers of the Group’s Chief Executive Officer (the “CEO”) and on any matters relating to the Company and its subsidiaries that are of strategic importance and/or of significant economic value, i.e. with an economic value exceeding Euro 30 million.

The Board, during its meeting on March 13, 2008, proposed to modify Article 23, Paragraph 5, of the Articles of Association. This proposal will be submitted to the extraordinary Shareholders Meeting at the time that the 2007 financial statements are submitted for approval. More details on this subject can be found within the Directors’ report to the ordinary and extraordinary meeting of shareholders’. This report will be published in accordance with statutory provisions.

Pursuant to a resolution passed on February 19, 2007, the Board of Directors also assesses the adequacy of the general organizational, administrative and accounting structure of the Company and of those subsidiaries having strategic relevance, through the examination of a report for each financial year prepared by the Group’s Internal Auditing function.

The Board of Directors grants and revokes managing powers, defining their limits and conditions of exercise.

For a more detailed description concerning the managing powers currently granted to directors, as well as the frequency with which they must report to the Board on the activities carried out in exercising such powers, please see the paragraph entitled “Executive Directors” in this Section II.

The Board, prior to consultation with the Human Resources Committee and the Board of Statutory Auditors, has the exclusive right to determine the fees payable to directors in charge of special tasks, as well as, failing a Shareholders Meeting determination, to decide upon the apportionment of the aggregate fees to be paid to each member of the Board. For a more detailed description concerning the above-mentioned fees, please see the paragraph in this Section II entitled “Directors’ remuneration.”

The Board of Directors assesses the general management trend, taking into account, in particular,

the information of the managing bodies and of the Internal Control Committee, as well as regularly comparing the results achieved with the ones projected. In particular, the Board makes its assessments taking into account the information received by the CEO who, on the basis of the directives received by the Board, supervises all business structures and makes proposals to be submitted to the Board on the organizational structure of the Company and of the Group, the general development and investment plans, the financial plans and provisional financial statements, as well as on any other matter the CEO is submitted by the Board.

The Directors refer to the other directors and to the Board of Statutory Auditors those transactions in which they have an interest on their own or on a behalf of third parties. Each director personally brings to the attention of the Board of Directors and of the Board of Statutory Auditors the existence of his interest.

In compliance with the resolution passed on February 19, 2007, the Board of Directors assesses the size, composition and operation of the Board itself and of its various committees.

During fiscal year 2007, Luxottica’s Board of Directors met 12 times, with an average percentage of attendance set out in the attached table and an average meeting duration in excess of one hour. When the Board considered it advisable to analyze in greater detail certain matters on the agenda, certain officers of the Company and of the Luxottica Group were invited to participate in the meetings, only in respect of those matters. At the meetings, the relevant documents and information required to take the Board’s decisions were made properly and timely available to the Directors.

In January 2008, the Company made available the timetable of the corporate events for the fiscal year; the fiscal year 2008 calendar is available on Luxottica’s website at www.luxottica.com. During the period from January 1 through March 13, 2008, the Board of Directors held three meetings.

Composition. The current Board of Directors was appointed by the Shareholders Meeting held on June 14, 2006, after having established that it would have fourteen members.

The current Board of Directors shall remain in charge for three fiscal years until approval of the financial statements as of December 31, 2008. As of December 31, 2007, the Board comprises the following Directors:

Name	Corporate position
Leonardo Del Vecchio	Chairman
Luigi Francavilla	Deputy Chairman
Andrea Guerra	Chief Executive Officer
Roger Abravanel	Member of the Human Resources Committee
Tancredi Bianchi	Member of the Internal Control Committee
Mario Cattaneo	Member of the Internal Control Committee
Enrico Cavatorta
Roberto Chemello
Claudio Costamagna	Member of the Human Resources Committee
Claudio Del Vecchio
Sergio Erede
Sabina Grossi	Member of the Human Resources Committee
Gianni Mion	Chairman of the Human Resources Committee
Lucio Rondelli	Chairman of the Internal Control Committee and Lead Independent Director

The Chief Executive Officer is also an employee of the Company.

Set out below is a short biography of each member of the Board with the main positions that they hold within Luxottica Group (with the most significant companies or those with strategic importance). Included in the table attached are the positions held in other listed companies as well as in finance, banking, insurance and/or other significant companies (according to the assessments by the Board in the Meeting of February 19, 2007).

Leonardo Del Vecchio

Company founder and Chairman of the Board of Directors since he founded Luxottica. In 1986, the President of Italy conferred on him the badge of honour Cavaliere dell’Ordine al Merito del Lavoro for his distinctive achievements.

In May 1995, Mr. Del Vecchio was awarded an honorary business administration degree by the university Cà Foscari di Venezia, Italy. In addition, in 1999 he was awarded an honorary Master’s degree in International Economics by MIB, the Management School, Udine, Italy and, in 2002, he was awarded an honorary engineering degree by the Università di Udine, Italy.

In March 2006, Mr. Del Vecchio was awarded an honorary engineering construction degree by the Politecnico di Milano, Italy. Mr. Del Vecchio sits on the Board of Directors of Assicurazioni Generali S.p.A, of Beni Stabili S.p.A, of GiVi Holding S.p.A., and of Gianni Versace S.p.A.

In addition, he is vice chairman of the Surveillance Committee of Fonciere des Regions and a member of the Board of Directors of Delfin S.a.r.l., as well as member of the board of Sunglass Hut (UK) Ltd.

Luigi Francavilla

Mr. Francavilla joined Luxottica Group in 1968 and is the deputy chairman of Luxottica, as well as the chairman of Luxottica S.r.l., one of the major subsidiary companies of the Group.

Mr. Francavilla was the technical general manager from 1969 throughout 1971 for Luxottica Group, and was appointed executive director in 1972.

In April 2000, Mr. Francavilla was awarded an honorary business administration degree by the Constantinian University, Providence, U.S.A.

Mr. Francavilla is the chairman of Luxottica S.r.l and a member of the board of directors for the Bank of Italy, in its Belluno branch.

Andrea Guerra

Mr. Guerra holds a business administration degree and has been the Chief Executive Officer of the Company since July 27, 2004.

Prior to this Mr. Guerra joined Merloni Elettrodomestici in 1994 where he worked for ten years and was promoted to chief executive officer in 2000.

Before joining the Merloni Group, Mr. Guerra was employed by Marriott Italia where he became executive general manager for the marketing department.

Mr. Guerra is the chairman of Luxottica U.S. Holdings Corp. He is also chairman of OPSM Group PTY Limited. He is a member of the Board of Directors of Luxottica S.r.l., Lenscrafters, Inc. and Oakley, Inc. Furthermore, he is a member of the Board of Directors of Parmalat S.p.A,,Banca Nazionale del Lavoro S.p.A and DEA Capital S.p.A.

Roger Abravanel

Mr. Abravanel received his degree in engineering from the Politecnico di Milano, Italy and his MBA from the University of Insead, Fontainebleau, France.

He began his career at McKinsey Italy, where he remained for 34 years, 20 years of which as a senior partner. He is a member of the Board of Directors of Marazzi Group S.p.A, Teva Pharmaceutical Industries LTD and Banca Nazionale del Lavoro S.p.A.

Tancredi Bianchi

Mr. Bianchi has been awarded the honour of Cavaliere del Lavoro. He has been a member of the Board of Directors of the Company since 1990. He is an Emeritus Professor of Bank Management and Finance at the University L. Bocconi, Italy where he also held the position of senior Professor from 1978 throughout 2003. He was an associate professor of banking and finance at the Venice University Ca Foscari, Pisa University and Università di Roma, Italy.

He has been a member of several boards, including Montedison S.p.A, Credito Emiliano, Credito Romagnolo, Cassa di Risparmio di Verona S.p.A. and Credito Bergamasco S.p.A.

He was executive vice chairman, chief executive officer, and chairman from 1981 throughout 1989 for Credito Bergamasco S.p.A.

Mr. Bianchi was also the chairman of Associazione Nazionale Banche Private from 1982 to 2003 as well as chairman of Associazione Bancaria Italiana from 1982 to 2003.

Mario Cattaneo

Mr. Cattaneo is a senior professor in Corporate Finance at the Università Cattolica di Milano, Italy. He served from 1998 to 2005 as a member of the Board of Directors of Eni, from 1999 to 2005 as a member of the Board of Directors of Unicredito and from 1991 to 1999 as auditor of the Bank of Italy Internal Audit Committee.

He is the vice chairman of Euromobiliare Asset Management SGR S.p.A. and of Euromobiliare Alternative Investment SGR S.p.A.; he is a member of the Board of Directors of Bracco S.p.A. and Sella Holding Banca S.p.A. Furthermore, Mr. Cattaneo is the chairman of the Internal Audit Committee of Italiana Assicurazioni S.p.A., Intesa Mediofactoring S.p.A. and Sara Assicurazioni S.p.A.

He is an audit committee member of Michelin Italiana S.p.A. and a member of the Surveillance Committee of UBI Banca S.C.p.A.

Enrico Cavatorta

Mr. Cavatorta received a business administration degree. He joined Luxottica in 1999 as chief financial officer, and has served as a member of the Board of Directors since 2003. He is a member of the Board of Directors of the major subsidiaries of the Group. Before joining Luxottica Group, Mr. Cavatorta was responsible for development and financial planning of the Piaggio Group. He served as an associate consultant at McKinsey & Co, Italy from 1993 to 1996. He was the financial controller of Procter & Gamble, Italy from 1985 to 1993.

Mr. Cavatorta is the deputy chairman of Luxottica U.S. Holdings Corp. and a member of the Board of Directors of Luxottica S.r.l,, OPSM Group Pty Ltd, Lenscrafters, Inc. and Oakley, Inc.

Roberto Chemello

Mr. Chemello has a business administration degree. In 1979, Mr. Chemello joined Luxottica where he was the chief financial officer until 1985 and was the chief executive officer of Luxottica until July 27, 2004.

Mr. Chemello is now the chief executive officer of Luxottica S.r.l.

Claudio Costamagna

Mr. Costamagna holds a business administration degree and has worked in different roles: he was at Montedison S.p.A. for three years and with Citibank in Italy for four years. He was the chairman of Goldman’s investment banking division for Europe, the Middle East and Africa, and previously was co-head of European investment banking Europe for Goldman Sachs International from 2001.

Mr. Costamagna serves as chairman of ALUB, Alumni Association for Università Luigi Bocconi, Milano, Italy.

He is a member of the Board of Directors of Bulgari S.p.A. and DEA Capital S.p.A.

Claudio Del Vecchio

Mr. Del Vecchio joined Luxottica Group in 1978 and has been a member of the Board of Directors since 1981.

Between 1979 and 1982, he was responsible for the Sales and Logistics Department for Italy and Germany. Between 1982 and 1997, he was in charge of the business operations of the Group in the United States. He is a member of the Board of Directors of Luxottica U.S. Holdings Corp, and the Chief Executive Officer of Retail Brand Alliance, Inc.

Sergio Erede

Mr. Erede has been a member of the board of the Company since 2004. He received his law degree from the Università degli Studi di Milano, Italy and has a master in Law from Harvard Law School, Cambridge, Massachusetts, U.S.A. From 1963 to 1964 he worked at Hale & Dorr, Boston, U.S.A. and from 1964 to 1965 at Sullivan & Cromwell, New York, U.S.A.

From 1965 to 1969 Mr. Erede was head of the legal department of IBM Italia S.p.A. In 1999, he founded the law firm of Bonelli, Erede & Pappalardo, a leading firm in Italian financial and merger & acquisition transactions. He is a member of the board of Manifatture Lane Gaetano Marzotto & Figli S.p.A., Interpump Group S.p.A., Autogrill S.p.A., di Carraro S.p.A., Gruppo Editoriale L’Espresso S.p.A., Società Italo Britannica L. Manetti - H. Roberts S.p.A., Manuli Rubber Industries S.p.A., AON Italia S.p.A. and Gruppo IPG Holding S.r.l.

Additionally, Mr. Erede is vice chairman of the Board of Directors of Banca Nazionale del Lavoro S.p.A. and a member of the Surveillance Committee and of the Audit Committee of Fonciere des Regions.

Sabina Grossi

Ms. Grossi has a degree in business administration. She is enrolled in the Auditors Register and has been a member of the Board of Directors since 2003. She has been a member of the Human Resources Committee of the Group since 2005. From 1996 to 2004, Ms Grossi was head of Investor Relations of the Group. Prior to joining the Group, Ms Grossi worked as a financial analyst for the Italian equity market desk of Caboto Sim S.p.A from 1994 to 1996.

She was an assistant professor at the Università La Sapienza di Roma, Italy where she taught mathematical sciences in the undergraduate programme at the Faculty of Engineering as well as an associate professor for statistical sciences at the school of Polizia Tributaria.

She is currently a member of the Board of Directors of Molmed S.p.A. and a member of the Surveillance Committee of Fonciere des Regions.

Gianni Mion

Mr. Mion has a business administration degree, he is a C.P.A. in Italy and has served as member of the Board of Directors of the Company since 2004. He has been a member of the Board of Edizione Holding S.p.A. since 1986. His professional career started in KPMG as an Auditor and continued as auditor and as controller of Mc Quay Europa S.p.A. In 1974,, Mr. Mion joined Gepi S.p.A. where he became vice general manager in 1980.

From 1983 to 1985 he served as member of the board of Fintermica S.p.A. and in 1986 joined the Marzotto S.p.A. as chief financial officer. He has been chief executive officer of Edizione Holding S.p.A. since 1986 and of Sintonia S.p.A. Mr. Mion sits on the Board of Directors of Benetton Group, Autogrill S.p.A., Sintonia S.A., Schemaventotto S.p.A., Atlantia S.p.A., Aeroporti di Roma S.p.A., Burgo Group S.p.A. and Telecom Italia S.p.A.

Lucio Rondelli

Mr. Rondelli has been a member of the board of the Company since 1990. Prior to joining the Group, Mr. Rondelli served as chairman of the Board of Directors of Unicredito Italiano S.p.A. until 2001, having held various positions with the bank continuously from 1947.

In 1976 he was awarded the badge of honour of Cavaliere di Gran Croce dell’Ordine per merito alla Repubblica Italiana and in 1988 the President of Italy awarded him the badge of honour Cavaliere dell’Ordine al Merito del Lavoro.

Mr. Rondelli serves as chairman of Assiparos GPA S.p.A., and is a member of the board of Spafid and Arca S.g.r. S.p.A.

With respect to the maximum number of positions as members of the board or auditors in other companies listed in regulated markets, in finance companies, banks, insurance companies or other substantial companies that is compatible with service as a member of the board of Luxottica, it should be noted that during the meeting held on February 19, 2007, the Board of Directors of Luxottica has resolved to approve the following criteria:

Maximum number of offices as Director or Statutory Auditor in other companies

Listed companies, finance, banking,

insurance and/or significant companies

Executive	3+ Luxottica
Non-Executive	9+ Luxottica

The board agreed that, for multiple appointments: (i) the only relevant appointments that count towards the maximum number are those as member of the board and/or internal auditor for publicly-listed domestic and foreign companies, banks, financial and insurance companies and other organizations with a market value equal or greater than Euro 1,000 million (hereinafter, “Relevant Entities”); (ii) appointments by one or more Relevant Entities within the same holding entity, including but not limited to Luxottica Group, will be counted as one, and the most senior and/or higher management role will prevail in determining whether the appointment is permissible.

Appointments as member of the Board of Directors of companies other than the Luxottica Group are acceptable according to the above-mentioned criteria.

The Chairman serves four relevant roles. During the meeting on February 14, 2008, the board agreed that since the Chairman has no power of attorney in Luxottica and that his role in Beni Stabili S.p.A is directly related to his role in Fonciere des Regiones, those appointments are compatible with his role held in Luxottica Group.

It should be noted that neither the Articles of Association nor any board resolutions have authorized, generally or conditionally, any derogations from the legal non-competition clause. Except for with respect to the CEO, there are no agreements between the Company and its Executives that provide for indemnities in case of resignations or dismissal without good reason or if their employment ceases following a public offer to purchase the Company.

The Company provides the Executives with all the information that they need to be knowledgeable about the Company’s current situation.

Executive Directors. At the meeting on June 14, 2006, the board confirmed Mr. Leonardo Del Vecchio as chairman of the Group, Mr. Luigi Francavilla as deputy chairman of the Group and Mr. Andrea Guerra as chief executive officer of the Group.

Mr. Del Vecchio, as chairman of Luxottica, performs all the functions granted to him by the Articles of Association; he also supervises the Internal Auditing function.

The chairman of Luxottica, despite his lack of executive managing powers, is still regarded as an executive director due to his involvement in all the relevant and strategic decisions of Luxottica.

It should be noted that the chairman, through his control of Delfin S.a.r.l., is the majority shareholder of the Company.

At the meeting on February 14, 2008, the board agreed to review and modify some of the powers of the chief executive officer of the Company in order to take into consideration the new structure of the Group and to better respond to the new challenges of global economic integration.

The chief executive officer manages the Company, subject to the following limitations on his authority. Where any of the thresholds stated below have been changed, the ones in use before are expressly stated.

a)            To enter into commercial agreements of strategic importance, and those where the economic value is greater than Euro 30 million, either as a single transaction or multiple transactions when dealing with operations of the same nature or with the same scope and concluded in the same context;

b)            To conduct any acquisition, disposal, alienation and/or merger of controlling interest of business units or any real estate assets with an economic value equal to or greater than Euro 10 million. This limitation applies to a single transaction and/or multiple transactions of the same nature or with the same scope. The previous threshold was fixed at Euro 2 million.

c)            To sign any bank, financial company and/or commercial company line of credit if the commitment has an economic value equal to or greater than Euro 15 million for a single transaction. The previous limitation was fixed at Euro 10 million.

d)            To sign any commitment that involves net indebtedness with an economic value equal to or greater than Euro 15 million in a single transaction. This limitation applies to a single transaction and/or multiple transactions of the same nature or with the same scope. The previous threshold was fixed at Euro 10 million. This limitation does not apply to indebtedness and/or transactions for intra-holding purposes, indebtedness and/or transactions for payment of taxes or equivalent purposes, or indebtedness and/or transactions for wage payment purposes.

e)            To underwrite any eligible collateral with an economic value equal to or greater than Euro 15 million. The limitation applies to any credit guarantees and/or deeds with an underlying asset represented by a third party’s credit, a partnership’s debts and/or intra-group debts in favour of commercial banks, investment banks, financial companies and/or third parties.

f)             To underwrite any collateral loan and/or collateral note with an economic value equal to or greater than Euro 15 million. The limitation applies to any credit guarantees and/or deeds with an underlying asset represented by a third party’s credits. However, if the credit guarantees are a partnership’s debts and/or intra-group debts, the fixed threshold applies. Previously, the chief executive officer did not have any authority to underwrite collateral loans and/or collateral notes guaranteed by third parties’ debts, although he was authorised to underwrite collateral loans and/or collateral notes guaranteed by a partnership’s debts and/or intra-group debts to the extent of the existing threshold.

g)            To underwrite and/or trade any positions to hedge against foreign exchange risk and interest rate risk such as buying and/or selling interest futures, currency futures, currency swaps, interest rate swaps and currency call/put options if the economic value of the underlying assets is equal to or greater than Euro 50 million. The purposes of the risk hedging could be for a single transaction and/or for multiple transactions with the same nature and/or the same scope.

The Chief Executive Officer is authorised by the board to manage and supervise all the Group’s business units according to guidelines approved by the board. He also makes proposals to be submitted to the Board regarding the organisation of the Company and of the Group, the general development and investment programs, the financial programs and the budget as well as regarding any other matter the Board might require. He makes sure that the organisation, administration and accounting structure of the Company is appropriate to its nature and size.

The Chief Executive Officer has been appointed to supervise the internal auditing function consistent with the requirements of the Code of Conduct.

Mr. Luigi Francavilla, Mr. Enrico Cavatorta and Mr. Roberto Chemello have been authorized by the Company to trade, manage and/or underwrite transactions with an economic value no greater than Euro 10 million.

Mr. Luigi Francavilla, deputy chairman, Mr. Andrea Guerra, chief executive officer, Mr. Roberto Chemello, director, and. Mr. Enrico Cavatort, chief financial officer, are directors of numerous Luxottica Group subsidiaries.

Therefore, the executive officers are the following: Mr. Leonardo Del Vecchio, Mr. Luigi Francavilla, Mr. Andrea Guerra, Mr. Enrico Cavatorta and Mr. Roberto Chemello.

Executive directors, as stated in the by-laws, assist the board and/or its audit committee promptly and in any case no longer than three (3) months, delivering an objective evaluation of the existing risk and internal control framework, an objective review of operating and financial performance, an assessment of the Company’s accomplishment of corporate goals and objectives, a systematic analysis of the business process and associated control for the Company and its subsidiaries.

Non-Executive and Non-Independent Directors. Mr. Claudio Del Vecchio, Mr. Sergio Erede and Ms. Sabina Grossi are non-executive and non-independent directors.

Independent Directors. The Company’s independent directors are: Mr. Roger Abravanel, Mr. Tancredi Bianchi, Mr. Mario Cattaneo, Mr. Claudio Costamagna, Mr. Lucio Rondelli and Mr. Gianni Mion.

The Board, in the meeting of February 19, 2007 resolved to assess the independence of the above mentioned Directors on the basis of the criteria set forth in the Code of Conduct that was in place before March 2006. However, the board resolved to comply with the new criteria set forth in the Code of Conduct as amended in March 2006 by the time the new board is appointed by the shareholders meeting that will be held to approve the financial statements as of December 31, 2008.

The Board of Statutory Auditors verified that the above-mentioned directors can be considered independent under these criteria.

Mr. Tancredi Bianchi, Mr. Mario Cattaneo, Mr. Gianni Mion, Mr. Lucio Rondelli, Mr. Claudio Costamagna and Mr. Roger Abravanel can be considered independent representatives on the board, and their status is granted to the extent of the article No. 148, subsection No. 3 of TUF.

Mr. Lucio Rondelli serves as Lead Independent Director. He coordinates and supervises the work of the independent directors.

During the 2007 fiscal year, the Lead Independent Director did not call an Independent Director meeting since the number of meetings has been more than adequate to discuss, verify and audit any relevant issue.

As it was envisaged that the issuing companies would understand the requirements of the Code of Conduct by the end of 2006, the Board of Directors, on the first possible occasion after its appointment, which occurred in June 2006, had not assessed the independence requirements of each Director.

Appointment of Directors. The shareholders’ meeting appointed the Board of Directors at the June 14, 2006 meeting.

The shareholders elected the directors following the procedures contained in the By-Laws approved at the time, which did not envisage list-based voting.

At the time of the appointment of the current Board of Directors, the principal shareholder provided to the other shareholders relevant biographical information on each of the candidates so that the shareholders’ meeting could formulate an informed opinion, pursuant to Article No. 17 of the By-laws.

It should be noted that the shareholders are entitled to present a list of candidates if and only if they hold shares at least equal to the amount determined in the CONSOB Article 147-ter, paragraph 1, Law Decree 58/1998.

Names and relevant biographical information of the designated candidates shall be submitted by the qualified shareholder to the registered office of the Company no later than fifteen (15) days prior to the Board of Directors meeting together with full evidence that the shareholder is entitled to do so.

Appointed Directors must have the professional qualifications and the good reputation required to perform their duties efficiently and effectively.

The Board of Directors has determined that it is not necessary to establish an Appointment Committee to propose candidates for appointment as directors, because the Shareholders have not encountered any difficulties in proposing qualified candidates.

Compensation for the Directors. Shareholders approve the compensation for the directors.

The Board of Directors has the exclusive right to determine the fees payable to Directors performing special roles, after prior consultation with the Human Resources Committee and the Board of Statutory Auditors; furthermore, the Board shall determine the aggregate fees to be paid to each member of the board, if such determination has not been made by the shareholders meeting.

In particular, the shareholders meeting held on May 15, 2007 established a maximum of Euro 94,731 as the gross monthly fee to be paid to the Board until the approval of the financial statements as of December 31, 2007, leaving to the Board the decision upon its appointment to the members of the Board. On the same day, the Board resolved to apportion the gross monthly fee of Euro 6, 766.50 to each member of the Board until the date of approval of the financial statements as of December 31, 2007.

The Company’s chairman receives a fixed amount pursuant to Article No. 2389 of the Italian Civil Code. In addition he also receives other compensation for his roles in the Company’s subsidiaries.

The chief executive officer’s compensation is comprised of a base wage as well as a variable wage. The latter is linked to the Company’s performance. In addition, the chief executive officer receives compensation for his managerial role within Luxottica.

The executive directors Mr. Luigi Francavilla, Mr. Roberto Chemello and Mr. Enrico Cavatorta receive a base wage for their role as the Company’s executive managers. In addition, they receive base compensation and variable compensation for their roles as Company’ directors. The variable part is linked to the Company’s performance.

In addition, they will receive compensation for their roles as directors of the Luxottica S.r.l. subsidiary.

Business managers performing strategic roles will receive a base wage and a variable wage. The variable wage is linked to the Company’s performance.

Non-executive directors’ compensation packages are not linked to the Company’s performance and they do not benefit from any stock, stock option, and/or other personal benefit plans.

More details related to total compensation, information about compensation committees, performance-related compensation and liabilities in respect of executive management team’s contracts can be found in the Appendix accompanying the approved December 31, 2007 financial statements.

More details related to total compensation, stock option plans, performance-related compensation and liabilities in respect of the chief executive officer’s contract, contracts of members of the Board of Directors and executive directors’ contracts can be found in the December 31, 2007 financial statements.

More details related to the Company’s stock option plans can be found in the documentation pursuant to article No. 84-bis of the Regolamento Emittenti or available on the Company’s website.

Human Resources Committee. At the June 14, 2006 meeting, the Board of Directors appointed the members of the Human Resources Committee.

At the February 19, 2007 meeting, the Human Resources Committee has been subsequently modified in accordance with the principles contained in the Code of Conduct.

The Board selected and appointed the members of the Human Resources Committee from among the non-executive members of the Board of Directors, of whom three serve as independent directors.

Therefore, the Human Resources Committee members are: Mr. Gianni Mion, Mr. Roger Abravanel, Mr. Claudio Costamagna and Ms. Sabina Grossi.

The Committee, whose meetings are regularly reported in the minutes, shall perform an investigative and consultative role and make proposals to the Board of Directors of the Company including the following:

•              Recommending to the Board the aggregate compensation payable to the Company’s Directors and determining the compensation criteria for the top management of the Company and of the entire Group; and

•              Reviewing the Luxottica Group employees’ incentive plans and the criteria for the composition of the management bodies of the relevant subsidiaries.

The Committee regularly assesses the compensation criteria adopted for the top management of the Company and the Group and supervises their application. It further controls the evolution and application of the incentive plans approved by the Company and the Group.

The Committee shall hold a meeting whenever the Company’s Chairman believes it is necessary to do so and/or when any of the HR committee members believes that it is necessary to do so. In addition the Committee shall issue proposals independent of individuals who have an implicit and/or explicit interest during a Committee’s meeting.

Whenever the committee believes that it is necessary, the Company’s managers are invited to participate in HR Committee meetings.

The head of the Human Resources Department shall serve as Secretary to the Committee.

During the 2007 fiscal year the Human Resources Committee met as described in the attached tables.

The committee has the power to request additional information regarding any business operations in order to perform its role and/or, if necessary, to appoint external consultants.

At the February 14, 2008 meeting, the Board of Directors resolved to allocate Euro 25,000 to the HR

Committee in order for it to perform its role during the 2008 fiscal year. The same amount was allocated for the 2007 fiscal year for the same purpose. More details can be found in Section III of this document.

II. THE INTERNAL CONTROL SYSTEM

The internal control system consists of specific procedures concerning each activity carried out, which are set forth in the manuals updated and distributed within the Group.

The control systems structure, defined on the basis of the COSO model report, which represents the international best practice protocol in the evaluation of the adequacy of an internal control system, is particularly important. It governs the preparation and circulation of the financial reports and it has been additionally strengthened in recent years to ensure compliance with the guidelines set by the SOX.

In compliance with the provisions of Art. 2381 of the civil code, the Board of Directors establishes the guidelines of the internal control system and evaluates its adequacy so that the major risks for the Group may be correctly identified, on the basis of the information received by the appointed bodies responsible for the organizational, administrative and accounting structure.

To this end, the Board consults the Internal Control Committee in addition to the Person in Charge of Internal Control, the Internal Auditing function, and the Supervisory Body established in accordance with the organizational model provided for by Legislative Decree No. 231/2001.

The Internal Auditing function has not been assigned to any external entity, not even for portions of its activities. By the resolution taken on February 19, 2007, the Person in Charge of Internal Auditing must not only report to the Chairman, but also to the Chief Executive Officer.

Supervisory and control duties, reserved by law to the Board of Statutory Auditors, remain unprejudiced, while the external auditing activity is assigned to an external auditing company in accordance with the applicable Italian regulations.

The Board of Directors, in the meeting that took place on February 19, 2007, appointed the Chief Executive Officer as the executive administrator with supervisory responsibility over the performance of the internal control system and with duties and functions described in the Self-Regulatory Code.

In carrying out this assignment, the Chief Executive Officer has focused on the identification of the major corporate risks, utilizing also a risk assessment process expanded to the major companies that belong to the Group. Periodically and pursuant to specific requests, the Chief Executive Officer has supplied reports to the Board of Directors concerning any identified risks and corrective measures undertaken.

In addition, the Chief Executive Officer has initiated the implementation of the guidelines established by the Board, organizing the design, implementation and management of the internal control system and constantly verifying its overall adequacy, effectiveness and efficiency. The Chief Executive Officer, in addition, has handled the adjustment of such system to changing operational conditions and the legal and regulatory framework, relying on the support of the relevant corporate structures.

The fiscal year 2007 has been the first year of full implementation of the Financial Risk Management Policy, approved in November 2006 by the Company’s Board of Directors, and applicable to all companies that are owned by Luxottica.

The policy sets forth the management and monitoring principles and rules pertaining to the financial risks, with particular reference to the activities implemented by Luxottica Group to minimize the risks associated with interest and exchange rate fluctuations.

The policy clarifies that in order to cover the “rate risk” the instrument used is “the interest rate swap”, while for “exchange risk” derivative instruments are used, such as the “forward exchange contract”, the “stop loss order”, and the “collar zero cost”. The use of derivative instruments for speculative purposes is not allowed. Moreover, in addition to the caps established for each derivative instrument’s individual transaction, the policy establishes a cap linked to the overall Luxottica Group debt exposure.

During the fiscal year 2007, an Internal Control Committee quarterly report required to describe the debt exposure and the hedging transactions has been implemented in order to minimize the “exchange” and “interest rate” risks.

The Credit Policy, applicable to all the wholesale companies of Luxottica Group and the retail segment, has been fully implemented in 2007 due to the improvements introduced at the end of 2006.

This policy defines the rules and responsibilities for the management and the collection of credit in order to minimize financial risks, optimize credits’ revolving and reduce losses on such credits. This policy, in particular, establishes the guidelines required for the following activities:

•      Apportionment and control of the credit lines;

•      Monitoring of credit trends;

•      Soliciting unpaid/expired credits;

•      Management and control of the legal actions undertaken;

•      Management and control of the appropriations and losses on credits;

•      Determination and control of the payment terms in use in the various markets; and

•      Control over warranty terms.

In compliance with the resolution dated February 19, 2007, the Board of Directors assesses the adequacy, effectiveness and efficiency of the control system, in accordance with the methods described in Section III of this Report.

Internal Control Committee. As an introduction, it should be stated that, by virtue of the Company’s stock being listed in the United States, the Company is subject to the provisions of SOX, which, in the matter of internal control, affects the governance structure currently in place. In particular, certain responsibilities that, according to the Code of Conduct, are to be performed by an Internal Control Committee are instead performed for Luxottica by the Board of Statutory Auditors as the equivalent of the Audit Committee under SOX. Please see the specific relevant paragraph later in this document for more details.

On June 14, 2006 the Board of Directors confirmed the following individuals as the members of the Internal Control Committee: Lucio Rondelli, Chairman; Tancredi Bianchi; and Mario Cattaneo, all independent directors on the basis of the aforementioned criteria.

All the members possess strong and competent backgrounds in accounting and finance. As established by the Regulations approved by the Board of Directors of the Company in July 2005, the Internal Control Committee has a regulatory, consultative and advisory role with respect to the Board of Directors.

In particular, it carries out the following activities:

•              assists the Board in executing its assigned duties in the matter of internal control;

•              evaluates (i) the work plan of the Person in Charge of Internal Control and the regular reports issued; (ii) the correct use of accounting principles together with the Directors and the Auditors of the Company; and (iii) the results of the activities carried out by the Internal Auditing function;

•              monitors the effectiveness of the auditing process; and

•              expresses opinions on specific events concerning the identification of corporate risks as well as the design, implementation and management of the internal control system.

Some specific responsibilities in the matter of auditing are assigned to the Board of Statutory Auditors as the equivalent of the Audit Committee under SOX and this is described later on in this Report. It is important to note that the identification of the Financial Expert by the Board of Directors was made in the Board of Statutory Auditors as the equivalent of the Audit Committee under SOX.

The Committee meets at any time the Chairman deems it advisable or another member requests it and, generally, before the Board meetings for the approval of the financial statements, the six-month report, and the quarterly reports.

In cases in which the Committee finds appropriate to perform a more thorough analysis of the items on the agenda, the Directors of the Company and of Luxottica Group also are invited to participate, with their participation limited to those subjects.

In fiscal year 2007, the Committee met as indicated in the chart attached and it has, among other activities: examined the financial risks of the Company and the management criteria pertaining to the use of derivative instruments, examined the status of the lawsuits affecting the Group, examined the proposal to review the parent company’s powers, examined - every six months - the reports of the Supervisory Body and the Guarantor of the Code of Ethics, examined the quarterly reports of the Person in Charge of Internal Control, and approved the annual audit plan.

The minutes are regularly recorded at each meeting that the President of the Board of Statutory Auditors or an officer appointed by him attends.

The Internal Control Committee reports to the Board at least every six months concerning its activities. The Committee may have access to information regarding the Company and its operations in order to carry out its duties, as well as utilize external consultants.

On February 14, 2008, the Board of Directors allocated Euro 50,000 in order to provide to the Committee adequate financial resources for the performance of its duties throughout fiscal year 2008. An equivalent allocation was made for fiscal year 2007. Please see Section III of this Report for more details.

The Person in Charge of Internal Control. The Person in Charge of Internal Control is responsible for ensuring the adequacy and the efficiency of the internal control system and proposing any corrective measures, provided that adequate means to carry out his duties were provided. Moreover, he has direct access to any information that may be deemed useful in carrying out his duties.

The Board of Directors has appointed as the Person in Charge of Internal Control the Director of the Internal Auditing of Luxottica Group.

The Person in Charge reports to the Chairman and to the Chief Executive Officer, who supervises the operation of the internal control system and reports on the performance of his duties to the Internal Control Committee and to the Board of Statutory Auditors. He is not responsible for any operational area.

The compensation of the Person in Charge of Internal Control, an employee of Luxottica, has been determined by the Company.

In fiscal year 2007, the Person in Charge has carried out his duties by implementing a plan of activities and verifications related to the Company and its main subsidiaries. These actions, for which the Person in Charge provided regular informational reports to the Chairman, the Chief Executive Officer, the Internal Control Committee and the Board of Statutory Auditors, identified areas for improvement in the internal control system for which specific plans, designed to strengthen the foundations of the system, have been implemented.

Organizational, Management and Control Model pursuant to Legislative Decree No. 231/2001. On October 27, 2005, the Board of Directors adopted the Organizational, Management and

Control Model established by Legislative Decree No. 231/2001, which aims to prevent the risk of potential misconduct by employees and consultants of the Company, with resulting administrative liability as provided for by Legislative Decree No. 231/2001 (hereinafter the “Model”).

On July 27, 2006, the Board of Directors approved those supplements to the Model with the purpose of including within the list of offenses market abuse and transnational organized crime.

In addition, the Board has begun preparing to update the Model, with the aim of including provisions for offenses related to the health and safety of the workers and anti-money laundering, which have recently become effective pursuant to Legislative Decree 231/2001.

The purpose of the Model is to set up a structured and organized set of procedures and control activities to be carried out, mainly for prevention, that cannot be violated except by fraudulently avoiding compliance with the provisions of the Model.

To this end, the Model serves the following purposes:

•      to make all those operating in the name and on behalf of Luxottica aware of the need to accurately comply with the Model, the violation of which will result in severe disciplinary measures;

•      to enforce the condemnation by the Company of any behavior inspired by a misunderstood corporate interest which conflicts with the laws, regulations, or, more generally, with the principles of fairness and transparency upon which its activity is based;

•      to inform about the serious consequences that the Company (and therefore all its employees, managers and top managers) may suffer from enforcement of the money penalties and disqualifying sanctions as provided for by the Decree, and the possibility that such measures may also be ordered as an interim measure; and

•      to enable the Company to exercise constant control and careful supervision of the activities, so as to be able to react promptly if potential risks arise, and, if needed, to enforce the disciplinary measures set out by the Model.

The Model is available at www.luxottica.com in the section Investor Relations.

The Supervisory Body established by the Model is composed of the Director of the Internal Auditing function (Mario Pacifico), Chairman; the Human Resources Director (Nicola Pelà); and a member of the Board of Statutory Auditors (Giorgio Silva).

The Supervisory Body reports every six months to the Board of Directors, the Internal Control Committee and the Board of Statutory Auditors concerning its activities.

On February 14, 2008, the Board of Directors allocated specific budgets in order to provide to the Supervisory Body adequate financial resources to perform its duties throughout fiscal year 2008. An equivalent resolution was made for fiscal year 2007. Please see Section III of this Report for more details.

Sarbanes-Oxley Act. The compliance with the Sarbanes-Oxley Act (“SOX”) requirements, to which Luxottica must adhere because it is listed on the New York Stock Exchange (NYSE), represents a significant motivating factor for the Group in its continuous improvement of its internal control system. In particular, in complying with SOX, Luxottica has not only intended to implement a regulation, but to take a real opportunity to effectively improve its administrative and financial governance and the quality of its internal control system so as to render it more systematic, constantly monitored, and methodologically more defined and documented.

Luxottica is aware that the efforts made in defining an efficient internal control system, capable of ensuring complete, accurate and correct financial information, do not represent a single activity, but rather a dynamic process which must be renewed and adapted to the evolution of the business environment, the socio-economic background, and the regulatory framework.

The goals of the control system have been defined consistently with the requirements of SOX, which makes a distinction between the following two elements:

•      Controls and procedures to comply with the duty of information related to the consolidated financial statements and the Form
20-F (Disclosure controls and procedures-DC&P); and

•      Internal control system that supervises the preparation of the financial statements (Internal Control over Financial Reporting-ICFR).

The disclosure controls and procedures are designed to ensure that financial information is adequately collected and communicated to the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO), so that they may be in a position to make appropriate and prompt decisions about the information to be disclosed to the market.

The internal control system that supervises the preparation of the financial statements is designed to ensure the reliability of the financial information, in compliance with applicable accounting principles.

The internal control system structure was defined consistently with the model provided by the COSO report - the most well-known international model for defining and assessing internal control systems - which establishes five components: control environment, risk assessment, control activity, information systems and communication flows, and monitoring of activities.

With respect to the most relevant companies of the Group (so-called Material Control Units), the control procedures were designed and their effectiveness verified both at the general/cross level (entity level controls) and at the individual operational/administrative process level. With respect to the less relevant companies, which became relevant when aggregated (so called Material When Aggregated), the assessment was made at the general level of effectiveness of the control system. Among the controls at a cross level, the controls allowing mitigation of the risk of fraud are particularly important. To this end, Luxottica has developed Anti Fraud Programs & Controls derived from an in-depth risk assessment which initially mapped the possible ways that fraud could be committed and then defined the necessary control procedures to reduce the risk of occurrence and/or allow the identification of such frauds.

In addition to the definition and testing of the internal control system in compliance with SOX requirements, Luxottica has also identified the actions necessary to guarantee its optimal functioning over time.

First, the entire system must be monitored at two levels: by the operational management presiding over the significant processes, and by the Internal Audit function, which, independently and according to an approved intervention plan, must verify the effectiveness of the control procedures and refer to the competent parties and bodies.

In addition, based on an ongoing comparison with other companies listed on the NYSE, the designed control systems must be optimized and simplified.

Since 2007, on the basis of the experience gained internally, the independent evaluations by the external auditors and the introduction of the new Auditing Standard No. 5 adopted by the PCAOB (Public Company Accounting Oversight Board), a significant evaluation and rationalization of the controls currently in place has been implemented. On the one hand, this has allowed the elimination of redundant controls that burdened the operations without providing any real benefit that strengthened internal control, and on the other hand, it has allowed better definition and protection of the key controls and the monitoring controls. This evaluation and rationalization has been carried out for all the relevant companies of the Group and it will continue to develop throughout 2008.

The Board of Statutory Auditors. The Board of Statutory Auditors, appointed by the Shareholders’ Meeting on June 14, 2006 for a period of three fiscal years and in any case until the approval of the balance sheet as of December 31, 2008, is composed of 3 statutory auditors (Marco Reboa, Chairman, Giorgio Silva and Enrico Cervellera) and 2 alternating auditors (Mario Magenes and Francesco Nobili).

At the time of the appointment of the Board of Statutory Auditors, a list of candidates had been presented by the then-majority shareholder Leoinvest S.r.l., at the time the owner of 68.52% of the share capital, together with a detailed report on the candidates.

The procedures of the auditors’ appointment, in accordance with the list voting system, are governed by Article 27 of the Company’s by-laws, as most recently modified on June 8 2007, to which we refer. A candidate list for the appointment of the Board of Statutory Auditors may be presented by any shareholder who owns, by itself or together with other presenting shareholders, a share equal at least to that determined by CONSOB according to the provisions of art. 147-ter, paragraph 1, of Law Decree 58/1998.

The appointment of a statutory auditor entitled to the Chair of the Board of Statutory Auditors and the appointment of an alternate auditor is reserved to the minority group - said minority shall not be part of the linked relationships, not even in the case of an indirect link that is relevant according to the provisions of art.148 paragraph 2° Law Decree 58/1998 and related rules and regulations. The lists must be deposited in the registered office at least fifteen days before the day provided for the Meeting requested to deliberate on the Auditors’ appointment.

The Board of Statutory Auditors, as provided for by the Italian regulations applicable to listed companies, supervises compliance with law and the Company’s by-laws, the respect of proper management principles, the appropriateness of the arrangements made by the Company with its controlled companies, the appropriateness of the Company’s organizational structure with respect to areas of responsibility, the system of internal control and the administrative accounting system, and the reliability of this system to correctly report facts to the management, and verifies the implementation of the Company management regulations provided by the Code of Conduct.

Each auditor must defer to the other auditors and to the Board of Directors with respect to operations of the Company in which he has an interest on his own account or on third parties’ accounts.

The Board of Statutory Auditors expresses its duly formed opinion at the Shareholders’ Meeting with respect to the appointment of external auditors.

In carrying out its activities, the Board of Statutory Auditors coordinates with the Internal Audit function and with the Internal Control Committee.

The Board of Statutory Auditors has evaluated the independence of the Directors on the basis of the criteria set forth at the Board of Directors meeting of February 19, 2007. The Board of Statutory Auditors has also arranged to verify the compliance by each auditor with the independence requirements provided by the new Code of Conduct.

As it was envisaged that the issuing companies would understand the requirements of the Code of Conduct by the end of 2006, the Board of Statutory Auditors, on the first possible occasion after its appointment in June 2006, had not assessed the independence requirements of its members.

The Board of Statutory Auditors was identified by the Board of Directors in the Meeting of April 28, 2005 as the appropriate body to act as the Audit Committee as provided by SOX and by the SEC and NYSE regulations (until the appointment of the current Board of Statutory Auditors, these functions were performed by the Internal Control Committee).

The Board of Statutory Auditors:

•

evaluates the auditing companies’ proposals for the engagement of an external auditor and makes to the Meeting a grounded proposal with respect to the appointment or the revocation of the auditing company.

•	supervises the activities of the external auditors and their supply of consulting services, other auditing services or certificates.
•

examines the periodic communications of the auditing company related to: (a) the accounting critical criteria and practices to be utilized; (b) the alternative accounting methodologies provided by the accounting principles generally accepted analyzed with the management, the consequences of using these alternative methodologies and the related information as well as the methodologies that are considered preferable by the auditing company; and (c) any other relevant written communication exchanged by the auditing company with the management.

•	recommends to the Board of Directors ways to resolve disputes between the management and the auditing company about financial reporting.
•

approves the procedures concerning: (i) the reception, the archiving and the treatment of reports received by the auditing company concerning accounting matters, internal control system matters of accounting nature or matters concerning the audit; and (ii) the confidential or anonymous information from employees concerning dubious accounting or auditing matters.

•	evaluates the requests to make use of the company charged with the auditing of the balance sheet for permitted non-audit services and reports to the Board of Directors in such respect.
•

approves the procedures drawn up by the person in charge of the Internal Auditing function for the prior authorization of allowed non-audit services, analytically identified, and examines the reports on the performance of the authorized services.

•

examines the reports of the Chief Executive Officer and of the Chief Financial Officer relating to any significant point of weakness in the planning or the performance of the internal controls which may reasonably negatively affect the capacity to register, elaborate, summarize and disclose financial reporting and the deficiencies revealed by the internal controls (Section 404 “Internal controls over financial reporting”).

•

examines the reports of the Chief Executive Officer and of the Chief Financial Officer relating to any fraud involving the management or the relevant officers in the context of the internal control system.

According to the U.S. regulations, the Chairman of the Board of Statutory Auditors, Marco Reboa, has been designed as Financial Expert of the Audit Committee.

To perform the above-mentioned duties, the Board of Statutory Auditors is endowed with the appropriate skills and resources.

Set forth below is information regarding the offices held by each member of the Board of Statutory Auditors in other listed companies of considerable size together with a brief profile of each member.

Marco Reboa

Born in 1955, he graduated with a degree in Business Economics at Business University L. Bocconi in Milan in the Academic Year 1977/78; he enrolled in the Register of the Chartered Accountants of Milan in 1982 and he is auditor as per min. decree April 12, 1995. He has tenure of second level as professor in the Faculty of Law in the Free University Institute Carlo Cattaneo of Castellanza and he practices the non-subordinate profession in Milan attending in particular to extraordinary finance operations. In recent years he has published volumes and articles with regard to balance sheets, economic estimations and corporate governance. He is the director of the Chartered Accountants’ Magazine.

He is a director of the Board of ENI S.p.A., Interpump Group S.p.A., IMMSI S.p.A. and Seat Pagine Gialle S.p.A.; Chairman of the Board of Directors of Intesa Investimenti S.p.A.; and Auditor of Lactalis Italia S.p.A. Group and Egidio Galbani S.p.A.

Giorgio Silva

Born in 1945. Graduated with a degree in Business Economics from Università Cattolica del Sacro Cuore in Milan, he enrolled in the Register of the Chartered Accountants of Busto Arsizio on 04/07/1975 and in the Varese Register on 03/05/1989. Certified Public Accountant since 1981. Auditor since 1995 (Min. Decree 12/04/1995 published in the Official Gazette n. 31 bis of 21.4.1995). Executive in the fiscal section of the auditing company Peat Marwick & Mitchell (now KPMG) in Milan from 1973 to 1976. In 1977 he joined the Legal Tributary Bureau L. Biscozzi - A. Fantozzi, presently Tributary Legal Bureau Biscozzi Nobili, as founding member. Speaker at conventions and author of articles and publications on tributary subjects.

He is Chairman of the Board of Statutory Auditors of Trevisan Cometal S.p.A. and Hewlett Packard Italiana S.r.l.; and Auditor of ENI S.p.A., RCS Mediagroup S.p.A., Bolton Alimentari S.p.A., Snamprogetti S.p.A. and SIA-SSB S.p.A.

Enrico Cervellera

Born in 1941, he graduated with a degree in Business Economics from the L. Bocconi University in 1963 and in Law from the Università Cattolica in 1968 and he enrolled in the Register of the Chartered Accountants in 1965; he is an auditor as per Min. Decree April 12, 1995. During the period 1965-1983 he was a member of the Tributary Bureau associated with Arthur Andersen, and he became a charter member of it in 1976 and country tax partner in 1979. Since 1983 he has been working with a professional bureau of his own in Milan, attending mainly to company transactions (buy-ups, assignments, mergers, etc.) and fiscal advice.

He is Chairman of the Board of Statutory Auditors of Interpump Group S.p.A., Seat Pagine Gialle S.p.A., San Lorenzo S.p.A., Gruppo Lactalis Italia S.p.A., biG S.r.l. and Egidio Galbani S.p.A.; Auditor of Brembo S.p.A. and Tamburi Investment Partners S.p.A.; and Director of Ferrero S.p.A.

Mario Magenes

Born in 1945, he graduated with a degree in Business Economics from the University in Milan and he is an auditor as per Min. Decree April 12, 1995. Charter member of IAM International Advising & Managing S.r.l., company established at the end of 2004. From 1999 to 2004 he was in charge of the Management of Administration, Fiscal and Consolidated Balance in RCS Mediagroup S.p.a. Previously, for 25 years he had several appointments in the administration department of Fiat, up to become in charge of the Management of Administration, Balance and Fiscal Planning of Fiat Impresit S.p.a., sub-holding for the Civil Engineering and Territory Section.

He is presently auditor of Parmalat S.p.A., Aedes S.p.A., Magneti Marelli Powertrain S.p.A., Magneti Marelli Sistemi Elettronici S.p.A., Fenice S.p.A., Attijariwafa Finanziaria S.p.A. and Aedes Value Added S.g.r.p.A.; Chairman of the Board of Statutory Auditors of Fibe S.p.A., Fibe Campania S.p.A. and Investimenti e Sviluppo Holding S.p.A.; and sole Director of Verim S.r.l.

Francesco Nobili

Born in 1962. He graduated with a degree in Business Economics with highest honours in 1987 from the University Luigi Bocconi in Milan, he enrolled in the Register of the Chartered Accountants in 1988. He also enrolled in the Register of the Auditors in 1995. After his experience as auditor with Arthur Andersen, he has been carrying out his activity with Studio Biscozzi Nobili since 1990 as partner since 1995. He is an author of publications and speaker at conventions on tributary subjects. Professor by contract at the University of Castellanza.

He is presently auditor of Heinz Italia S.p.A., Nomura Italia SIM p.A., Riva Acciaio S.p.A. and Riva Fire S.p.A.

The auditors comply with the requirements provided by law and, in particular, art. 148, par. 3. TUF.

Auditing. The activity of auditing is entrusted to an auditing company enrolled in the certified

Auditors’ register, whose appointment is determined by the Shareholders’ meeting.

The auditing company serving until the approval of the balance sheet as of December 31, 2011 is Deloitte & Touche, in accordance with the resolution of the shareholders’ meeting of June 14, 2006.

The “Group procedure to appoint external auditors,” adopted to safeguard the external auditor’s independence and the fundamental guarantee of reliability of the accounting report with respect to the companies granting the engagements, was modified on February 14, 2008 in order to make it consistent with the new regulations on the subject.

The procedure is available at www.luxottica.com.

Manager charged with preparing a company’s financial reports. The Board of Directors, by resolution of July 26, 2007, effective as of August 1, 2007, according to the provisions of art. 154 bis of TUF and art. 19 of the by-laws, has appointed the Chief Financial Officer of the Group, Enrico Cavatorta, as the Manager charged with preparing a company’s financial reports.

The appointed Manager will remain in office until: (a) cessation of the entire board of directors which appointed him, (b) dismissal from the office or (c) revocation of the office by the Board itself. All the powers and the means to exercise the office of Manager have been assigned to the same, according to the applicable instructions of TUF and the related performance regulations. In particular, the Manager has been assigned the power relating to: (i) the assignment of adequate administrative and accounting resources for the preparation of the consolidated balance sheet as well as any other communication of a financial nature; (ii) the issuance of certifications in accordance to art. 154 bis par. 2 TUF with reference to the acts and communications of the Company disclosed to the market and relating to the accounting report, the six-month report and the consolidated accounts of the Company; (iii) the issuance, together with the Chief Executive Officer, of certifications in accordance to art. 154 bis par. 5 TUF relating to the balance sheet, the six-month report and the consolidated financial statements; and (iv) more generally, the power to perform any activity that is necessary or useful for the appropriate performance of such task; all this with power to expend Company funds within the limits of the powers already conferred to Doctor Cavatorta, except that the Manager may spend amounts in excess of the aforementioned limits, where necessary, upon specific request by the Manager, and with prior resolution by the Board of Directors.

III. BY-LAWS, CODE OF CONDUCT AND PROCEDURES

By-laws. On 8 June 2007, the Company’s Board of Directors amended the by-laws to conform them with the new regulations introduced under Legislative Decrees no. 262/2005 and 303/2006 as well as CONSOB No. 15915, which provided for the modification of CONSOB Regulation no. 11971/99. These provisions have an effect on the governance systems of the companies concerned.

The changes to the by-laws approved by the Board are indicated below.

•

Article 17 deals with the composition and appointment of the Board of Directors. At least one director, or two if the board consists of more than seven members, must fulfill the independence requirements set forth in art. 147 ter of the T.U.F. (the Italian Finance Act). The mechanism for voting from the list for the appointment of board members has been made consistent with the provisions of the new law.

•	Article 19: The provision relating to the professional qualifications of the manager responsible for drawing up the company accounts has been included.
•	Article 27: On the subject of appointing auditors, the system of voting from a list has been made consistent with the new regulations.
•	Article 28 about company auditing: in accordance with the current legal requirements, an auditor will be responsible for auditing the accounts for nine accounting periods

The by-laws are available on the website www.luxottica.com under the section Investor Relations.

Code of Ethics. Luxottica Group’s Code of Ethics identifies the values underlying all of the Group’s business activities and is continuously reviewed and updated to take into account any necessary amendments, particularly those relating to U.S. regulations.

The Code of Ethics currently in force, which applies throughout the Group, was approved by the Board of Directors on March 4, 2004 and updated by the same Board on October 27, 2005 to take account of the changes relating to the appointment of a Code Guarantor.

On March 27, 2006, the Code of Ethics was further modified with particular reference to the new rules governing the appropriate use of company assets by Group employees and others covered by the Code.

During 2007, training was carried out to promote greater awareness of the contents of the Code of Ethics and of the procedures for handling complaints and notifications of insider trading. The Company ensured that all offices had a copy of the Code that was translated into the local language and made available to all employees.

The Code of Ethics is available on www.luxottica.com

The Code of Ethics Guarantor is Sergio Scotti Camuzzi, an independent consultant for Luxottica Group. His authority and independence was deemed to make him the most suitable person for ensuring transparent and impartial management of the process of evaluating notifications and complaints of violations of any of the principles contained in the Code of Ethics. The Guarantor will, at least every six months, provide the Board of Statutory Auditors, the Internal Control Committee and the Supervisory Body with information and an update on any complaints received and their status.

Procedure for Handling Reports and Complaints Concerning Violations of Principles and Rules Defined and/or Acknowledged by the Luxottica Group. On October 27, 2005, the Board of Directors, after receiving approval from the Internal Control Committee, approved a “Procedure for Handling Reports and Complaints Concerning Violations of Principles and Rules Defined and/or Acknowledged by the Luxottica Group”.

This procedure covers complaints, claims and reports concerning cases of alleged fraud, violation of the ethical and behavioral principles set forth in the Group’s Code of Ethics and irregularities or negligence in accounting, internal control procedures and auditing.

Complaints from both employees and others outside the Group are to be taken into consideration. The Group undertakes to protect the anonymity of the informant and to ensure that no form of retaliation will be taken against any employee who reports a violation.

This procedure applies to all Group companies.

Since 2007, a system has been introduced whereby the U.S. and Australian companies, which due to their size and operations have introduced direct local procedures for dealing with reports of possible violations of the Code of Ethics, report to the Guarantor every three months. Such reporting, implemented with the help of the Guarantor, identifies in detail the types of reports of violations which can be dealt with locally (with the Guarantor to be informed about them later) and those which, because of their serious nature, must be brought directly before the Guarantor of the Code of Ethics for evaluation and advice.

Code of Conduct. In March 2006, the Corporate Governance Committee for listed companies promoted by Borsa Italiana issued a new version of the Code of Conduct, replacing the one drawn up in 1999 and amended in 2002. In accordance with the provisions of art. 124-bis of Law no. 58/1998, the Company declares that it conforms to the principles set forth in the Code of Ethics as well as those set forth in the Code of Conduct, the recommendations of which are an integral part of the Company, with the exception of those expressly identified in this Report.

Guidelines for transactions with related parties. On February 14 2008, the Company modified the “Guidelines for Transactions with Related Parties” with the aim of ensuring the appropriateness and transparency of the transactions in question.

The Guidelines, which identify the parties concerned according to IAS 24, distinguish between different categories of transactions.

Inter-Group Transactions (those carried out between Luxottica and its subsidiaries or among the subsidiaries themselves), require the prior approval of the Board of Directors if they are atypical, unusual or concluded under different conditions from standard transactions and exceed Euro 5 million. If they are atypical, unusual or concluded under different conditions from standard transactions but do not exceed Euro 5 million, they must be reported to the Board of Directors.

Transactions with Other Related Parties (all other transactions with related parties carried out by the Company or by companies under its control which are different from the Inter-Group Transactions described above) require prior approval by the Board of Directors if they are atypical, unusual or concluded under different conditions from standard transactions and exceed Euro 2.5 million. Any transactions that are atypical, unusual or concluded under different conditions from standard transactions but do not exceed Euro 2.5 million must be reported to the Board of Directors. Likewise, Transactions with Other Related Parties that exceed Euro 2.5 million but fall within the normal activities of Luxottica and its subsidiaries must be reported to the Board of Directors.

The Board of Directors will determine whether to approve the transactions with related parties that require its approval, with the help of independent experts when necessary.

The “Guidelines for Transactions with Related Parties” are available on the website www.luxottica.com under the section Investor Relations.

Internal Dealing Procedure. On March 27, 2006, in order to implement the recent regulatory changes concerning internal dealing as set forth in Art. 114, seventh subsection, TUF and articles 152-sexies and the subsequent Issuers Regulations (Regolamento Emittenti), the Board of Directors approved the procedure relating to internal dealing. This procedure was last updated on March 13, 2008.

The procedure concerning internal dealing contains detailed provisions governing the behavioral and informational obligations relating to transactions in Luxottica shares or financial instruments related to the shares (such as the ADSs) that apply to so-called “relevant parties.”

The relevant parties - chosen from directors, auditors and two managers with strategic functions (art. 152-sexies letter c2) will notify the Company, CONSOB and the public of any transactions involving the purchase, sale, subscription or exchange of shares or financial instruments related to them whose total value is at least equal to Euro 5,000 per year. This amount is calculated by totalling the transactions involving shares and the financial instruments relating to them made on behalf of each of the relevant parties and any other persons closely related to these parties.

The internal dealing procedure provides for certain black-out periods during which the relevant parties are not permitted to engage in transactions in the Company’s stock.

The procedure is available on website www.luxottica.com under the section Investor Relations.

Procedure for handling inside information.

On March 27, 2006, the Board of Directors, in compliance with the provisions contained in TUF articles 114, 115-bis and articles 152-bis and the subsequent CONSOB Regulations 11971/1999 as well as the regulations contained in the Code of Conduct, adopted a new procedure for handling inside information (in accordance with TUF article 181) in order to ensure that such information is promptly, completely and adequately disclosed to the public. This procedure was last updated on March 13, 2008.

Those required to keep such documents and inside information confidential include, among others: (i) directors; (ii) statutory auditors; (iii) all those in charge of executive activities within Luxottica and the companies in the Group; and (iv) any other employees of Luxottica and the companies in the Group who, because of their function or position, become aware of any information and/or come into possession of any documents pertaining to insider information.

The procedures for handling the information also require the identification of those in charge of external relations, their expected conduct and the related operational procedures and the obligations to comply with them. The characteristics, content and conditions for updating the Register of persons with access to inside information are also included.

This Register was set up by Luxottica to comply with the provisions of TUF article 115-bis.

The procedures are available on website www.luxottica.com under the section Investor Relations.

Appointment of External Auditors. U.S. regulations provide that either the Audit Committee or an equivalent body under the specific rules of the relevant country must approve the services rendered by external auditors to the Company and its subsidiaries.

To this end, on October 27, 2005, the Board of Directors approved the “Group Procedures for the Appointment of External Auditing Companies.” The purpose of these procedures is to protect the external auditor’s independence - the fundamental guarantee of the reliability of the accounting information regarding the appointing company. These procedures were last updated on February 14, 2008.

The Parent Company’s external auditor is the main auditor for the entire Group.

The limitations on granting appointments contained in these procedures are derived from the regulations in force in Italy and the United States in view of the fact that Luxottica shares are listed both on the MTA organized and managed by the Italian Stock Exchange and on the New York Stock Exchange. Any further constraints imposed by any local laws applicable to individual non-Italian subsidiaries are unprejudiced.

The procedures are available on website www.luxottica.com under the section Investor Relations.

IV. SHAREHOLDERS’ MEETINGS AND RULES FOR SHAREHOLDERS’ MEETINGS

The Board of Directors determines the venue, date and prior notice for the meetings in order to facilitate the shareholders’ attendance.

The Luxottica Directors and Auditors try to be present at the shareholders’ meetings, in particular those Directors who, given their positions, may make a useful contribution to the discussion and report on the business to be discussed.

A specific section of the website, under Investor Relations, contains the relevant information relating to the shareholders’ meetings held during the most recent fiscal years and the main resolutions adopted, the relevant notifications as well as the documents relating to the agenda. Documents relating to the meetings to be held are also available on the Company’s website in compliance with current legislation.

Rules for shareholders’ meetings - approved at the meeting held on September 14, 2004 - have been drawn up to ensure the regular and functional management of the Luxottica ordinary and extraordinary shareholders’ meetings and to guarantee the right of every shareholder to participate in the discussion. The rules are available to shareholders at the Company’s registered office and at the venues in which the meetings are held. They are also available to the public on website www.luxottica.com under the section Investor Relations.

Those stockholders who have sent the Company a notice by the intermediary keeping the relevant accounts, pursuant to art. 2370 of the Italian Civil Code, no later than two working days before the date scheduled for each meeting, shall be entitled to attend the Meeting.

The shares for which notice of attendance of the Meeting was given may not be transferred before the meeting has taken place.

Every shareholder who has the right to attend the meeting may be represented by written authority in accordance with the law.

The meeting Chairman, with the assistance of any necessary chosen officials, must verify the legitimacy of the constitution, confirm the identity and entitlement to attend of those present, control the conduct of the meeting and confirm the results of votes.

There is no provision for a vote by correspondence in the statute.

During fiscal year 2007, there were no significant changes in the composition of Luxottica’s capital structure. The Company’s by-laws, with regard to the appointment of directors and auditors, complied with the percentages established by CONSOB each time for the presentation of the lists from minority shareholders.

On May 15, 2007, an ordinary meeting was held with the following agenda:

1.             Luxottica Group S.p.A. balance sheet as at December 31, 2006. Final balance sheet for December 31, 2006. Reports from the Directors, Board of Statutory Auditors and External Auditors.

2.             Allocation of net income and distribution of part of the extraordinary reserves;

3.             Determination of remuneration for the Board of Directors for fiscal year 2007.

V. INVESTOR RELATIONS

An investor relations team, reporting directly to the Chief Executive Officer, is dedicated to relations with the national and international financial community, investors and financial analysts, the media and the market.

There is a section on the Company website where information is posted that may be of interest to Company shareholders. Likewise, documents relating to corporate governance can be found on www.luxottica.com and may be requested via e-mail.

Information regarding periodic reports and any significant events/transactions is promptly circulated to the public and posted on the Luxottica website.

SECTION III - SUMMARY OF THE MAJOR CORPORATE EVENTS THAT OCCURRED AFTER THE CLOSING OF FISCAL YEAR 2007

Below is a summary of the major changes from the closing of fiscal year 2007 to the date of this report. The most relevant have already been mentioned in preceding paragraphs.

The Board of Directors, during the meeting held on February 14, 2008:

a)

approved, in accordance with the applicable criteria 1.C.1.(a) and 1.C.1.(b) of the Code of Conduct, the annual report concerning the Luxottica Group organizational and accounting corporate structure, identifying subsidiaries with strategic relevance;

b)

evaluated, on the basis of the answers to a specific questionnaire on the size, composition and functions of the Board itself and of the Committees relating to Application Criterion 1.C.1. (g), the adequacy of the composition of the Board and the Committees and their respective functions;

c)

evaluated the independence of the present non-executive directors on the basis of the Code of Conduct previously in force; those directors considered to be independent are Roger Abravanel, Tancredi Bianchi, Mario Cattaneo, Claudio Costamagna, Lucio Rondelli and Gianni Mion;

d)	verified that the current composition of the Board of Directors is compatible with the criteria established with respect to the maximum number of posts to be held in other companies;
e)

decided, in compliance with Application Criterion 5.C.1.(e), to allocate specific funds to be made available to the Internal Control Committee and the Human Resources Committee as well as to the Board of Statutory Auditors in its capacity as Audit Committee and to the Supervisory Body with the aim of providing them with adequate financial resources to perform their respective tasks;

f)

evaluated, in compliance with Application Criterion 8.C.1.(c), the adequacy, efficiency and effectiveness of the internal control system as shown by the report in point (a) above and by the Internal Control Committee Report;

g)

reviewed the management structure in order to bring it into line with the changes in the Company and therefore make it more appropriate for new operational needs by increasing the power given to the Chief Executive Officer and formulating a proposal for changing article 23, subsection 5, among others, of the Company’s by-laws, the proposal to be presented at an extraordinary shareholders’ meeting at the first possible opportunity; and

h)	updated, as previously outlined, the Guidelines for Transactions with Related Parties and the Group Procedures for the Appointment of External Auditing Companies

In accordance with the provisions of the Company Governance Code, the Board of Auditors on March 6, 2008 carried out an evaluation of the independence of the Directors on the basis of the criteria established during the aforementioned board meeting on February 19, 2007. On the same date, the Board of Statutory Auditors also verified that all conditions were met with respect to each statutory auditor as outlined in the new Code of Conduct (articles 10.C.2 and 3.C.1). Finally, on March 13, 2008, the Board of Directors reviewed the procedures relating to internal dealing and the treatment of inside information.

Milan, March 13, 2008

TABLE 1. STRUCTURE OF BOARD OF DIRECTORS AND COMMITTEE

Board of Directors							Internal Control Committee		Human Resources Committee
Position	Members	Executive	Non-Executive	Independent	***	Number of position in other relevant companies*	**	***	**	****

Chairman	Leonardo Del Vecchio	X			100%	4
Deputy Chairman	Luigi Francavilla	X			91.5%	1
CEO	Andrea Guerra	X			100%	3
Director	Roger Abravanel			X	91.5%	4			X	100%
Director	Tancredi Bianchi			X	100%	0	X	80%
Director	Mario Cattaneo			X	91.5%	9	X	100%
Director	Enrico Cavatorta	X			100%	0
Director	Roberto Chemello	X			75%	0
Director	Claudio Costamagna			X	83%	2			X	100%
Director	Claudio Del Vecchio		X		83%	1
Director	Sabina Grossi		X		83%	2			X	100%
Director	Sergio Erede		X		58%	7
Director	Gianni Mion			X	83%	8			X	100%
Director	Lucio Rondelli			X	100%	3	X	100%
Number of meetings held during 2007			Board of Directors: 12				Internal Control Committee: 5		Human Resources Committee: 3

This list comprises the directors in charge as of December 31, 2007.

*                      In this column, it is set out the number of offices as director or statutory auditor performed by the person concerned in relevant Companies, considering the criteria established by the Board by resolution passed on February 19, 2007, as set out in section VIII of this Report.

**               In this column, an “X” sets out the member’s of the Board of Directors being part to the Committee.

***        In this column, it is set out the percentage of attendance of the directors to the Board of Directors and Committees’ meetings, respectively.

TABLE 2. STRUCTURE OF THE BOARD OF STATUTORY AUDITORS

Position	Members	Percentage of attendance to Board meetings	Number of other office held *

Chairman	Marco Reboa	100%	7
Standing Auditor	Giorgio Silva	100%	7
Standing Auditor	Enrico Cervellera	100%	9
Alternate Auditor	Mario Magenes		11
Alternate Auditor	Francesco Nobili		4
Number of meetings held during 2007: 14

A list for the appointment of statutory auditors can be presented by shareholders that in that moment are the holder alone or with other presenting shareholders of equity stake equal to that determined by CONSOB pursuant to art. 147-ter, paragraph 1, Law Decree 58/1998

*            In this column it is set out the number of offices as director or statutory auditor performed by the person concerned in other companies listed on regulated Italian markets or having significant size.

TABLE 3. OTHER PROVISIONS UNDER THE CODE OF CONDUCT

	YES	NO	Summary of the grounds of the possible divergence from the Code’s recommendations

Granting of authorities and transactions with related parties
The Board of Directors granted authorities defining their:
a) limits	Yes
b) conditions of exercise	Yes
c) and frequency of reporting?	Yes

Has the Board of Directors reserved to itself the analysis and approval of the transactions having a significant economic, assets and financial relevance (including the transactions with related parties)?

Yes
Has the Board of Directors defined guidelines and criteria to identify “significant” transactions?	Yes
Are the above guidelines and criteria described in the report?	Yes
Has the Board of Directors defined specific procedures to analyse and approve the transactions with related parties?	Yes
Are the procedures to approve the transactions with related parties described in the report?	Yes

Procedures of the most recent appointment of directors and statutory auditors
Have the candidatures to the office of director been filed at least ten days in advance?	Yes
Was an exhaustive information provided with the candidatures to the office of director?	Yes
Was the mention to be regarded as independent provided in the candidatures to the office of director?	Yes
Have the candidatures to the office of statutory auditor been filed at least ten days in advance?	Yes
Was an exhaustive information provided with the candidatures to the office of statutory auditor?	Yes

Shareholders’ meetings
Has the Company approved Rules for Shareholders’ Meetings?	Yes
Are the Rules attached to the Report or is it mentioned were can they be obtained /downloaded?	Yes		It is available and can be downloaded at www.luxottica.com

Internal Control
Has the Company appointed the persons in charge of the internal control?	Yes
The persons in charge are independent from the persons in charge of the operational services?	Yes
Organisational unit meant for the internal control (pursuant to art. 9.3 of the Code)			Person in Charge of the Internal Auditing

Investor relations
Has the Company appointed one person in charge of the investor relations?	Yes
Organisational unit and coordinates (address/telephone/fax/e-mail) of the person in charge of the investor relations			Investor & Media Relations Alessandra Senici Via Cantù 2, Milan - Italy fax +39 02 8633.4092 - tel. +39 02 8633.4069 investorrelations@luxottica.com

STOCK OPTIONS PLANS AND SHARE BUY-BACK PLANS

STOCK OPTIONS PLANS

The Extraordinary Shareholders’ Meeting on March 10, 1998 resolved to increase the stock capital in one or more times, up to a maximum amount of Lire 1,225,000,000, through the issuance of ordinary shares to be reserved for grants to officers and key employees of the Group according to a Stock Option Plan approved by the same Shareholders’ Meeting in the ordinary part. The conversion of Luxottica Group’s authorized and issued share capital into Euro, approved on June 26, 2001, resulted in a decrease in the number of ordinary shares available for the aforementioned Stock Options Plan.

In consideration of the reduction of the number of ordinary shares available for the Stock Options Plan, and the growing size of Luxottica Group resulting in a larger number of potential employee beneficiaries of stock options, on September 20, 2001, the Extraordinary Shareholders’ Meeting resolved to increase the capital stock in one or more times, up to a maximum amount of Euro 660,000, through the issuance of new ordinary shares reserved for grants to officers and key employees of the Group according to a Stock Option Plan approved by the same Shareholders’ Meeting in the ordinary part.

On September 14, 2004, Luxottica Group announced that its majority shareholder, Leonardo Del Vecchio, allocated approximately 9.6 million of Luxottica Group shares held by him through the holding company Delfin S.a.r.l., to a Stock Options plan for the Group’s top management. Options issued through this plan became exercisable on June 30, 2006 upon the accomplishment of certain financial objectives.

The Extraordinay Shareholders’Meeting on June 14, 2006 resolved to increase the capital stock in one or more times, up to a maximum amount of Euro 1,200,000, through the issuance of new ordinary shares reserved for grants to officers and key employees of the Group according to a Stock Option Plan approved by the same Shareholders’ Meeting in the ordinary part.

SHARE BUY-BACK PLANS

On September 25, 2002, upon the authorization of Luxottica Group S.p.A., Luxottica U.S. Holdings Corp., a U.S. subsidiary of Luxottica Group, approved the purchase of up to 11,500,000 Luxottica Group’s ADS, representing an equal number of ordinary shares, equivalent to 2.5% of Luxottica Group’s authorized and issued share capital. This plan required that the purchase be carried out on the New York Stock Exchange within 18 months of its approval.

On March 20, 2003, Luxottica U.S. Holdings Corp. approved the purchase of up to 10,000,000 Luxottica Group ADS, representing an equal number of ordinary shares, and equivalent to 2.2% of Luxottica Group’s authorized and issued share capital, to be purchased on the New York Stock Exchange within 18 months of its approval.

As of its expiration date, Luxottica U.S. Holdings Corp. had acquired 6,434,786 Luxottica Group ADS, representing approximately 1.4% of the capital of Luxottica Group. These ADS have been transferred by Luxottica U.S. Holdings Corp. to its subsidiary Arnette Optics Illusions Inc. and on the first quarter of 2006 they have been converted in Luxottica Group ordinary shares in accordance with applicable law.

LUXOTTICA GROUP SHARE CAPITAL INFORMATION

Luxottica Group S.p.A. listed on the NYSE on January 23, 1990. At the time of the Initial Public Offering 10,350,000 ordinary shares were sold, equivalent to 5,175,000 American Depositary Shares (each ADS equals two ordinary shares). The issue price was US$ 19 per ADS.

In June 1992 Luxottica Group’s Board of Directors approved a change in the conversion ratio of the ADS from 1:2 to 1:1. The change in the conversion ratio, effective from July 10, 1992, did not effect the number of ordinary shares outstanding, which remained 45,050,000.

At Luxottica Group’s Extraordinary Shareholders’ Meeting on March 10, 1998, the Board of Directors approved a five-for-one split of the Group’s ordinary shares. This stock split increased the number of outstanding ordinary shares from 45,050,000 to 225,250,000, and reduced the par value from Lire 1,000 to Lire 200. This stock split, effective from April 16, 1998, had no effect on the Group’s authorized share capital, which remained Lire 45,050,000,000. Each ADS continued to equal one ordinary share.

At Luxottica Group’s Extraordinary Shareholders’ Meeting on May 3, 2000, shareholders approved a two-for-one stock spilt. This stock split increased the number of outstanding ordinary shares, from 231,375,000 to 462,750,000, and reduced the par value from Lire 200 to Lire 100. This stock split, effective from June 26, 2000, had no effect on the Group’s authorized share capital, which remained Lire 46,275,000,000. Each ADS continued to equal one ordinary share.

After ten years, Luxottica Group listed on the MTA on December 4, 2000. At the time of the Offering 10,385,000 ordinary shares were sold at Euro 16.83 per share.

Luxottica Group’s ordinary shares and ADS are traded on both exchanges under the symbol LUX.

At Luxottica Group’s Extraordinary Shareholders’ Meeting on June 26, 2001, shareholders approved the conversion of Luxottica Group’s authorized and issued share capital into Euro. As a result of the conversion, the per share par value of Luxottica Group’s ordinary shares became Euro 0.06, from Lire 100.

On December 31, 2007 Luxottica Group’s authorized share capital was Euro 27,757,417.20, equivalent to 462,623,620 ordinary shares.

LISTINGS: 18 YEARS ON THE NYSE AND SEVEN YEARS ON THE MTA

NYSE ADS (By quarter - In US$ (1))

	1990			1991			1992			1993			1994
	Low	High	Close	Low	High	Close	Low	High	Close	Low	High	Close	Low	High	Close
First	0.95	1.06	0.98	0.99	1.41	1.38	2.74	3.23	2.90	2.49	2.49	2.49	2.79	3.38	3.04
Second	0.96	1.38	1.32	1.39	1.71	1.51	2.63	3.28	2.71	2.56	2.56	2.56	2.98	3.50	3.41
Third	0.99	1.46	1.01	1.51	2.28	2.26	2.66	3.11	2.95	2.38	2.38	2.38	3.28	3.58	3.39
Fourth	0.79	1.11	1.02	2.25	2.75	2.75	2.25	2.93	2.51	2.95	2.95	2.95	3.23	3.65	3.41
Year	0.79	1.46		0.99	2.75		2.25	3.28		2.95	2.95		2.79	3.65

	1995			1996			1997			1998			1999
	Low	High	Close	Low	High	Close	Low	High	Close	Low	High	Close	Low	High	Close
First	3.13	3.96	3.60	5.63	7.83	7.81	5.13	6.64	5.31	6.28	9.41	9.37	5.00	6.66	6.44
Second	3.43	3.83	3.71	6.91	8.10	7.34	5.30	6.99	6.78	7.75	9.49	7.75	6.19	8.63	7.78
Third	3.70	4.92	4.89	6.51	7.64	7.28	5.63	6.98	5.69	4.97	8.66	5.19	7.00	9.53	9.53
Fourth	4.54	5.95	5.85	5.21	7.23	5.21	5.68	6.51	6.25	3.88	6.00	6.00	7.81	10.31	8.78
Year	3.13	5.95		5.21	8.10		5.13	6.99		3.88	9.49		5.00	10.31

	2000			2001			2002			2003			2004
	Low	High	Close	Low	High	Close	Low	High	Close	Low	High	Close	Low	High	Close
First	7.97	12.34	12.25	13.13	16.09	15.17	15.90	19.82	19.38	10.23	14.05	10.95	15.18	17.85	15.82
Second	11.19	12.97	12.19	13.25	16.00	16.00	17.85	20.85	19.00	10.69	14.11	13.90	15.18	16.90	16.90
Third	12.38	17.00	16.13	12.15	17.99	13.99	11.82	18.70	12.88	13.73	15.48	14.29	16.30	17.85	17.85
Fourth	13.00	16.44	13.75	13.45	17.21	16.48	12.00	15.51	13.65	14.40	18.15	17.40	17.99	20.39	20.39
Year	7.97	17.00		12.15	17.99		11.82	20.85		10.23	18.15		15.18	20.39

	2005			2006			2007
	Low	High	Close	Low	High	Close	Low	High	Close
First	20.06	21.99	20.40	24.90	29.05	27.49	29.70	32.81	31.85
Second	19.69	21.32	20.59	24.36	30.54	27.13	32.00	38.64	38.64
Third	20.61	25.35	24.91	25.32	29.47	29.43	33.02	39.38	33.88
Fourth	23.75	25.83	25.31	29.31	31.39	30.85	30.84	37.19	31.49
Year	19.69	25.83		24.36	31.39		29.70	39.38

Eighteen-years high: US$ 39.38 on July 12, 2007.

Eighteen-years low: US$ 0.79 on November 7, 1990.

(1)    These figures have been retroactively adjusted to reflect the five-for-one stock split which was effective April 16, 1998, and the two-for-one stock split which was effective June 26, 2000.

MTA Ordinary share (By quarter - In Euro)

	2001			2002			2003			2004
	Low	High	Close	Low	High	Close	Low	High	Close	Low	High	Close
First	7.20	14.37	16.80	18.34	22.95	22.43	9.25	13.48	9.81	12.42	14.08	12.80
Second	15.04	19.11	19.11	18.54	22.88	19.69	9.85	12.37	11.92	12.82	13.99	13.70
Third	13.41	20.62	15.74	11.75	19.05	13.22	11.67	13.96	12.23	13.31	14.54	14.42
Fourth	14.88	19.59	18.43	12.00	15.52	12.58	12.35	14.82	13.70	14.31	15.51	14.99
Year	13.41	20.62		11.75	22.95		9.25	14.82		12.42	15.51

	2005			2006			2007
	Low	High	Close	Low	High	Close	Low	High	Close
First	15.11	17.02	15.83	20.37	24.12	22.74	22.72	24.92	23.88
Second	15.31	17.55	17.13	19.30	24.19	21.22	23.91	28.78	28.78
Third	17.21	21.00	20.69	20.15	23.25	23.23	23.87	28.79	23.87
Fourth	19.62	21.94	21.43	22.53	24.46	23.28	21.33	26.35	21.75
Year	15.11	21.94		19.30	24.46		21.33	28.79

Seven-years high: Euro 28.79 on July 9. 2007.

Seven-years low: Euro 9.25 on March 12. 2003.

AVERAGE EURO/US$ EXCHANGE RATE: 1995-2007

	1995 (1)	1996 (1)	1997 (1)	1998 (1)	1999	2000	2001	2002	2003	2004	2005	2006	2007

First quarter	1.1793	1.2307	1.1823	1.0802	1.1207	0.9859	0.9230	0.8766	1.0731	1.2497	1.3113	1.2023	1.3016
Second quarter	1.1613	1.2443	1.1457	1.0944	1.0567	0.9326	0.8721	0.9198	1.1372	1.2046	1.2594	1.2579	1.3479
Six-month	1.1711	1.2376	1.1634	1.0873	1.0873	0.9591	0.8990	0.8980	1.1049	1.2273	1.2847	1.2292	1.3288
Third quarter	1.2081	1.2727	1.0991	1.1130	1.0483	0.9041	0.8895	0.9838	1.1248	1.2220	1.2197	1.2743	1.3738
Nine-month	1.1816	1.2493	1.1405	1.0961	1.0737	0.9400	0.8956	0.9277	1.1117	1.2255	1.2627	1.2444	1.3442
Fourth quarter	1.2160	1.2721	1.1255	1.1765	1.0370	0.8676	0.8959	0.9982	1.1882	1.2968	1.1886	1.2889	1.4486
Year	1.1887	1.2549	1.1367	1.1152	1.0642	0.9209	0.8957	0.9450	1.1307	1.2435	1.2444	1.2553	1.3705

(1)	Through 1998 the Euro/US$exchange rate has been calculated through the Lira/US$exchange rate, converted by the fixed rate Lire 1,936.27 = Euro 1.00.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Opinion of Deloitte (2 pages)

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (*)

	2007	2007	2006	2005
	(US$/000) (1)		(Euro/000)

NET SALES	7,251,929	4,966,054	4,676,156	4,134,263

COST OF SALES	(2,300,876)	(1,575,618)	(1,487,700)	(1,373,073)

GROSS PROFIT	4,951,053	3,390,436	3,188,456	2,761,190

OPERATING EXPENSES
Selling and advertising expenses	(3,021,770)	(2,069,280)	(1,948,466)	(1,755,536)
General and administrative expenses	(712,397)	(487,843)	(484,002)	(424,253)
Total	(3,734,167)	(2,557,123)	(2,432,468)	(2,179,789)

INCOME FROM OPERATIONS	1,216,886	833,313	755,987	581,401

OTHER INCOME (EXPENSES)
Interest income	24,952	17,087	9,804	5,650
Interest expenses	(130,694)	(89,498)	(70,622)	(66,171)
Other, net	28,885	19,780	(16,992)	18,429
Other income (expenses), net	(76,857)	(52,631)	(77,810)	(42,092)

INCOME BEFORE TAXES	1,140,029	780,681	678,177	539,309

PROVISION FOR INCOME TAXES	(399,393)	(273,501)	(238,757)	(199,266)

INCOME BEFORE MINORITY INTERESTS	740,636	507,180	439,420	340,043

Minority interests	(21,870)	(14,976)	(8,715)	(9,253)

Net income (Continuing operations)	718,766	492,204	430,705	330,790
Discontinued operations	—	—	(6,419)	11,504

NET INCOME	718,766	492,204	424,286	342,294

Earnings per share: Basic
Continuing operations	1.58	1.08	0.95	0.73
Discontinued operations			(0.01)	0.03
Net income	1.58	1.08	0.94	0.76

Earnings per share: Diluted
Continuing operations	1.57	1.07	0.94	0.73
Discontinued operations			(0.01)	0.03
Net income	1.57	1.07	0.93	0.76

Weighted average number of outstanding shares (thousands)
Basic	455,185	455,185	452,898	450,179
Diluted	458,531	458,531	456,186	453,303

(1)    Translated for convenience at the New York City Noon Buying Rate as determined in Note 1.
See notes to the consolidated financial statements.

(*)    In accordance with US GAAP.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2007 AND 2006 (*)

ASSETS

	2007	2007	2006
	(US$/000) (1)	(Euro/000)

CURRENT ASSETS
Cash and cash equivalents	442,317	302,894	339,122
Marketable securities	31,170	21,345	—
Accounts receivable - net (Less allowance for doubtful accounts: Euro 25.5 million (US$37.3 million) in 2007 and Euro 22.7 million in 2006)	971,368	665,184	533,772
Sales and income taxes receivable	129,967	89,000	24,924
Inventories, net	839,696	575,016	400,895
Prepaid expenses and other	203,426	139,305	98,156
Deferred tax assets, net	172,101	117,853	96,595
Total current assets	2,790,045	1,910,597	1,493,464

PROPERTY, PLANT AND EQUIPMENT, net	1,544,679	1,057,782	787,201

OTHER ASSETS
Goodwill	3,799,467	2,601,840	1,694,614
Intangible assets, net	1,907,323	1,306,117	830,362
Investments	25,801	17,668	23,531
Other assets	285,298	195,370	94,501
Deferred tax assets	99,142	67,891	45,205
Total other assets	6,117,031	4,188,887	2,688,213

TOTAL ASSETS	10,451,755	7,157,266	4,968,878

(1)    Translated for convenience at the New York City Noon Buying Rate as determined in Note 1.
See notes to the consolidated financial statements.

(*)    In accordance with US GAAP.

LIABILITIES AND SHAREHOLDERS’ EQUITY

	2007	2007	2006
	(US$/000) (1)	(Euro/000)

CURRENT LIABILITIES
Bank overdrafts	665,295	455,588	168,358
Current portion of long-term debt	1,157,459	792,617	359,527
Accounts payable	618,338	423,432	349,598
Accrued expenses:
• Payroll and related	194,194	132,983	145,005
• Customers’ right of return	38,781	26,557	17,881
• Other	450,850	308,738	229,713
Income taxes payable	28,205	19,314	155,195
Total current liabilities	3,153,123	2,159,229	1,425,277

LONG-TERM DEBT	2,813,301	1,926,523	959,735

LIABILITY FOR TERMINATION INDEMNITIES	83,107	56,911	60,635

DEFERRED TAX LIABILITIES, NET	362,704	248,377	95,124

OTHER LONG-TERM LIABILITIES	335,828	229,972	181,888

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	60,013	41,097	30,371

SHAREHOLDERS’ EQUITY
Capital stock par value Euro 0,06 - 462,623,620 and 460,216,248 ordinary shares authorized and issued at December 31, 2007 and 2006, respectively; 456,188,834 and 453,781,462 shares outstanding at December 31, 2007 and 2006, respectively	40,534	27,757	27,613
Additional paid-in capital	405,887	277,947	203,016
Retained earnings	3,850,618	2,636,868	2,343,800
Accumulated other comprehensive loss, net of tax	(551,158)	(377,428)	(288,593)
Total	3,745,881	2,565,145	2,285,836
Less treasury shares at cost; 6,434,786 and 6,434,786 shares at December 31, 2007 and 2006, respectively	102,201	69,987	69,987
Total shareholders’ equity	3,643,680	2,495,158	2,215,849

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	10,451,755	7,157,266	4,968,878

(1)    Translated for convenience at the New York City Noon Buying Rate as determined in Note 1.
See notes to the consolidated financial statements.

(*)    In accordance with US GAAP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AT DECEMBER 31, 2005, 2006 AND 2007 (*)

			Additional		Unearned	Other comprehensive	Accumulated other comprehensive	Treasury share	Total
	Common stock		paid-in	Retained	stock-based	income (loss)	income (loss)	amount	shareholders’
(Euro/000)	Shares	Ammount	capital	earnings	compensation	net of taxes	net of tax	at cost	equity

BALANCES AT JANUARY 1, 2005	455,205,473	27,312	47,167	1,812,073			(320,958)	(69,987)	1,495,607

Exercise of stock options	2,770,250	167	28,062						28,229

Translation adjustment						157,776	157,776		157,776
Aggregate stock based compensation			70,273		(70,273)
Realized stock based compensation					21,706				21,706

Minimum pension liability, net of taxes of Euro 1.6 million						2,534	2,534		2,534
Tax benefit on stock options			4,677						4,677
Change in fair value of derivative instruments, net of taxes of Euro 2.3 million						4,694	4,694		4,694
Dividends declared (Euro 0.23 per share)				(103,484)					(103,484)
Net income (Continuing operations)				330,790		330,790			330,790
Income from Discontinued operations				11,504		11,504			11,504
Comprehensive income						507,298
BALANCES, DECEMBER 31, 2005	457,975,723	27,479	150,179	2,050,883	(48,567)		(155,954)	(69,987)	1,954,033

Exercise of stock options	2,240,525	134	24,308						24,443
Translation adjustmente						(126,853)	(126,853)		(126,853)
Effect of adoption of SFAS 123 R			(48,567)		48,567				—
Realized stock based compensation			47,969						47,969
Minimum pension liability, net of taxes of Euro 0,4 million						(624)	(624)		(624)
Effect of adoption of SFAS 158						(8,409)	(8,409)		(8,409)
Unrealized gain on available-for-sale securities, net of taxes of Euro 0.5 million						1,244	1,244		1,244
Diluted gain on business combinations			21,847						21,847
Excess tax benefit on stock options			7,279						7,279
Change in fair value of derivative instruments, net of taxes of Euro 1.8 million						2,003	2,003		2,003
Dividends declared (Euro 0.29 per share)				(131,369)					(131,369)
Net income (Continuing operations)				430,705		430,705			430,705
Loss from Discontinued operations				(6,419)		(6,419)			(6,419)
Comprehensive income						291,647
BALANCES, DECEMBER 31, 2006	460,216,248	27,613	203,016	2,343,800			(288,593)	(69,987)	2,215,849

			Additional		Unearned	Other comprehensive	Accumulated other comprehensive	Treasury share	Total
	Common stock		paid-in	Retained	stock-based	income (loss)	income (loss)	amount	shareholders’
(Euro/000)	Shares	Ammount	capital	earnings	compensation	net of taxes	net of tax	at cost	equity

BALANCES, DECEMBER 31, 2006	460,216,248	27,613	203,016	2,343,800			(288,593)	(69,987)	2,215,849

Exercise of stock options	2,407,372	144	26,498						26,642
Translation adjustment						(90,881)	(90,881)		(90,881)
Effect of adoption of FIN 48				(8,060)					(8,060)
Realized stock based compensation			42,121						42,121
Pension adjustment, net of taxes of Euro 3.9 million						9,688	9,688		9,688
Unrealized gain on available-for-sale securities, net of taxes of Euro 0.9 million						(1,579)	(1,579)		(1,579)
Excess tax benefit on stock options			6,313						6,313
Change in fair value of derivative instruments, net of taxes of Euro 4.6 million						(6,062)	(6,062)		(6,062)
Dividends declared (Euro 0.42 per share)				(191,077)					(191,077)
Net income (Continuing operations)				492,204		492,204			492,204
Comprehensive income						403,369
BALANCES, DECEMBER 31, 2007	462,623,620	27,757	277,947	2,636,868			(377,428)	(69,987)	2,495,158
Comprehensive income (US$/000)(1)						589,040
BALANCES, DECEMBER 31, 2007
(US$/000) (1)	462,623,620	40,534	405,887	3,850,618			(551,158)	(102,201)	3,643,680

(1)    Translated for convenience at the New York City Noon Buying Rate as determined in Note 1.
See notes to the consolidated financial statements.

(*)    In accordance with US GAAP.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (*)

	2007	2007	2006	2005
	(US$/000) (1)	(Euro/000)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (Continuing operations)	718,766	492,204	430,705	330,790

Adjustments to reconcile net income to net cash provided by operating activities
Minority interest in income of consolidated subsidiaries	21,870	14,976	8,715	9,253
Non cash stock-based compensation	61,510	42,121	47,969	21,706
Excess tax benefits from stock-based compensation	(9,218)	(6,313)	(7,279)
Depreciation and amortization	339,977	232,813	220,797	184,652
Benefit for deferred income taxes	(65,768)	(45,037)	(72,509)	(91,297)
Loss/(Gain) on disposals of fixed assets, net	(28,238)	(19,337)	4,930	6,559
Termination indemnities matured during the year, net	(5,249)	(3,595)	4,369	3,723

Changes in operating assets and liabilities, net of acquisition of businesses
Accounts receivable	(81,349)	(55,707)	(83,107)	(33,634)
Prepaid expenses and other	(322,327)	(220,727)	8,568	(56,767)
Inventories	(61,209)	(41,916)	(27,658)	66,491
Accounts payable	65,695	44,988	76,021	49,615
Accrued expenses and other	(13,776)	(9,433)	(25,243)	(17,544)
Accrual for customers’ right of return	14,391	9,855	11,121	5,448
Income taxes payable	(134,556)	(92,142)	5,875	126,708
Total adjustments	(218,247)	(149,454)	172,569	274,914
Cash provided by operating activities from continuing operations	500,519	342,750	603,274	605,704

CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment:
• Additions	(488,863)	(334,769)	(272,180)	(220,016)
• Disposals	43,371	29,700	21,563	1,022
Increase in investments			(5,872)
Purchases of businesses net of cash acquired	(2,177,433)	(1,491,086)	(134,114)	(86,966)
Sale of investment in Pearl Europe				144,000
Sale of Things Remembered			128,007
Additions of intangible assets	(5,671)	(3,883)	(1,140)	(4,479)
Cash used in investing activities of continuing operations	(2,628,596)	(1,800,038)	(263,737)	(166,439)

	2007	2007	2006	2005
	(US$/000) (1)		(Euro/000)

CASH FLOWS FROM FINANCING ACTIVITIES
Long-term debt:
• Proceeds	3,132,968	2,145,428	84,100	373,462
• Repayments	(986,920)	(675,834)	(233,378)	(623,338)
Swap termination fees				(7,062)
Repayment of acquired lines of credit	(243,253)	(166,577)
Increase (decrease) in overdraft balances	412,214	282,280	(101,008)	(17,813)
Exercise of stock options	38,905	26,642	24,443	28,229
Excess tax benefit from stock-based compensation	9,218	6,313	7,279
Dividends	(279,030)	(191,077)	(131,369)	(103,484)
Cash used in financing activities of continuing operations	2,084,102	1,427,174	(349,933)	(350,006)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(43,975)	(30,114)	(10,395)	89,260

CASH AND EQUIVALENTS, BEGINNING OF YEAR	495,220	339,122	367,461	253,246
Effect of exchange rate changes on cash and cash equivalents	(8,928)	(6,114)	(17,944)	24,955
CASH AND EQUIVALENTS, END OF YEAR	442,317	302,894	339,122	367,461

Cash provided by (used in) operating activities of discontinued operations			(5,688)	17,756
Cash provided by (used in) investing activities of discontinued operations			(9,186)	(9,340)
Cash provided by (used in) financing activities of discontinued operations			16,209	(8,318)

(DECREASE)INCREASE IN CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS			1,334	99
CASH RECLASSIFIED AS ASSETS OF DISCONTINUED OPERATION AT BEGINNING OF YEAR			4,795	4,103
EFFECT OF TRANSLATION ADJUSTMENTS ON CASH AND CASH EQUIVALENTS
OF DISCONTINUED OPERATIONS			(557)	593
CASH RETAINED BY DISCONTINUED OPERATIONS UPON SALE			(5,572)
CASH INCLUDED IN ASSETS OF DISCONTINUED OPERATIONS AT END OF PERIOD				4,795

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year for interest	106,897	73,202	67,496	61,770
Cash paid during the year for income taxes	663,067	454,062	242,628	153,287
Acquisition of businesses:
Fair value of assets acquired	796,052	545,129	10,863	3,702

(1)    Translated for convenience at the New York City Noon Buying Rate as determined in Note 1.
See notes to the consolidated financial statements.

(*)    In accordance with US GAAP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization. Luxottica Group S.p.A. and its subsidiaries (collectively “Luxottica Group” or the “Company”) operate in two industry segments: (1) manufacturing and wholesale distribution and (2) retail distribution.

Through its manufacturing and wholesale distribution operations, Luxottica Group is engaged in the design, manufacturing, wholesale distribution and marketing of house brand and designer lines of mid to premium-priced prescription frames and sunglasses, and, with the acquisition of Oakley Inc. (“Oakley”) in November 2007, the Company, through various Oakley subsidiaries, is a designer, manufacturer, and worldwide distributor of performance optics products.

Through its retail operations, as of December 31, 2007, the Company owned and operated 5,885 retail locations worldwide (5,280 locations at December 31, 2006) and franchised an additional 522 locations (439 locations at December 31, 2006) principally through LensCrafters, Inc., Sunglass Hut International Inc., OPSM Group Limited, Cole National Corporation (“Cole”) and Oakley. The retail division of Oakley (“O” retail) consists of owned retail locations operating under various names including “O” stores which sell apparel and other Oakley branded merchandise in addition to performance sunglasses. At December 31, 2007, our retail operations by geographic region and significant trade names were as follows:

			Australia
		Europe	New Zealand	China
	North America	Middle East	South Africa	Hong Kong	Others	Total

LensCrafters	951			165		1,116
Sunglass Hut	1,738	110	287	6		2,141
Pearle and Licensed brands	1,815					1,815
OPSM Group			551			551
Oakley	107				39	146
Others			32	84		116
Franchised locations	414		108			522
	5,025	110	978	255	39	6,407

Luxottica Group’s net sales consist of direct sales of finished products manufactured under its own brand names or licensed brands to opticians and other independent retailers through its wholesale distribution channels and direct sales to consumers through its retail segment.

Demand for the Company’s products, particularly the higher-end designer lines, is largely dependent on the discretionary spending power of the consumers in the markets in which the Company operates.

The North America retail division’s fiscal year is a 52- or 53-week period ending on the Saturday nearest December 31. The accompanying consolidated financial statements include the operations of the North America retail division for the 52-week periods ended January 1, 2006, December 30, 2006, and December 29, 2007.

Principles of consolidation and basis of presentation. The consolidated financial statements of Luxottica Group include the financial statements of the parent company and all wholly or majority-owned subsidiaries. During 2007 a subsidiary of the Company located in the United States acquired an additional 26% interest in an affiliated manufacturing and wholesale distributor, located and publicly traded in India, in which it previously held an approximate 44%. Until the time that the Company became the majority shareholder, this investment was accounted for under the equity method. The Company owns a 50% interest in an affiliated company located in Great Britain which is accounted for under the equity method. Investments in other companies in which the Company has less than a 20% interest with no ability to exercise significant influence are carried at cost. All intercompany accounts and transactions are eliminated in consolidation. Luxottica Group prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

In accordance with Financial Accounting Standard Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations, we account for all business combinations under the purchase method. Furthermore, we recognize intangible assets apart from goodwill if they arise from contractual or legal rights or if they are separable from goodwill.

Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant judgment and estimates are required in the determination of the valuation allowances against receivables, inventory and deferred tax assets, calculation of pension and other long-term employee benefit accruals, legal and other accruals for contingent liabilities and the determination of impairment considerations for long-lived assets, among other items. Actual results could differ from those estimates.

Foreign currency translation and transactions. Luxottica Group accounts for its foreign currency denominated transactions and foreign operations in accordance with SFAS No. 52, Foreign Currency Translation. The financial statements of foreign subsidiaries are translated into Euro, which is the functional currency of the parent company and the reporting currency of the Company. Assets and liabilities of foreign subsidiaries, which use the local currency as their functional currency, are translated at year-end exchange rates. Results of operations are translated using the average exchange rates prevailing throughout the year. The resulting cumulative translation adjustments are recorded as a separate component of “Accumulated other comprehensive income (loss).”

Transactions in foreign currencies are recorded at the exchange rate in effect at the transaction date. Gains or losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables during the year, are recognized in the consolidated statement of income in such year. Aggregate foreign exchange transaction gain/(loss) for the fiscal years 2007, 2006 and 2005 were Euro 15.2 million, Euro (19.9) million and Euro 9.5 million, respectively.

Cash and cash equivalents. Cash and cash equivalents includes cash on hand, demand deposits, and highly liquid investments with an original maturity of three months or less, and amounts in-transit from banks for customer credit card and debit card transactions. Substantially all amounts in transit from the banks are converted to cash within four business days from the time of sale. Credit card and debit card transactions in transit were approximately Euro 25.5 million and Euro 23.4 million at December 31, 2007 and 2006, respectively.

Bank overdrafts. Bank overdrafts represent negative cash balances held in banks and amounts borrowed under various unsecured short-term lines of credit (see “Credit Facilities” included in Note 14 for further discussion of the short-term lines of credit) that the Company has obtained through local financial institutions. These facilities are usually short-term in nature or may contain provisions that allow them to renew automatically with a cancellation notice period. Certain subsidiaries’ agreements require a guarantee from Luxottica Group. Interest rates on these lines of credit vary and can be used to obtain various letters of credit when needed.

Inventories. Luxottica Group’s manufactured inventories, approximately 66.2% and 66.7% of total frame inventory for 2007 and 2006, respectively, are stated at the lower of cost, as determined under the weighted-average method, or market value. Retail inventories not manufactured by the Company or its subsidiaries are stated at the lower of cost as determined by the weighted-average cost, or market value. Inventories are recorded net of allowances for estimated losses. This reserve is calculated using various factors including sales volume, historical shrink results and current trends.

Property, plant and equipment. Property, plant and equipment are stated at historical cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Estimated Useful Life

Buildings and building improvements	19 to 40 years
Machinery and equipment	3 to 12 years
Aircraft	25 years
Other equipment	5 to 8 years
Leasehold improvements	Lesser of 15 years or the remaining life of the lease

Maintenance and repair expenses are expensed as incurred. Upon the sale or disposition of property and equipment, the cost of the asset and the related accumulated depreciation and leasehold amortization are removed from the accounts and any resulting gain or loss is included in the consolidated statement of income.

Capitalized leased property. Capitalized leased assets are amortized using the straight-line method over the term of the lease, or in accordance with practices established for similar owned assets if ownership transfers to the Company at the end of the lease term.

Goodwill. Goodwill represents the excess of the purchase price (including acquisition-related expenses) over the value assigned to the net tangible and identifiable intangible assets acquired. The Company’s goodwill is tested annually for impairment as of December 31 of each year in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Additional impairment tests are performed if, for any reason, the Company believes that an event has occurred that may impair goodwill. Such tests are performed at the reporting unit level which consists of four units, Wholesale, Retail North America, Retail Asia Pacific and Retail Other, as required by the provisions of SFAS 142. For the fiscal years 2007, 2006 and 2005 the Company has not recorded a goodwill impairment charge.

Trade names and other intangibles. In connection with various acquisitions, Luxottica Group has recorded as intangible assets certain trade names and other intangibles which the Company believes have a finite life. Trade names are amortized on a straight-line basis over periods ranging from 20 to 25 years (see Note 7). Other intangibles include, among other items, distributor networks, customer lists and contracts, franchise agreements and license agreements, and are amortized over the respective useful lives. All intangibles are subject to test for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Aggregate amortization expense of trade names and other intangibles for the fiscal years 2007, 2006 and 2005 was Euro 69.5 million, Euro 68.8 million and 61.9 million, respectively.

Impairment of long-lived assets. Luxottica Group’s long-lived assets, other than goodwill, are tested for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the long-lived assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the long-lived assets, the Company records an impairment loss, if determined to be necessary. Such impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds the fair value in accordance with SFAS 144. The aggregate impairment loss on certain non-performing long-lived assets charged to the consolidated statements of income during fiscal years 2007, 2006 and 2005 was not material.

Store opening and closing costs. Store opening costs are charged to operations as incurred in accordance with Statement of Position No. 98-5, Accounting for the Cost of Start-up Activities. The costs associated with closing stores or facilities are recorded at fair value as such costs are incurred. Store closing costs charged to the consolidated statements of income during fiscal years 2007, 2006 and 2005 were not material.

Self insurance. The Company is self insured for certain losses relating to workers’ compensation, general liability, auto liability, and employee medical benefits for claims filed and for claims incurred but not reported. The Company’s liability is estimated on an undiscounted basis using historical claims experience and industry averages; however, the final cost of the claims may not be known for over five years. As of December 31, 2007 and 2006, self insurance accruals were Euro 40.9 million and 37.4 million, respectively.

Income taxes. Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is determined that it is more likely than not that the asset will not be realized. Changes in valuation allowances from period to period are included in the tax provisions in the relevant period of change.

As of January 1, 2007, the Company adopted Financial Accounting Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109. FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. In addition, it provides additional requirements regarding measurement, de-recognition, disclosure, interest and penalties and classification. FIN 48 must be applied to all existing tax positions for all open tax periods as of the date of adoption (see Note 8 for a tabular reconciliation of uncertain tax positions). The cumulative effect of adoption of FIN 48 of Euro 8.1 million was recorded as a reduction to retained earnings on the date of adoption.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of income. Accrued interest and penalties are included within the related tax liability in the consolidated balance sheet.

Liability for termination indemnities. The reserve for employee termination indemnities of Italian companies was considered a defined benefit plan through December 31, 2006 and was accounted for accordingly. Effective January 1, 2007, the Italian employee termination indemnity system was reformed, and such indemnities are subsequently accounted for as a defined contribution plan. Termination indemnities in other countries are provided through payroll tax and other social contributions in accordance with local statutory requirements (see Note 10).

Revenue recognition. Revenues include sales of merchandise (both wholesale and retail), insurance and administrative fees associated with the Company’s managed vision care business, eye exams and related professional services, and sales of merchandise to franchisees along with other revenues from franchisees such as royalties based on sales and initial franchise fee revenues. Excluded from revenues and recorded net in expenses when applicable are amounts collected from customers and remitted to governmental authorities for taxes directly related to the revenue-producing transaction.

Revenue is recognized when it is realized or realizable and earned. Revenue is considered to be realized or realizable and earned when there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

Wholesale Division revenues are recognized from sales of products at the time of shipment, as title and the risks and rewards of ownership of the goods are assumed by the customer at such time. The products are not subject to formal customer acceptance provisions. In some countries, the customer has the right to return products for a limited period of time after the sale. However, such right of return does not impact the timing of revenue recognition as all conditions of SFAS No. 48, Revenue Recognition When Right of Return Exists, are satisfied at the date of sale. Accordingly, the Company has recorded an accrual for the estimated amounts to be returned. This estimate is based on the Company’s right of return policies and practices along with historical data and sales trends. There are no other post-shipment obligations. Revenues received for the shipping and handling of goods are included in sales and the costs associated with shipments to customers are included in operating expenses. Total shipping costs in fiscal years 2007, 2006 and 2005 associated with the sale of goods in the Wholesale Division were Euro 8.3 million, Euro 7.3 million and Euro 6.0 million, respectively.

Retail Division revenues, including internet and catalogue sales, are recognized upon receipt by the customer at the retail location, or when goods are shipped directly to the customer for internet and catalog sales. In some countries, the Company allows retail customers to return goods for a period of time and, as such, the Company has recorded an accrual for the estimated amounts to be returned. This accrual is based on the historical return rate as a percentage of net sales and the timing of the returns from the original transaction date. There are no other post-shipment obligations. As such, the right of return does not impact the timing of revenue recognition as all conditions of Statement of Financial Accounting Standards (“SFAS”) No. 48, Revenue Recognition When Right of Return Exists, are satisfied at the date of sale. Additionally, the Retail Division enters into discount programs and similar relationships with third parties that have terms of twelve or more months. Revenues under these arrangements are likewise recognized as transactions occur in the Company’s retail locations and customers take receipt of products and services. Advance payments and deposits from customers are not recorded as revenues until the product is delivered. At December 31, 2007 and 2006 customer advances included in the consolidated balance sheet in “Accrued Expenses and Other” were Euro 22.9 million and Euro 21.8 million, respectively. Also included in Retail Division revenues are managed vision care revenues consisting of (i) insurance revenues, which are recognized when earned over the terms of the respective contractual relationships, and (ii) administrative services revenues, which are recognized when services are provided during the contract period. Accruals are established for amounts due under these relationships determined to be uncollectible.

Oakley licenses to third parties the rights to certain intellectual property and other proprietary information and recognizes royalty revenues when earned.

The Retail Division previously sold separately priced extended warranty contracts with terms of coverage of 12 months. Revenues from the sale of these warranty contracts are deferred and amortized over the lives of the contracts, while costs to service the warranty claims are expensed as incurred.

A reconciliation of the changes in deferred revenue from the sale of warranty contracts and other deferred items for the years ended December 31, 2007 and 2006, is as follows:

(Euro/000)	2007	2006

Beginning balance	15,798	41,099
Translation difference	(586)	(3,643)
Warranty contracts sold	—	30,151
Other deferred revenues	—	70
Amortization of deferred revenues	(15,212)	(51,879)
Total	—	15.798
Current	—	15.798
Non-current	—	—

The Company earns and accrues franchise revenues based on sales by franchisees which are accrued as earned. Initial franchise fees are recorded as revenue when all material services or conditions relating to the sale of the franchise have been substantially performed or satisfied by the Company and when the related store begins operations. These initial franchise fees were immaterial for the fiscal years 2007, 2006 and 2005. Accruals are established for amounts due under these relationships when they are determined to be uncollectible.

The Wholesale and Retail Divisions may offer certain promotions during the year. Free frames given to customers as part of a promotional offer are recorded in cost of sales at the time they are delivered to the customer. Discounts and coupons tendered by customers are recorded as a reduction of revenue at the date of sale.

Managed Vision Care underwriting and expenses. The Company sells vision insurance plans which generally have a duration of up to five years. Based on its experience, the Company believes it can predict utilization and claims experience under these plans, including claims incurred but not yet reported, with a high degree of confidence. Claims are recorded as they are incurred and certain other membership costs are amortized over the covered period.

Advertising and direct response marketing. Costs to develop and create newspaper, radio and other media advertising are expensed as incurred. Costs to develop and create television advertising are expensed the first time the airtime is used. The costs to communicate the advertising are expensed the first time the airtime or advertising space is used with the exception of certain direct response advertising programs. Costs for certain direct response advertising programs are capitalized if such direct response advertising costs are expected to result in future economic benefit and the primary purpose of the advertising is to elicit sales to customers who could be shown to have responded specifically to the advertising. Such costs related to the direct response advertising are amortized over the period during which the revenues are recognized, not to exceed 90 days. Generally, other direct response program costs that do not meet the capitalization criteria are expensed the first time the advertising occurs. Advertising expenses incurred during fiscal years 2007, 2006 and 2005 were Euro 348.2 million, Euro 318.1 million and Euro 267.8 million, respectively, and no significant amounts have been reported as assets.

The Company receives a reimbursement from its acquired franchisees for certain marketing costs. Operating expenses in the Consolidated Statements of Income are net of amounts reimbursed by the franchisees calculated based on a percentage of their sales. The amounts received in fiscal years 2007, 2006 and 2005 for such reimbursement were Euro 16.8 million, Euro 19.2 million and Euro 15.5 million, respectively.

Earnings per share. Luxottica Group calculates basic and diluted earnings per share in accordance with SFAS No. 128, Earnings per Share. Net income available to shareholders is the same for the basic and diluted earnings per share calculations for the years ended December 31, 2007, 2006 and 2005. Basic earnings per share are based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are based on the weighted average number of shares of common stock and common stock equivalents (options) outstanding during the period, except when the common stock equivalents are anti-dilutive. The following is a reconciliation from basic to diluted shares outstanding used in the calculation of earnings per share:

	2007	2006	2005

Weighted average shares outstanding - basic	455,184,797	452,897,854	450,179,073
Effect of dilutive stock options	3,345,812	3,287,796	3,124,353
Weighted average shares outstanding - dilutive	458,530,609	456,185,650	453,303,426
Options not included in calculation of dilutive shares as the exercise price was greater than the average price during the respective period	4,947,775	6,885,893	569,124

Stock-based compensation. Stock-based compensation represents the cost related to stock-based awards granted to employees. Stock-based compensation cost is measured at grant date based on the estimated fair value of the award and recognizes the cost on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. The fair value of stock options is estimated using a binomial lattice valuation technique. Deferred tax assets are recorded for awards that result in deductions on income tax returns, based on the amount of compensation cost recognized and the statutory tax rate in the jurisdiction in which the deduction will be received. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the income tax return are recorded in Additional Paid-In Capital (if the tax deduction exceeds the deferred tax asset) or in the consolidated statements of income (if the deferred tax asset exceeds the tax deduction and no additional paid-in capital exists from previous awards).

Fair value of financial instruments. Financial instruments consist primarily of cash and cash equivalents, marketable securities, debt obligations, and derivative financial instruments which are either accounted for as fair value or cash flow hedges, and starting in 2006, financial instruments also include a note receivable from a third party for the sale of Things Remembered Inc. (“TR Note”). Luxottica Group estimates the fair value of cash and cash equivalents and marketable securities based on interest rates available to the Company and by comparison to quoted market prices and its debt obligations, as there are no quoted market prices, based on interest rates available to the Company. The fair value associated with financial guarantees has been accrued for when applicable and is disclosed in Note 15. The fair values of letters of credit are not disclosed as it is not practicable for the Company to do so and substantially all of these instruments are in place for operational purposes such as security on leases and health benefits. The fair value of the TR Note was based on discounted projected cash flows utilizing an expected yield.

At December 31, 2007 and 2006, the fair value of the Company’s financial instruments approximated the carrying value except as otherwise disclosed.

Derivative financial instruments. Derivative financial instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended and interpreted.

SFAS 133 requires that all derivatives, whether or not designed in hedging relationships, be recorded on the balance sheet at fair value regardless of the purpose or intent for holding them. If a derivative is designated as a fair-value hedge, changes in the fair value of the derivative and the related change in the hedge item are recognized in operations. If a derivative is designated as a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income/(loss) (“OCI”) in the Statements of Consolidated Shareholders’ Equity and are recognized in the consolidated statements of income when the hedged item affects operations. The effect of these derivatives in the consolidated statements of income depends on the item hedged (for example, interest rate hedges are recorded in interest expense). For a derivative that does not qualify as a hedge, changes in fair value are recognized in the consolidated statements of income, under the caption “Other - net”.

Designated hedging instruments and hedged items qualify for hedge accounting only if there is a formal documentation of the hedging relationship at the inception of the hedge, hedging relationship is expected to be highly effective and effectiveness is tested at the inception date and at least every three months.

Certain transactions and other future events, such as (i) the derivative no longer effectively offsetting changes to the cash flow of the hedged instrument, (ii) the expiration, termination or sale of the derivative, or (iii) any other reason of which the Company becomes aware that the derivative no longer qualifies as a cash flow hedge, would cause the balance remaining in other comprehensive income to be realized immediately as earnings. Based on current interest rates and market conditions, the estimated aggregate amount to be recognized as earnings from other comprehensive income relating to these cash flow hedges in fiscal 2008 is approximately Euro (1.2) million, net of taxes.

Luxottica Group uses derivative financial instruments, principally interest rate and currency swap agreements, as part of its risk management policy to reduce its exposure to market risks from changes in interest and foreign exchange rates. Although it has not done so in the past, the Company may enter into other derivative financial instruments when it assesses that the risk can be hedged effectively.

Defined benefit pensions. The funded status of the Company’s defined benefit pension plans is recognized in the consolidated statement of income. The funded status is measured as the difference between the fair value of plan assets and the benefit obligation at September 30, the measurement date. For defined benefit pension plans, the benefit obligation is the projected benefit obligation (“PBO”), which represents the actuarial present value of benefits expected to be paid upon retirement based on estimated future compensation levels. The fair value of plan assets represents the current market value of cumulative company and participant contributions made to an irrevocable trust fund, held for the sole benefit of participants, which are invested by the trust fund. Overfunded plans, with the fair value of plan assets exceeding the benefit obligation, are aggregated and recorded as a prepaid pension asset equal to this excess. Underfunded plans, with the benefit obligation exceeding the fair value of plan assets, are aggregated and recorded as a retirement benefit obligation equal to this excess. The current portion of the retirement benefit obligations represents the actuarial present value of benefits payable in the next 12 months exceeding the fair value of plan assets, measured on a plan-by-plan basis.

Net periodic pension benefit cost/(income) is recorded in the consolidated statements of income and includes service cost, interest cost, expected return on plan assets, amortization of prior service costs/(credits) and (gains)/losses previously recognized as a component of gains and (losses) not affecting retained earnings and amortization of the net transition asset remaining in accumulated gains and (losses) not affecting retained earnings. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Certain events, such as changes in employee base, plan amendments and changes in actuarial assumptions, result in a change in the benefit obligation and the corresponding change in the gains and (losses) not affecting retained earnings. The result of these events is amortized as a component of net periodic cost/(income) over the service lives of the participants.

Information expressed in US Dollars. The Company’s consolidated financial statements are stated in Euro, the currency of the country in which the parent company is incorporated and operates. The translation of Euro amounts into US Dollar amounts is included solely for the convenience of international readers and has been made at the rate of Euro 1 to US Dollar 1.4603. Such rate was determined by using the noon buying rate of the Euro to US Dollar as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2007. Such translations should not be construed as representations that Euro amounts could be converted into US Dollars at that or any other rate.

Reclassifications. The presentation of certain prior year information has been reclassified to conform to the current year presentation.

Recent accounting pronouncements.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently assessing the impact of SFAS 161.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment to ARB No. 51, establishing new accounting and reporting standards for noncontrolling interests (formally known as “minority interests”) in a subsidiary and, when applicable, how to account for the deconsolidation of such subsidiary. The key differences include that non-controlling interests will be recorded as a component of equity, the consolidated income statements and statements of comprehensive income will be adjusted to include the non controlling interest and certain disclosures have been updated. The statement is effective for the fiscal years and interim periods within those years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company has minority interests in certain subsidiaries and as such is currently evaluating the effect of adoption.

In December 2007, FASB issued SFAS No. 141(R), Business Combinations Revised (“SFAS 141(R)”), which revises the current SFAS 141. The significant changes include a change from the “cost allocation process” to determine the value of assets and liabilities to a full fair value measurement approach. In addition, acquisition related expenses will be expensed as incurred and not included in the purchase price allocation and contingent liabilities will be separated into two categories, contractual and non-contractual, and accounted for based on which category the contingency falls into. This statement applies prospectively and is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008. Since it will be applied prospectively it will not have an effect on the current financial statements, however, since the Company participates in business combinations, in the future the Company believes this statement after the adoption date could have a significant effect on future operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB No. 115, which allows the Company to elect to record at fair value financial assets and liabilities, on an instrument by instrument basis, with the change being recorded in earnings. Such election is irrevocable after elected for that instrument and must be applied to the entire instrument. The adoption of such standard is for fiscal years beginning after November 15, 2007. The adoption is not expected to have a material effect on the consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements, which establishes a definition of fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require new fair value measurements but clarifies the definition, method and disclosure requirements of previously issued standards that address fair value measurements. The adoption of such standard is for fiscal years beginning after November 15, 2007. The Company is currently evaluating the accounting and disclosure requirements and their effect on the consolidated financial statements.

In September 2006, FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension Other Post Retirement Plans, which requires the Company to recognize an asset or liability for the funded status (difference between fair value of plan assets and benefit obligation, which for defined benefit pension plans is deemed to be the Projected Benefit Obligation) of its retirement plans and recognize changes in the funded status annually through other comprehensive income (“O.C.I.”). Additionally, the statement changes the date as of which the funded status can be measured (eliminates the 90 day window) with limited exceptions. The effective date of the recognition of the funded status is for years ending after December 15, 2006, and as such, refer to Note 10 for the effect on adoption. The effective date for the change in acceptable measurement date is for fiscal years ending after December 15, 2008. The Company is currently evaluating the impact on the consolidated financial statements of changing its measurement date.

2. RELATED PARTY TRANSACTIONS

Fixed assets. In 2002, a subsidiary of the Company entered into an agreement with the Company’s Chairman to lease to him a portion of a building for Euro 0.5 million annually. The expiration date of this lease is 2010.

As of December 31, 2007 the receivable from the Company’s Chairman amounts to Euro 0.3 million (Euro 0.2 million as of December 31, 2006).

License agreement. The Company has a worldwide exclusive license agreement to manufacture and distribute ophthalmic products under the name of Brooks Brothers. The Brooks Brothers trade name is owned by Retail Brand Alliance, Inc. (“RBA”), which is owned and controlled by a Director of the Company. The license agreement expires in 2009. Royalties paid to RBA for such agreement were Euro 0.9 million, Euro 1.3 million and Euro 0.5 million in fiscal years 2007, 2006 and 2005 respectively.

In July 2004, the Company signed a worldwide exclusive license agreement to manufacture and distribute ophthalmic products under the name of Adrienne Vittadini. The Adrienne Vittadini trade name was owned by RBA until November 2006 when the license was sold by RBA to a party unrelated to the Company. For fiscal years 2006 and 2005 royalties paid to RBA for such agreement were Euro 1.0 million and Euro 0.9 million.

As of December 31, 2007 the balance of accounts receivable and payable related to RBA (including service revenues described in the next paragraph) amount to Euro 0.0 million and Euro 0.4 million, respectively (Euro 0.1 million and Euro 0.7 million, as of December 31, 2006).

Service revenues. During fiscal years 2007, 2006 and 2005, subsidiaries of Luxottica U.S. Holdings Corp. (“US Holdings”) performed certain services for RBA. Amounts received for the services provided were Euro 0.2 million, Euro 0.7 million and Euro 0.6 million, in fiscal 2007, 2006 and 2005, respectively.

Stock incentive plan. On September 14, 2004, the Company announced that its majority shareholder, Mr. Leonardo Del Vecchio, had allocated shares held through La Leonardo Finanziaria S.r.l. (subsequently merged into Delfin S.a.r.l.), a holding company of the Del Vecchio family, representing at that time 2.11% (or 9.6 million shares) of the Company’s authorized and issued share capital, to a stock option plan for top management of the Company. The stock options to be issued under the stock option plan vested upon the meeting of certain economic objectives as of June 30, 2006 and, as such, the holders of these options became entitled to exercise such options beginning on that date until their termination in 2014. In 2007, 400,000 options from this grant were exercised.

Transactions with former chairman of Oakley. Certain of the Company’s Oakley associates perform services for a company owned by the former chairman of Oakley. Total billings for services rendered by Oakley were Euro 0.4 million since the acquisition date. The agreement governing the provision of these services can be terminated at any time with a 30 day written notice. In addition, Oakley may incur other costs on behalf of the former chairman and such company that are reimbursed after such amounts are paid by Oakley or with a prepaid deposit. As of December 31, 2007, the aggregate amount due from the former chairman and such company was approximately Euro 0.1 million.

Oakley leases an aircraft from a different corporation owned by the former chairman of Oakley which expires January 31, 2009, subject to automatic annual extensions unless Oakley, in its discretion, terminates the agreement as of such date or any subsequent expiration date. The annual lease payment is approximately Euro 0.1 million and the Company bears all costs and expenses of operating and maintaining the aircraft. Oakley entered into time sharing agreements with the former chairman and various other entities controlled by him whereby the Company is reimbursed for costs of the aircraft when utilized by the former chairman or such other entities.

As of December 31, 2007 total receivables and payables from/to other related parties not considered in the above reported paragraphs amount to Euro 0.9 million and Euro 0.7 million, respectively (Euro 1.3 million and Euro 0.2 million as of December 31, 2006). These amounts mainly refer to commercial transactions with the companies Type 20 S.r.l. and Optica Limited.

3. INVENTORIES - NET

Inventories - net consisted of the following:

Inventories - net consisted of the following - Euro/000	2007	2006

Raw materials and packaging	117,191	76,352
Work in process	52,132	49,650
Finished goods	492,839	320,146
Less: Inventory obsolescence reserves	(87,146)	(45,253)
Total	575,016	400,895

4. SALE OF THINGS REMEMBERED

On September 29, 2006, the Company sold its Things Remembered (“TR”) specialty gifts retail business to a private equity consortium for net cash consideration of Euro 128.0 million (US$ 162.1 including costs of US$ 5.3 million) and a promissory note with a principal amount of Euro 20.6 million (US$ 26.1 million). The TR business operated solely in the United States and was included in the retail segment of the Company’s operations as of December 31, 2004 and 2005. In the consolidated statements of income, for 2005 and 2006, the Company has reclassified sales, cost of sales and other expenses associated with the discontinued operations as a single line item after income from continuing operations but before net income. Revenues, income from operations, income before provision for income taxes and income tax provision reclassified under discontinued operations for the twelve-month periods ended December 31, 2005 and 2006, are as follows:

(Euro/000)	2006 (1)	2005

Revenues	157,110	236,478
Income from operations	3,250	21,153
Income before provision for income taxes	761	18,260
Income tax provision	(45)	(6,756)

Gain/loss on sale	13,278	n.a.
Income taxes on sale	(20,413)	n.a.
(Loss)/Gain on discontinued operations	(6,419)	11,504

(1) From January 1, 2006 through September 29, 2006.

The promissory note has a stated interest rate of 15.0%. Interest is “paid-in-kind” annually in the form of an additional principal amount added to the outstanding principal balance. All unpaid interest and outstanding principal is due in March 2013. The promissory note is subordinated to certain other outstanding senior debt of the acquirer as defined in the promissory note. The promissory note has been classified as an “available-for sale” security and as such changes in its fair value will be included in accumulated other comprehensive income and reclassified to earnings when realized. For fiscal 2006 and 2007 there were no amounts reclassified from other comprehensive income into earnings.

5. ACQUISITIONS AND INVESTMENTS

a) Oakley

On June 20, 2007, the Company and Oakley entered into a definitive merger agreement with the unanimous approval of the Boards of Directors of both companies. On November 14, 2007, the merger was consummated, the Company acquired all the outstanding common stock of Oakley which became a wholly owned subsidiary of the Company and its results of operations began to be included in the consolidated statements of income of the Company. The aggregate consideration paid by the Company to the former shareholders, option holders, and holders of other equity rights of Oakley was approximately Euro 1,425.6 million (US$ 2,091 million) in cash. In connection with the merger, the Company assumed approximately Euro 166.6 million (US$ 244.4 million) of outstanding indebtedness. The purchase price of 1,438.7 million (US$ 2,110.5 million) including approximately Euro 13.1 million (US$ 19.2 million) of direct acquisition related expenses was allocated to the assets acquired and liabilities assumed based on their fair value at the date of the acquisition. The Company used various methods to calculate the fair value of the assets acquired and the liabilities assumed. Although all valuations are not yet completed, the Company believes that the preliminary allocation of the purchase price is reasonable, but is subject to revisions upon completion of the final valuation of certain assets and liabilities, which is expected to occur during 2008. As such, the final allocation of the purchase price among the assets and liabilities acquired may change in 2008 to reflect the final amounts. The excess of purchase price over net assets acquired (“goodwill”) has been recorded in the accompanying consolidated balance sheet. No portion of this goodwill is deductible for tax purposes. The acquisition of Oakley was made as a result of the Company’s strategy to strengthen its performance sunglass wholesale and retail businesses worldwide.

The purchase price (including acquisition-related expenses) has been allocated based upon the fair value of the assets acquired and liabilities assumed as follows:

(Euro/000)

Assets acquired
Cash and cash equivalents	62,396
Inventories	132,267
Property, plant and equipment	142,483
Deferred tax assets	29,714
Prepaid expenses and other current assets	11,326
Accounts receivable	104,569
Trade names and other intangible	544,578
Other assets	3,978

Liabilities assumed
Accounts payable	(36,285)
Accrued expenses and other current liabilities	(82,434)
Deferred tax liabilities	(183,046)
Outstanding borrowings on credit facilities	(166,577)
Other long term liabilities	(22,891)
Bank overdrafts	(5,575)

Fair value of net assets	534,502
Goodwill	904,148
Total purchase price	1,438,650

The following table sets forth the Company’s unaudited pro forma consolidated results of operations assuming that the acquisition of Oakley was completed as of January 1 of each of the fiscal years shown below (in thousands of Euro except for earnings per share data):

	2007	2006

Net sales	5,539,000	5,243,055
Net income	470,363	385,896
Earnings per share (Continuing operations):
Basic	1.04	0.85
Diluted	1.04	0.85

Pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

b) Other acquisitions and investments:

The following is a description of other acquisitions and investments. No pro forma financial information is presented, as these acquisitions were not material, individually or in aggregate, to the Company’s consolidated financial statements.

•

In February 2007, the Company completed the acquisition of certain assets and assumed certain liabilities of D.O.C Optics Corporation and its affiliates, an optical retail business with approximately 100 stores located primarily in the Midwest United States of America for approximately Euro 83.7 million (US$110.2 million) in cash. The Company expects to convert the stores acquired to the current operating names, “LensCrafters” and “Pearle”. The purchase price, including direct acquisition-related expenses, was allocated to the assets acquired and liabilities assumed based on their fair value at the date of the acquisition. The goodwill recorded in the consolidated financial statements as of December 31, 2007 totals Euro 70.4 million, of which Euro 64.9 million is deductible for tax purposes. The Company used various methods to calculate the fair value of the assets acquired and liabilities assumed and all valuations are not yet completed. The final allocation of the purchase price among the assets and liabilities acquired and the amount of the goodwill has been completed in 2008 resulting in no material differences from the purchase price allocation done in 2007. The acquisition was made as a result of the Company’s strategy to continue expansion of its retail business in the United States of America.

•

During 2007, in compliance with the 2006 decision of the Supreme Court of India, the Company launched a public offering to acquire an additional 31% of the outstanding equity share capital of RayBan Sun Optics India LTD (“RBSO”). Effective upon the entry of the shares tendered in the offer into the share register on June 26, 2007 the Company increased its ownership interest in RBSO to 70.5%. As of such date, RBSO was consolidated into the financial statements. The operations of RBSO for the short period in 2007 and prior to our obtaining majority control were immaterial to the consolidated financial statements presented. The total cost of the shares acquired was approximately Euro 13 million (US$17.2 million). The Company recorded the acquisition as a “step-acquisition” and allocated the purchase price paid over the newly acquired proportional share of the fair value of RBSO assets and liabilities acquired. There were no substantial unrecognized intangibles, and as such, goodwill was recorded for the excess price paid over the net fair values of assets and liabilities of approximately Euro 9.1 million (US$12.3 million).

•

On July 1, 2006, the Company acquired certain assets and assumed certain liabilities from King Optical Group Inc. consisting of its 74 Canadian optical store chain known as Shoppers Optical (“SO”). The aggregate consideration paid by the Company to the former owners of SO was approximately Canadian dollar (“CDN$”) 68.8 million (Euro 48.3 million) in cash. In connection with the acquisition, the Company assumed no indebtedness. The purchase price of CDN$69.3 million (Euro 48.7 million), including approximately CDN$0.1 million (Euro 0.4 million) of direct acquisition-related expenses, was allocated to the assets acquired and liabilities assumed based on their fair value at the date of the acquisition. All valuations of net assets including but not limited to fixed assets and inventory have been completed during 2007 resulting in no material differences from the purchase price allocation done in 2006. The acquisition was made as a result of the Company’s strategy to continue expansion of its retail business in Canada.

•

In July 2005, the Company announced that SPV Zeta S.r.l., a new wholly owned Italian subsidiary, would acquire 100% of the equity interest in Beijing Xueliang Optical Technology Co. Ltd. (“Xueliang Optical”) for a purchase price of Chinese Renminbi (“RMB”) 169 million (approximately Euro 17 million), plus RMB 40 million (approximately Euro 4 million) in assumed liabilities. Xueliang Optical has 79 stores in Beijing. The transaction was completed in April 2006 after the customary approvals by the relevant Chinese governmental authorities. The acquisition was accounted for in accordance with SFAS 141 and, accordingly, the total consideration of Euro 22.6 million has been allocated to the fair market value of the assets and liabilities of the company at the acquisition date. All valuations of net assets including but not limited to fixed assets and inventory have been completed during 2007 with no material differences from the purchase price allocation performed in 2006, which resulted in the recognition of goodwill of Euro 21.3 million as of the date of acquisition. The acquisition was made as a result of the Company’s strategy to enter the retail business in The People’s Republic of China.

•

In October 2005, the Company announced that its new wholly owned Italian subsidiary, SPV Eta S.r.l., would acquire 100% of the equity interests in Ming Long Optical, the largest premium optical chain in the province of Guangdong, China, for a purchase price of RMB 290 million (approximately Euro 29 million). In July 2006 the Company completed the transaction after receiving the customary approvals by the relevant Chinese governmental authorities. Ming Long Optical operates a total of 278 locations in two of the top premium optical markets in mainland China, as well as in Hong Kong. The acquisition was accounted for in accordance with SFAS 141 and, accordingly, the total consideration of Euro 30.3 million has been allocated to the fair market value of the assets and liabilities of the company at the acquisition date. All valuations of net assets including but not limited to fixed assets and inventory have been completed during 2007 with no material differences from the purchase price allocation performed in 2006, which resulted in the recognition of goodwill of Euro 15.8 million as of the date of acquisition. The acquisition was made as a result of the Company’s strategy to continue expansion of its retail business in The People’s Republic of China.

•

In May 2006, the Company completed the purchase of the remaining 49% stake of the Turkish-based distributor Luxottica Gozluk Ticaret A.S. (“Luxottica Turchia”) for an amount of Euro 15 million. Goodwill of Euro 7.0 million representing the excess of the net assets acquired has been recorded in the accompanying Consolidated Balance Sheets. In November 2006 Standard Gozluk Industri Ve Tircaret A.S. (“Standard”), a Turkish wholesaler fully owned by the former minority shareholders of Luxottica Turchia, merged with Luxottica Turchia. As a result of the merger the former shareholders of Standard received a minority stake of Luxottica Turchia of 35.16% and a put option to sell the shares to the Company, while the Company was granted a call option on the minority stake. The acquisition was accounted for in accordance with SFAS

141 and, accordingly, the total consideration of Euro 46.7 million has been allocated to the fair market value of the assets and liabilities of the company at the acquisition date. All valuations of net assets including but not limited to fixed assets and inventory have been completed during 2007 resulting in the recognition of intangible assets of approximately Euro 19.6 million and related deferred tax liabilities for approximately Euro 3.9 million and in the reduction of the goodwill recognized in 2006 by approximately Euro 15.7 million. The acquisition was made as a result of the Company’s strategy to continue expansion of its wholesale business in Turkey, in particular in the prescription frames market.

•

In November 2006, the Company completed the acquisition, which was announced in June 2006, of Modern Sight Optics, a leading premium optical chain that operates a total of 28 stores in Shanghai, China. These stores are located in premium and high-end commercial centers and shopping malls situated primarily in Shanghai’s downtown area and affluent residential areas. The Company acquired 100% of the equity interest in Modern Sight Optics for total consideration of RMB 140 million (approximately Euro 14 million). The acquisition was accounted for in accordance with SFAS 141 and, accordingly, the total consideration of Euro 16.3 million, including direct acquisition-related expenses, has been allocated to the fair market value of the assets and liabilities of the company as of the acquisition date. All valuations of net assets including but not limited to fixed assets and inventory have been completed during 2007 with no material differences from the purchase price allocation done in 2006 which resulted in the recognition of goodwill of Euro 15.9 million as of the date of acquisition. The acquisition was made as a result of the Company’s strategy to continue expansion of its retail business in The People’s Republic of China.

•

In March 2007 the Company announced that it had acquired two prominent specialty sun chains in South Africa, with a total of 65 stores. The two acquisitions represent an important step in the expansion of the Company’s sun retail presence worldwide. Luxottica Group’s total investment in the two transactions was approximately Euro 10 million. The Company used various methods to calculate the fair value of the assets acquired and liabilities assumed and all valuations are not yet completed. The excess of the purchase price over net assets acquired (“goodwill”) has been recorded in the accompanying consolidated balance sheet. The estimated preliminary goodwill totals Euro 8.3 million.

6. PROPERTY, PLANT AND EQUIPMENT - NET

Property, plant and equipment-net consisted of the following:

December 31 (Euro/000)	2007	2006

Land and buildings, including leasehold improvements	687,428	568,584
Machinery and equipment	697,776	629,362
Aircraft	40,222	40,385
Other equipment	439,696	363,417
	1,865,122	1,601,748

Less: accumulated depreciation and amortization	807,340	814,547
Total	1,057,782	787,201

Depreciation and amortization expense relating to property, plant and equipment for the years ended December 31, 2007, 2006 and 2005 was Euro 163.3 million, Euro 151.9 million and 122.8 million, respectively. Included in other equipment is approximately Euro 71.6 million and Euro 32.3 million of construction in progress as of December 31, 2007 and 2006, respectively. Construction in-progress consists mainly of the opening, remodeling and relocation of stores and the expansion of manufacturing facilities in Italy.

Certain tangible assets are maintained in currencies other than Euro (the reporting currency) and, as such, balances may fluctuate due to changes in exchange rates.

7. GOODWILL AND INTANGIBLE ASSETS - NET

The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2007, are as follows:

(Euro/000)	Retail	Wholesale	Oakley	Total

Balance as of January 1, 2006	1,350,776	295,897	—	1,646,673
Acquisitions (a)	111,186	44,738		155,924
Adjustments on previous acquisitions (a)	(3,249)	—		(3,249)
Change in exchange rates (b)	(104,714)	(20)		(104,734)
Balance as of December 31, 2006	1,353,999	340,615	—	1,694,614

Acquisitions (a)	86,021	9,611	904,148	999,780
Adjustments on previous acquisitions (a)	—	(15,678)	—	(15,678)
Change in exchange rates (b)	(84,323)	4,393	3,054	(76,876)
Balance as of December 31, 2007	1,355,697	338,941	907,202	2,601,840

a) Goodwill acquired in 2006 consisted primarily of the acquisition in Turkey in the Wholesale segment, and of minor acquisitions in Retail segment. Goodwill acquired in 2007 mainly consists of the acquisition of Oakley, of the acquisition of the additional 26% of the net equity of the Indian subsidiary and of minor acquisitions in the Retail segment.

b) Certain goodwill balances are denominated in currencies other than Euro (the reporting currency) and, as such, balances may fluctuate due to changes in exchange rates.

Intangible assets-net consist of the following:

December 31 (Euro/000)	2007	2006

LensCrafters trade name, net of accumulated amortization of Euro 76,080 thousand and Euro 77,518 thousand as of December 31, 2007 and 2006 (a)	74,574	89,187
Ray-Ban acquired trade names, net of accumulated amortization of Euro 118,749 thousand and Euro 104,776 thousand as of December 31, 2007 and 2006 (a)	160,747	174,424
Sunglass Hut International trade name, net of accumulated amortization of Euro 55,838 thousand and Euro 52,633 thousand as of December 31, 2007 and 2006 (a)	150,969	176,207
OPSM acquired trade names, net of accumulated amortization of Euro 34,576 thousand and Euro 24,466 thousand as of December 31, 2007 and 2006 (a)	112,467	123,158
Various trade names of Cole, net of accumulated amortization of Euro 5,313 thousand and Euro 8,617 thousand as of December 31, 2007 and 2006 (a)	35,550	41,151
Cole distributor network, net of accumulated amortization of Euro 12,120 thousand and Euro 5,500 thousand as of December 31, 2007 and 2006 (b)	66,716	79,054
Cole customer list and contracts, net of accumulated amortization of Euro 7,011 thousand and Euro 4,163 thousand as of December 31, 2007 and 2006 (b)	39,066	45,969
Cole franchise agreements, net of accumulated amortization of Euro 2,515 thousand and Euro 1,927 thousand of December 31, 2007 and 2006 (b)	12,961	15,199
Oakley acquired trade names, net of accumulated amortization of Euro 1,972 as of December 31 2007 (see Note 5) (a)	376,937
Oakley Customer list, net of accumulated amortization of Euro 1,016 thousand at December 31, 2007 (see Note 5) (a)	143,548
Oakley other intangibles, net of accumulated amortization of Euro 1,099 thousand at December 31, 2007 (see Note 5) (c)	22,475
Other intangibles, net of accumulated amortization of Euro 54,428 thousand and Euro 52,635 thousand as of December 31, 2007 and 2006 (c)	110,107	86,013
Total	1,306,117	830,362

a) The LensCrafters, Sunglass Hut International, OPSM, Cole and Oakley trade names are amortized on a straight-line basis over a period of 25 years and the Ray-Ban trade names over a period of 20 years, as the Company believes these trade names to be finite-lived assets.

b) Distributor network, customer contracts and lists, and franchise agreements were identifiable intangibles recorded in connection with the acquisition of Cole in 2004 and of Oakley in 2007. These assets have finite lives and are amortized on a straight-line basis over periods ranging between 20 and 25 years. The weighted average amortization period is 22.2 years.

c) Other identifiable intangibles have finite lives ranging between 3 and 17 years and are amortized on a straight line basis. The weighted average amortization period is 11.3 years. Most of these useful lives were determined based on the terms of the license agreements and non-compete agreements. During 2006, approximately Euro 11.4 million of intangibles related to a non compete agreement of Sunglass Hut International became fully amortized and were written off. During 2007, approximately Euro 5.8 million of intangibles became fully amortized and were written off.

Certain intangible assets are maintained in currencies other than Euro (the reporting currency) and, as such, balances may fluctuate due to changes in exchange rates.

Estimated annual amortization expense relating to identifiable assets, including the identifiable intangibles attributable to recent acquisitions for which the purchase price allocation is not final, is shown below:

Years ending December 31 (Euro/000)

2008	81,618
2009	78,526
2010	78,253
2011	78,823
2012	76,826

8. INCOME TAXES

Income before provision for income taxes and the provision for income taxes consisted of the following:

Years ending December 31 (Euro/000)	2007	2006	2005

Income before provision for income taxes
Italian companies	317,637	251,343	216,438
US companies	319,154	331,035	244,050
Other foreign companies	143,890	95,799	78,821
Total income before provision for income taxes	780,681	678,177	539,309

Provision for income taxes
• Current
Italian companies	156,198	157,342	127,730
US companies	116,785	120,681	120,784
Other foreign companies	61,742	33,206	40,855
Total provision for current income taxes	334,725	311,229	289,369

• Deferred
Italian companies	(47,736)	(23,016)	(74,874)
US companies	(10,592)	(3,392)	(14,295)
Other foreign companies	(2,896)	(46,065)	(934)
Total provision for deferred income taxes	(61,224)	(72,473)	(90,103)
Total taxes	273,501	238,757	199,266

The Italian statutory tax rate is the result of two components: national (“IRES”) and regional (“IRAP”) tax. IRAP could have a substantially different base for its computation than IRES.

Reconciliation between the Italian statutory tax rate and the effective tax rate is as follows:

Year ended December 31	2007	2006	2005

Italian statutory tax rate	37.3%	37.3%	37.3%
Aggregate effect of different rates in foreign jurisdictions	(1.7)%	(1.5)%	1.7%
Aggregate Italian tax benefit - net			(4.1)%
Aggregate effect of asset revaluation in Australia		(6.8)%
Aggregate effect of Italian restructuring	(5.3)%
Aggregate effect of change in tax law in Italy	2.1%
Effect of non-deductible stock-based compensation	1.1%	5.5%	3.0%
Aggregate other effects	1.5%	0.7%	(0.9)%
Effective rate	35.0%	35.2%	37.0%

In 2005, the Company elected, under newly established tax regulations in Italy, to step-up the tax basis of certain assets, net of certain tax amounts the Company paid in that period.

In 2006, the Australian subsidiaries of the Company elected to apply a new tax consolidation regime, which was introduced by the Australian government. By electing such new consolidation regime for tax purposes, certain intangible and fixed assets were revaluated for tax purposes increasing their tax basis. The increase in the tax basis became effective in 2006 upon filing the final 2005 tax return in December 2006.

The 2007 tax benefit of 5.3%, relates to the business reorganization of certain Italian companies which results in the release of deferred tax liabilities and is partially offset by the increase by 2.1% in the 2007 tax charge due to the change in the Italian statutory tax rates which results in the reduction of deferred tax assets.

The deferred tax assets and liabilities as of December 31, 2007 and 2006, respectively, were comprised of:

Year ended December 31
(Euro/000)	2007	2006

Deferred income tax assets
Inventory	73,062	65,192
Insurance and other reserves	10,238	14,947
Loss on investments	—	1,094
Right of return reserve	13,464	8,934
Deferred revenue extended warranty contracts	824	7,192
Net operating loss carryforwards	45,224	44,449
Recorded reserves	1,381	4,318
Occupancy reserves	14,681	11,616
Employee-related reserves (including pension liability)	48,977	39,374
Trade name	72,686	84,013
Other	26,693	1,900
Fixed assets	24,472	28,211
Total deferred tax assets	331,702	311,240
Valuation Allowance	(27,088)	(29,781)
Net deferred tax assets	304,614	281,458

Deferred income tax liabilities
Trade name	(216,997)	(113,448)
Equity revaluation step-up		(40,950)
Other intangibles	(117,975)	(65,412)
Dividends	(11,933)	(13,308)
Other	(20,342)	(1,663)
Total deferred income tax liabilites	(367,247)	(234,782)
Net deferred income tax assets/(liabilities)	(62,633)	46,676

Deferred income tax assets have been classified in the consolidated financial statements as follows:

Deferred income tax assets - current	117,853	96,595
Deferred income tax assets - non current	67,891	45,205
Deferred income tax liabilities - non current	(248,377)	(95,124)
	(62,633)	46,676

On December 24, 2007,the Italian Government issued the Italian Finance bill of 2008 (the “2008 Bill”). The 2008 Bill decreases the national tax rate (referred to as “IRES”) from 33% to 27.5%, and the regional tax rate (referred to as “IRAP”) from 4.25% to 3.9%. The effect of this change created an additional Euro 8 million of deferred tax expense in 2007.

The Company does not provide for an accrual for income taxes on undistributed earnings of its non Italian operations to the related Italian parent company that are intended to be permanently invested. It is not practicable to determine the amount of income tax liability that would result had such earnings actually been distributed. In connection with the 2007 earnings of certain subsidiaries, the Company has provided for an accrual for income taxes related to declared dividends of earnings.

At December 31, 2007, a US subsidiary of the Company had Federal net operating loss carry-forwards (NOLs) of approximately Euro 93.5 million which may be used against income generated by restricted subgroups. Substantially all of the NOLs begin expiring in 2019. Approximately Euro 231.1 thousands of these NOLs were used in 2007 and 2006, respectively. The use of the NOL is limited due to restrictions imposed by U.S. tax rules governing utilization of loss carry-forwards following changes in ownership. None of the net operating losses expired in 2007 or 2006. As of December 31, 2007, a US subsidiary of the Company had various state net operating loss carry-forwards, associated with individual states within the United States of America (SNOLs) totalling approximately Euro 3.4 million. These SNOLs begin expiring in 2008. Due to the Company’s US subsidiaries foreign operations, as of December 31, 2007, a US subsidiary of the Company has approximately Euro 3.9 million and Euro 5.1 million of non US net operating losses and foreign tax credit carry-forwards, respectively. These foreign NOLs and foreign tax credits will begin to expire in 2012 and 2013, respectively.

As of December 31, 2007 and 2006, the Company has recorded an aggregate valuation allowance of Euro 27.1 million and Euro 29.8 million, respectively, against deferred tax assets as it is more likely than not that the above deferred income tax assets will not be fully utilized in future periods.

A reconciliation of the amount of unrecognized tax benefits is as follows:

(Euro/000)
Balance - January 1, 2007	54,089
Gross increase - acquisition of Oakley	14,176
Gross increase - tax positions in prior period	5,018
Gross decrease - tax positions in prior period	(7,473)
Gross increase - tax positions in current period	5,796
Settlements	(2,799)
Lapse of statute of limitations	(8,851)
Change in exchange rates	(3,365)
Balance - December 31, 2007	56,591

Included in the balance of unrecognized tax benefits at December 31, 2007, are Euro 39.9 million of tax benefits that, if recognized, would affect the effective tax rate.

The Group does not anticipate the unrecognized tax benefits to change significantly during 2008.

The Group recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. Related to the uncertain tax benefits noted above, the Company’s accrual for penalties and interest during 2007 is immaterial and in total, as of December 31, 2007, the Company has recognized a liability for penalties of approximately Euro 5.9 million and interest of approximately Euro 9.6 million.

The Group is subject to taxation in Italy and foreign jurisdictions of which only the U.S. federal is significant.

Italian companies’ taxes are subject to review pursuant to Italian law. As of December 31, 2007, tax years from 2002 through the most recent year were open for such review. Certain Luxottica Group subsidiaries are subject to tax reviews for previous years and, during 2005 a wholly owned Italian subsidiary was subjected to a tax inspection. As a result of this, some insignificant recorded losses were reversed and an immaterial amount was accrued for as a liability. Management believes no significant unaccrued liabilities will arise from the related tax reviews.

The Group’s U.S. federal tax years for 2004, 2005 and 2006 are subject to examination by the tax authorities.

9. LONG-TERM DEBT

Long-term debt consists of the following:

Year ended December 31 (Euro/000)	2007	2006

Credit agreement with various Italian financial institutions (a)	185,000	245,000
Senior unsecured guaranteed notes (b)	97,880	165,022
Credit agreement with various financial institutions (c)	1,059,918	895,240
Credit agreement with various financial institutions for Oakley Acquisition (e)	1,369,582	—
QCapital lease obligations, payable in installments through 2007	1,866	3,626
Other loans with banks and other third parties, interest at various rates payable in installments through 2014. Certain subsidiaries’ fixed assets are pledged as collateral for such loans (d)	4,894	10,374
Total	2,719,140	1,319,262
Current maturities	792,617	359,527

(a)

In September 2003, the Company acquired its ownership interest of OPSM and more than 90% of the performance rights and options of OPSM for an aggregate of AUD 442.7 million (Euro 253.7 million), including acquisition expenses. The purchase price was paid for with the proceeds of a credit facility with Banca Intesa S.p.A. of Euro 200 million, in addition to other short-term lines available. The credit facility includes a Euro 150 million term loan, which requires repayment of equal semi-annual instalments of principal of Euro 30 million starting on September 30, 2006 until the final maturity date. Interest accrues on the term loan at Euribor (as defined in the agreement) plus 0.55% (5.315% on December 31, 2007). The revolving loan provides borrowing availability of up to Euro 50 million; amounts borrowed under the revolving portion can be borrowed and repaid until final maturity. At December 31, 2007, Euro 25 million had been drawn from the revolving portion. Interest accrues on the revolving loan at Euribor (as defined in the agreement) plus 0.55% (4.988% on December 31, 2007). The final maturity of the credit facility is September 30, 2008. The Company can select interest periods of one, two or three months. The credit facility contains certain financial and operating covenants. The Company was in compliance with those covenants as of December 31, 2007. Under this credit facility Euro 85 million and Euro 145 million were borrowed as of December 31, 2007 and 2006, respectively.

In June 2005, the Company entered into four interest rate swap transactions with various banks with an aggregate initial notional amount of Euro 120 million which will decrease by Euro 30 million every six months starting on March 30, 2007 (“Intesa OPSM Swaps”). These swaps will expire on September 30, 2008. The Intesa OPSM Swaps were entered into as a cash flow hedge on a portion of the Banca Intesa Euro 200 million unsecured credit facility discussed above. The Intesa OPSM Swaps exchange the floating rate of Euribor for an average fixed rate of 2.45% per annum. The ineffectiveness of cash flow hedges was tested at the inception date and throughout the year. The results of the tests indicated that the cash flow hedges are highly effective. As a consequence approximately Euro 0.44 million, net of taxes, is included in other comprehensive income as of December 31, 2007. Based on current interest rates and market conditions, the estimated aggregate amount to be recognized as earnings from other comprehensive income for these cash flow hedges in fiscal 2008 is approximately Euro 0.41 million, net of taxes.

In December 2005, the Company entered into an unsecured credit facility with Banco Popolare di Verona e Novara. The 18-month credit facility consists of a revolving loan that provides borrowing availability of up to Euro 100 million; amounts borrowed under the revolving portion can be borrowed and repaid until final maturity. At December 31, 2007, Euro 100 million had been drawn from the revolving portion. Interest accrues on the revolving loan at Euribor (as defined in the agreement) plus 0.25% (4.98% on December 31, 2007). In 2007 the credit facility was renewed and therefore its final maturity is December 3, 2008. The Company can select interest periods of one, three or six months.

(b)

On September 3, 2003, US Holdings closed a private placement of US$ 300 million (Euro 205.4 million at the exchange rate of December 31, 2007) of senior unsecured guaranteed notes (the “Notes”), issued in three series (Series A, Series B and Series C). Interest on the Series A Notes accrues at 3.94% per annum and interest on Series B and Series C Notes accrues at 4.45% per annum. The Series A and Series B Notes mature on September 3, 2008 and the Series C Notes mature on September 3, 2010. The Series A and Series C Notes require annual prepayments beginning on September 3, 2006 through the applicable dates of maturity. The Notes are guaranteed on a senior unsecured basis by the Company and Luxottica S.r.l., a wholly owned subsidiary. The notes contain certain financial and operating covenants. US Holdings was in compliance with those covenants as of December 31, 2007. In December 2005, US Holdings terminated the fair value interest rate swap agreement described below, and as such, US Holdings will amortize the final adjustment to the carrying amount of the hedged interest-bearing financial instruments as an adjustment to the fixed-rate debt yield over the remaining life of the debt. The effective interest rates on the Series A, B, and C Notes for their remaining lives are 5.64%, 5.99%, and 5.44%, respectively. Under this credit facility Euro 97.9 million and Euro 165.0 million were borrowed as of December 31, 2007 and 2006, respectively.

In connection with the issuance of the Notes, US Holdings entered into three interest rate swap agreements with Deutsche Bank AG (the “DB Swaps”). The three separate agreements’ notional amounts and interest payment dates coincided with the Notes. The DB Swaps exchanged the fixed rate of the Notes for a floating rate of the six-month LIBOR rate plus 0.6575% for the Series A Notes and the six-month LIBOR rate plus 0.73% for the Series B and Series C Notes. These swaps were treated as fair value hedges of the related debt and qualified for the shortcut method of hedge accounting (assuming no ineffectiveness in a hedge in an interest rate swap). Thus the interest income/expense on the swaps was recorded as an adjustment to the interest expense on the debt, effectively changing the debt from a fixed rate of interest to the swap rate. In December 2005, the Company terminated the DB Swaps. The Company paid the bank an aggregate of Euro 7.0 million (US$ 8.4 million), excluding accrued interest, for the final settlement of the DB Swaps.

(c)

On June 3, 2004, as amended on March 10, 2006, the Company and US Holdings entered into a credit facility with a group of banks providing for loans in the aggregate principal amount of Euro 1,130 million and US$ 325 million. The five-year facility consists of three Tranches (Tranche A, Tranche B, Tranche C). The March 2006 amendment increased the available borrowings, decreased the interest margin and defined a new maturity date of five years from the date of the amendment for Tranche B and Tranche C. On February 2007, the Company exercised an option included in the amendment to the term and revolving facility to extend the maturity date of Tranches B and C to March 2012. Tranche A is a Euro 405 million amortizing term loan requiring repayment of nine equal quarterly instalments of principal of Euro 45 million beginning in June 2007, which is to be used for general corporate purposes, including the refinancing of existing Luxottica Group S.p.A. debt as it matures. Tranche B is a term loan of US$ 325 million which was drawn upon on October 1, 2004 by US Holdings to finance the purchase price of the acquisition of Cole. Amounts borrowed under Tranche B will mature in March 2012. Tranche C is a Revolving Credit Facility of Euro 725 million-equivalent multi-currency (Euro/US Dollar). Amounts borrowed under Tranche C may be repaid and reborrowed with all outstanding balances maturing in March 2012. The Company can select interest periods of one, two, three or six months with interest accruing on Euro-denominated loans based on the corresponding Euribor rate and US Dollar denominated loans based on the corresponding LIBOR rate, both plus a margin between 0.20% and 0.40% based on the “Net Debt/EBITDA” ratio, as defined in the agreement. The interest rate on December 31, 2007 was 4.976% for Tranche A, 5.449% for Tranche B, 5.239% on Tranche C amounts borrowed in US Dollars. The credit facility contains certain financial and operating covenants. The Company was in compliance with those covenants as of December 31, 2006 and 2007. Under this credit facility, Euro 1,059.9 million and Euro 895.2 million was borrowed as of December 31, 2007 and 2006, respectively.

In June 2005, the Company entered into nine interest rate swap transactions with an aggregate initial notional amount of Euro 405 million with various banks which will decrease by Euro 45 million every three months starting on June 3, 2007 (the “Club Deal Swaps”). These swaps will expire on June 3, 2009. The Club Deal Swaps were entered into as a cash flow hedge on Tranche A of the credit facility discussed above. The Club Deal Swaps exchange the floating rate of Euribor for an average fixed rate of 2.48% per annum. The ineffectiveness of cash flow hedges was tested at the inception date and throughout the year. The results of the tests indicated that the cash flow hedges are highly effective. As a consequence approximately Euro 2.9 million, net of taxes, is included in other comprehensive income as of December 31, 2007. Based on current interest rates and market conditions, the estimated aggregate amount to be recognized as earnings from other comprehensive income for these cash flow hedges in fiscal 2008 is approximately Euro 2.2 million, net of taxes.

During the third quarter of 2007 the Group entered into 13 interest rate swap transactions with an aggregate initial notional amount of US$ 325.0 million with various banks (“Tranche B Swaps”). These swaps will expire on March 10, 2012. The Tranche B Swaps were entered into as a cash flow hedge on Tranche B of the credit facility discussed above. The Tranche B Swaps exchange the floating rate of Libor for an average fixed rate of 4.67% per annum. The ineffectiveness of cash flow hedges was tested at the inception date and throughout the year. The results of the tests indicated that the cash flow hedges are highly effective. As a consequence approximately US$ (4.5) million, net of taxes, is included in other comprehensive income as of December 31, 2007. Based on current interest rates and market conditions, the estimated aggregate amount to be recognized as earnings from other comprehensive income for these cash flow hedges in fiscal 2008 is approximately US$ (3.0) million, net of taxes.

(d) Other loans consist of several small credit agreements.

(e) On November 14, 2007, the Group completed the merger with Oakley for a total purchase price of approximately US$ 2.1 billion.

In order to finance the acquisition of Oakley, on October 12, 2007 the Company and its subsidiary U.S. Holdings entered into two credit facilities with a group of banks providing for certain term loans and a bridge loan for an aggregate principal amount of US$ 2.0 billion. The term loan facility is a term loan of US$ 1.5 billion, with a five-year term, with options to extend the maturity on two occasions for one year each time. The term loan facility is divided into two facilities, Facility D and Facility E. Facility D consists of an amortizing term loan in an aggregate amount of US$ 1.0 billion, made available to U.S. Holdings, and Facility E consists of a bullet term loan in an aggregate amount of US$ 500 million, made available to the Company. Each facility has a five-year term, with options to extend the maturity on two occasions for one year each time. Interest accrues on the term loan at LIBOR plus 20 to 40 basis points based on “Net Debt to EBITDA” ratio, as defined in the agreement (5.503% for Facility D and 5.458% for Facility E on December 31, 2007). The final maturity of the credit facility is October 12, 2012. These credit facilities contain certain financial and operating covenants. The Company was in compliance with those covenants as of December 31, 2007. US$ 1,500.0 million was borrowed under this credit facility as of December 31, 2007.

During the third quarter of 2007 the Group entered into ten interest rate swap transactions with an aggregate initial notional amount of US$ 500.0 million with various banks (“Tranche E Swaps”). These swaps will expire on October 12, 2012. The Tranche E Swaps were entered into as a cash flow hedge on Facility E of the credit facility discussed above. The Tranche E Swaps exchange the floating rate of Libor for an average fixed rate of 4.26% per annum. The ineffectiveness of cash flow hedges was tested at the inception date and throughout the year. The results of the tests indicated that the cash flow hedges are highly effective. As a consequence approximately US$ (1.4) million, net of taxes, is included in other comprehensive income as of December 31, 2007. Based on current interest rates and market conditions, the estimated aggregate amount to be recognized in earnings from other comprehensive income for these cash flow hedges in fiscal 2008 is approximately US$ (3.6) million, net of taxes.

The short term bridge loan facility is for an aggregate principal amount of US$ 500 million. Interest accrues on the short term bridge loan at LIBOR (as defined in the agreement) plus 0.15% (5.208% on December 31, 2007). The final maturity of the credit facility is eight months from the first utilization date.

Long-term debt, including capital lease obligations, matures in the years subsequent to December 31, 2007 as follows:

Year ended December 31 (Euro/000)

2008	792,617
2009	133,876
2010	145,265
2011	185,170
2012	1,461,700
Following years	512
Total	2,719,140

10. EMPLOYEE BENEFITS

Liability for termination indemnities. With regards to staff leaving indemnities (“TFR”), Italian law provides for severance payments to employees upon dismissal, resignation, retirement of other termination of employment. TFR, through December 31, 2006, was considered an unfunded defined benefit plan. Therefore, through December 31, 2006, the Company accounted for the defined benefit plan in accordance with EITF 88-1, “Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan,” using the option to record the vested benefit obligation, which is the actuarial present value of the vested benefits to which the employee would be entitled if the employee retired, resigned or were terminated as of the date of the financial statements.

Effective January 1, 2007, the TFR system was reformed, and under the new law, employees are given the ability to choose where the TFR compensation is invested, whereas such compensation otherwise would be directed to the National Social Security Institute or Pension Funds. As a result, contributions under the reformed TFR system are accounted for as a defined contribution plan. The liability accrued until December 31, 2006 continues to be considered a defined benefit plan, therefore each year, the Company adjusts its accrual based upon headcount and inflation and excluding the changes in compensation level.

There are also some termination indemnities in other countries which are provided through payroll tax and other social contributions in accordance with local statutory requirements. The related charge to earnings for the years ended December 31, 2007, 2006 and 2005 aggregated, Euro 15.4 million, Euro 12.9 million and Euro 12.0 million respectively.

Qualified pension plans. During fiscal years 2007 and 2006, the Company continued to sponsor a qualified noncontributory defined benefit pension plan, which provides for the payment of benefits to eligible past and present employees of certain U.S. subsidiaries of the Company (“U.S. Associates”) upon retirement. Pension benefits are accrued based on length of service and annual compensation under a cash balance formula.

This pension plan was amended effective January 1, 2006 granting eligibility to U.S. Associates who work in the Cole Vision stores, field management, and the related labs and distribution centers. Additionally, the Company amended the pension accrual formula for the Cole associates, as well as all new hires for the Company. The new formula has a more gradual benefit accrual pattern. However, the Pension Protection Act of 2006 will require a change to the Plan’s vesting schedule effective January 1, 2008.

As of the effective date of the Cole acquisition, the Company assumed sponsorship of the Cole National Group, Inc. Retirement Plan (“Cole Plan”). This is a qualified noncontributory defined benefit pension plan that covers Cole employees who have met eligibility service requirements and are not members of certain collective bargaining units. The pension plan provides for benefits to be paid to eligible past and present employees at retirement based primarily upon years of service and the employees’ compensation levels near retirement. In January 2002, the Cole Plan was frozen for all participants. The average pay for all participants was frozen as of March 31, 2002, except for those who were aged 50 with 10 years of benefit service as of that same date, whose service will continue to increase as long as they remain employed by the Company.

As of December 31, 2007, the Cole Plan was merged into the existing U.S. Associates Pension Plan. The projected benefit obligation and the fair value of net assets transferred on such date were Euro 34.2 million (US$ 49.9 million) and Euro 37.6 million (US$ 54.9 million), respectively. Upon the merger, there were no changes to the provisions or benefit formulas of the plan.

Nonqualified pension plans and agreements. The Company also maintains a nonqualified, unfunded supplemental executive retirement plan (“SERP”) for participants of its U.S. Associates qualified pension plan to provide benefits in excess of amounts permitted under the provisions of prevailing U.S. tax law. The pension liability and expense associated with this plan are accrued using the same actuarial methods and assumptions as those used for the qualified pension plan. Starting January 1, 2006, this plan’s benefit provisions were amended to mirror the changes made to the Company’s qualified pension plan.

A subsidiary of the Company sponsors the Cole National Group, Inc. Supplemental Pension Plan. This plan is a nonqualified unfunded supplemental executive retirement plan for certain participants of the Cole pension plan who were designated by the Board of Directors of Cole on the recommendation of Cole’s Chief Executive Officer at such time. This plan provides benefits in excess of amounts permitted under the provisions of the prevailing tax law. The pension liability and expense associated with this plan are accrued using the same actuarial methods and assumptions as those used for the qualified pension plan.

The following tables provide key information pertaining to the Company’s U.S. pension plans and SERP. The Company uses a September 30 measurement date for these plans.

Obligations and Funded Status:

	Pension plans		SERP
(Euro/000)	2007	2006	2007	2006

Change in benefit obligations:
Benefit obligation - beginning of period	272,248	278,947	8,320	6,530
Service cost	16,449	13,326	504	335
Interest cost	15,606	15,090	589	442
Actuarial (gain)/loss	(1,690)	3,195	1,871	1,832
Plan amendments	—	297	—	—
Benefits paid	(8,573)	(9,373)	(219)	(23)
Translation difference	(27,254)	(29,234)	(970)	(796)
Benefit obligation - end of period	266,786	272,248	10,095	8,320

Change in plan assets:
Fair value of plan assets - beginning of period	216,792	206,316	—	—
Actual return on plan assets	24,203	14,514	—	—
Employer contribution	16,717	27,610	219	23
Benefits paid	(8,573)	(9,373)	(219)	(23)
Translation difference	(22,564)	(22,275)	—	—
Fair value of plan assets - end of period	226,575	216,792	—	—

Funded status	(40,211)	(55,456)	(10,095)	(8,320)

Amounts recognized in the consolidated balance sheets as of December 31, 2007 and 2006, consist of the following:

	Pension plans		SERP
(Euro/000)	2007	2006	2007	2006

Liabilities
Current liabilities	—	—	770	232
Non-current liabilities	40,211	55,456	9,325	8,088
Total accrued pension liabilities	40,211	55,456	10,095	8,320

Other comprehensive income
Net loss	28,380	43,690	3,898	2,799
Prior service cost	283	881	17	29
Contributions after measurement date	—	—	5	3
Accumulated other comprehensive income	28,663	44,571	3,920	2,831

The accumulated benefit obligations for the pension plans and SERP as of September 30, 2007 and 2006, were as follows:

	Pension Plans		SERP
	2007	2006	2007	2006

Accumulated benefit obligations	245,829	255,239	7,989	6,542

Components of net periodic benefit cost and other amounts recognized in other comprehensive income

Net periodic benefit cost
Service cost	16,449	13,326	504	335
Interest cost	15,606	15,090	589	442
Expected return on plan assets	(16,703)	(15,837)	—	—
Amortization of actuarial loss	2,640	3,277	413	299
Amortization of prior service cost	547	561	9	10
Net periodic benefit cost	18,539	16,417	1,515	1,086

Other changes in plan assets and benefit obligations recognized in other comprehensive income:

Net loss (gain)	(9,191)	4,518	1,871	1,831
Prior service cost	—	297	—	—
Amortization of actuarial loss	(2,640)	(3,277)	(413)	(299)
Amortization of prior service cost	(547)	(561)	(9)	(10)

Total recognized in other comprehensive income	(12,378)	977	1,449	1,522

Total	6,161	17,394	2,964	2,608

The estimated net loss and prior service cost for the U.S. defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are Euro 0.7 million and Euro 0.1 million, respectively. The estimated net loss and prior

1

service cost for the SERP plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are Euro 0.3 million and 0.0, respectively.

	Pension Plans		SERP
Assumptions	2007	2006	2007	2006
(Euro/000)
Weighted-average assumption used to determine benefit obligations
Discount rate	6.50%	6.00%	6.50%	6.00%
Rate of compensation increase	6%/5%/4%	4.50%	6%/5%/4%	4.50%
Weighted-average assumption used to determine net periodic benefit cost for years ended December 31, 2007 and 2006
Discount rate	6.00%	5.75%	6.00%	5.75%
Expected long-term return on plan assets	8.25%	8.25%	n.a.	n.a.
Rate of compensation increase	4.50%	4.25%	4.50%	4.25%
Mortality table	RP-2000	RP-2000	RP-2000	RP-2000

In the past, the Company has used a flat rate assumption for its rate of compensation increases. Based on a study of historical experience performed by the Company’s actuary, the Company has moved to an assumption for salary increases based on a graduated approach as opposed to the flat rate assumption used in the past. This study reviewed plan experience for the three years preceding the January 1, 2006 actuarial valuation. The Company’s experience shows salary increases that typically vary by age. Therefore, the 2007 assumption related to salary increases was changed to better match historical experience and reflects an increase of 4%, 5% or 6% depending on the age of the participant.

For 2007, the Company’s long-term rate of return assumption on the pension plans’ assets was 8.25%. In developing this assumption, the Company considered input from its third-party pension asset managers, investment consultants and plan actuaries, including their review of asset class return expectations and long-term inflation assumptions. The Company also considered the pension plans’ historical average return over various periods of time (through December 31, 2006). The resulting assumption was also benchmarked against the assumptions used by other U.S. corporations as reflected in several surveys to determine consensus thinking at that time on this assumption.

Plan Assets. The Pension Plan’s target and actual asset allocations at September 30, 2007 and 2006, by asset category are as follows:

		Plan assets at September 30, 2007		Plan assets at September 30, 2006
		U.S.		U.S.
	Asset	associates	Cole	associates	Cole
Asset category	allocation target	plan	plan	plan	plan
Equity securities	65%	63%	72%	64%	67%
Debt securities	35%	35%	27%	34%	29%
Other	—	2%	1%	2%	4%
Total	100%	100%	100%	100%	100%

The actual allocation percentages at any given time may vary from the targeted amounts due to changes in stock and bond valuations as well as timing of contributions to and benefit payments from the pension plan trusts.

With the merger of the Cole Plan into the U.S. Associates Plan as of December 31, 2007, the assets of the Cole Plan were liquidated and transferred to the Luxottica Plan portfolio. This cash was then re-invested to achieve the targeted asset allocation percentages. Plan assets are invested in diversified portfolios consisting of an array of asset classes within the above target allocations and using a combination of active and, in the case of the Cole plan, passive investment strategies. Active strategies employ multiple investment management firms. Risk is controlled through diversification among asset classes, managers, styles, market capitalization (equity investments) and individual securities. Certain transactions and securities are not authorized to be conducted or held in the pension trusts, such as ownership of real estate other than real estate investment trusts, commodity contracts, and American Depositary Receipts (“ADRs”) or common stock of the Company. Risk is further controlled both at the asset class and manager level by assigning benchmarks and excess return targets. The investment managers are monitored on an ongoing basis to evaluate performance against the established market benchmarks and return targets.

Each of the defined benefit pension plans has an investment policy that was developed to serve as a management tool to provide the framework within which the fiduciary’s investment decisions are made; establish standards to measure investment manager’s performance; outline the roles and responsibilities of the various parties involved; and describe the ongoing review process.

Benefit payments. The following estimated future benefit payments, which reflect expected future service, are expected to be paid in the years indicated for both the U.S. Associates Pension Plan reflecting the Cole Plan merger and the Holdings and Cole Supplemental Plans:

(Euro/000)	Pension plans	Serp plans

2008	9,500	770
2009	9,850	528
2010	10,574	529
2011	11,777	531
2012	12,901	1,176
2013-2017	83,792	5,213

Contributions. The Company expects to contribute Euro 13.7 million to its pension plan and Euro 0.8 million to the SERP in 2008.

Other benefits. The Company provides certain postemployment medical, disability, and life insurance benefits to its U.S. Associates. The Company’s accrued liability related to this obligation as of December 31, 2007 and 2006 was Euro 1.4 million and Euro 1.3 million, respectively, and is included in other long term liabilities on the consolidated balance sheets.

The Company sponsors a tax incentive savings plan covering all full-time employees. The Company makes quarterly contributions in cash to the plan based on a percentage of employees’ contributions. Additionally, the Company may make an annual discretionary contribution to the plan, which may be made in the Parent’s ADR’s or cash. Aggregate contributions made to the tax incentive savings plan by the Company were Euro 8.1 million and Euro 9.2 million for fiscal years 2007 and 2006, respectively. For fiscal years 2007 and 2006 these contributions do not include an accrual for a discretionary match.

2

Effective upon the acquisition of Oakley on November 14, 2007, the Company also sponsors a tax incentive savings plan for all United States Oakley associates with at least six months of service. This plan is funded by employee contributions with the Company matching a portion of the employee contribution. Company contributions to the plan for the period November 14, 2007 through December 31, 2007 were Euro 0.1 million.

The Company sponsors the following additional other benefit plans, which cover certain present and past employees of the Cole companies acquired:

•      Cole provides, under individual agreements, postemployment benefits for continuation of health care benefits and life insurance coverage to former employees after employment. As of December 31, 2007 and 2006, the accrued liability related to these benefits was Euro 1.0 million and Euro 1.2 million, respectively, and is included in the other long term liabilities on the consolidated balance sheet.

•      Cole also maintains a defined contribution plan covering all full-time employees in Puerto Rico. The employees in Puerto Rico who have in the past participated in the Company’s tax incentive savings plan were transferred into the Cole plan effective January 1, 2006. Additionally, effective January 1, 2006, the plan was amended to provide for a match of 100% of the first three percent of employee contributions. In 2007 and 2006, the Company made quarterly contributions in cash to the plan based on a percentage of employees’ contributions. The matching contributions to such plan for the fiscal years 2007 and 2006 were immaterial.

•      Cole established and maintains the Cole National Group, Inc. Supplemental Retirement Benefit Plan, which provides supplemental retirement benefits for certain highly compensated and management employees who were previously designated by the former Board of Directors of Cole as participants. This is an unfunded non-contributory defined contribution plan. Each participant’s account is credited with interest earned on the average balance during the year. This plan was frozen as to future salary credits on the effective date of the Cole acquisition in 2004. The plan liability of Euro 1.0 million and Euro 1.3 million at December 31, 2007 and 2006, respectively, is included in other long term liabilities on the consolidated balance sheets.

Other defined contribution plan. The Company continues to participate in superannuation plans in Australia and Hong Kong. The plans provide benefits on a defined contribution basis for employees on retirement, resignation, disablement or death. Contributions to defined contribution superannuation plans are recognized as an expense as the contributions are paid or become payable to the fund. Contributions are accrued based on legislated rates and annual compensation.

Certain employees of the Company located outside the United States are covered by state sponsored post-employment benefit plans. These plans are generally funded in conformity with the applicable local government regulations and amounts are expensed as contributions accrue. The aggregate liability to the Company for these foreign post-employment benefit plans as of December 31, 2007 and 2006, was immaterial.

Health benefit plans. The Company partially subsidizes health care benefits for eligible retirees. Employees generally become eligible for retiree health care benefits when they retire from active service between the ages of 55 and 65. Benefits are discontinued at age 65.

As of the Cole acquisition, the Company has a liability for a postretirement benefit plan maintained by Cole in connection with its acquisition of Pearle in 1996. This plan was closed to new participants at the time of Cole’s acquisition of Pearle. Under this plan, the eligible former employees are provided life insurance and certain health care benefits which are partially subsidized by Cole. Medical benefits under this plan can be maintained past the age of 65.

Amounts recognized in the consolidated balance sheets as of December 31, 2007 and 2006, consist of the following:

(Euro/000)	2007	2006

Liabilities:
Current liabilities	173	185
Non current liabilities	3,260	3,650
Total accrued postretirement liabilities	3,433	3,835

Amounts recognized in accumulated other comprehensive income are not material.

Benefit payments. The following estimated future benefit payments for the health benefit plans, which reflect expected future service, are estimated to be paid in the years indicated for both the Holdings and Cole plans.

(Euro/000)

2008	173
2009	200
2010	214
2011	234
2012	258
2013-2017	1,637

Contributions. The expected contributions for 2008 are Euro 0.2 million for the Company and Euro 0.1 million for the employee participants.

For 2007, a 11.5% (12% for 2006) increase in the cost of covered health care benefits was assumed. This rate was assumed to decrease gradually to 5% for 2020 and remain at that level thereafter. The health care cost trend rate assumption could have a significant effect on the amounts reported. A 1% increase or decrease in the health care trend rate would not have a material impact on the consolidated financial statements. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6.5% at September 30, 2007 and 6.0% at September 30, 2006.

The weighted average discount rate used in determining the net periodic benefit cost was 6.0% for 2007 and 5.75% for 2006.

Implementation of SFAS No. 158. In the fourth quarter of 2006, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”) which requires employers to recognize on the balance sheet the projected benefit obligation of pension plans and the accumulated postretirement benefit obligation for any other postretirement plan. This requirement replaces the requirement of SFAS No. 87 to report a minimum pension liability measured as the excess of the accumulated benefit obligation over the fair value of plan assets and any recorded pension accrual. SFAS No. 158 also requires employers to recognize in other comprehensive income gains or losses and prior service costs or credits that occur during the period but would not be recognized as net periodic benefit cost as required by SFAS No. 87, 88, and 106. There is no change in the requirements related to the income statement recognition of net periodic benefit costs. The incremental effect of applying SFAS No. 158 on the consolidated balance sheet at December 31, 2006 is as follows:

	Before		After
	application		application
(Euro/000)	of SFAS no. 158	Adjustments	of SFAS no. 158

Prepaid pension (intangible asset)	(304)	2,254	1,950

Total assets	4,966,624	2,254	4,968,878

Current liability - SFAS No. 106	—	185	185
Current liability - pension benefits	—	232	232
Total current liabilities	1,424,860	417	1,425,277

Long-term SFAS No. 106	4,055	(405)	3,650
Long-term pension benefits	45,961	17,583	63,544
Non-current deferred income taxes	48,202	(6,932)	41,270
Total long-term liabilities	1,317,507	10,246	1,327,753

Accumulated other comprehensive loss	(280,184)	(8,409)	(288,593)

Total stockholders’ equity	2,224,258	(8,409)	2,215,849

11. STOCK OPTION AND INCENTIVE PLANS

Stock option plan

Beginning in April 1998, certain officers and other key employees of the Company and its subsidiaries were granted stock options of Luxottica Group S.p.A. under the Company’s stock option plans (the “plans”). The aggregate number of shares permitted to be granted under these plans to the employees is 23,044,300. The Company believes that the granting of options to these key employees better aligns the interest of such employees with those of the shareholders. Prior to 2006, under the older plans the stock options were granted at a price that was equal to or greater then market value of the shares at the date of grant. Under the 2005 and 2006 plans, options were granted at the greater of (i) either the previous 30 day average stock price immediately before the date of grant or (ii) the price on the grant date depending on certain regulatory requirements of the country where the employee receiving the option is located. These options become exercisable in either three equal annual installments, two equal annual installments in the second and third years of the three-year vesting period or 100% vesting on the third anniversary of the date of grant. Certain options may contain accelerated vesting terms if there is a change in ownership (as defined in the plans).

Prior to the adoption of SFAS 123 (R) on January 1, 2006, the Company applied APB 25, and as such no compensation expense was recognized because the exercise price of the options was equal to the fair market value on the date of grant. However, as some of those individuals were U.S. citizens/taxpayers and as the exercise of such options created taxable income, the Company was afforded a tax benefit in its US Federal tax return equal to the income declared by the individuals. U.S. GAAP does not permit the aforementioned tax benefit to be recorded in the statement of income. Therefore, such amount is recorded as a reduction of taxes payable and an increase to additional paid-in capital. For the year ended December 31, 2005, the benefit recorded approximated Euro 4.7 million.

The Company adopted SFAS 123(R) as of January 1, 2006, and at such point began expensing stock options over their requisite service period based on their fair value as of the date of grant. For the years ended December 31, 2007 and 2006, Euro 7.8 million and Euro 7.0 million, respectively, of compensation expense has been recorded for these plans.

A summary of option activity under the Plans as of December 31, 2007, and changes during the year then ended is as follows:

		Weighted average	Weighted average
	Number	exercise price	remaining	Aggregate
	of options	(denominated	contractual	intrinsic value
	outstanding	in Euro)	terms	(Euro 000s)

Outstanding as of December 31, 2006	9,300,685	14.15
Granted	1,745,000	24.03
Forfeitures	(54,400)	14.45
Exercised	(1,877,372)	10.09
Outstanding as of December 31, 2007	9,113,913	16.61	5.39	50,952
Exercisable at December 31, 2007	4,996,413	12.11	3.78	47,638

The weighted-average fair value of grant-date fair value options granted during the years 2007, 2006, and 2005 was Euro 6.03, Euro 5.72 and Euro 4.27, respectively.

The fair value of the stock options granted was estimated at the date of grant using a binomial lattice model. The following table presents the weighted - average assumptions used in the valuation and the resulting weighted average fair value per option granted:

	2007	2006	2005

Dividend yield	1.43%	1.33%	1.54%
Risk-free interest rate	3.91%	3.11%	3.17%
Expected option life (years)	5.7	5.8	5.84
Expected volatility	23.70%	25.91%	25.92%
Weighted average fair value (Euro)	6.03	5.72	4.27

Expected volatilities are based on implied volatilities from traded share options on the Company’s stock, historical volatility of the Company’s share price, and other factors. The expected option life is based on the historical exercise experience for the Company based upon the date of grant and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Federal Treasury or European government bond yield curve, as appropriate, in effect at the time of grant.

As of December 31, 2007 there was Euro 8.6 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements; that cost is expected to be recognized over a period of 1.9 years.

Stock performance plans

In October 2004, under a Company performance plan, the Company granted options to acquire an aggregate of 1,000,000 shares of the Company to certain employees of North American Luxottica Retail Division which vested and became exercisable on January 31, 2007 as certain financial performance measures were met over the period ending December 2006. At December 31, 2005, there were options to acquire 1,000,000 shares (the closing ADR price at December 31, 2005 on the New York Stock Exchange was US Dollar 25.31 per share) at an exercise price of US Dollar

18.59 per share. Prior to the adoption of SFAS 123-R compensation expense was recorded in accordance with variable accounting under APB 25 for the options issued under the incentive plan based on the market value of the underlying ordinary shares when the number of shares to be issued is known (“intrinsic value method”). During fiscal 2005, it became probable that the incentive targets would be met and as such the Company has recorded approximately Euro 1.8 million (or US Dollar 2.2 million) of compensation expense net of taxes during fiscal 2005 and recorded future unearned compensation expense in equity of approximately Euro 2.7 million (US Dollar 3.2 million) with an offsetting increase in additional paid-in capital for such amounts. For the years ended December 31, 2007 and 2006 Euro 0.2 million and Euro 1.9 million, respectively, of compensation expense has been recorded for this plan.

In September 2004, the Company’s Chairman and majority shareholder, Mr. Leonardo Del Vecchio, allocated shares held through La Leonardo Finanziaria S.r.l., an Italian holding company of the Del Vecchio family, representing, at that time, 2.11% (or 9.6 million shares) of the Company’s currently authorized and issued share capital, to a stock option plan for top management of the Company at an exercise price of Euro 13.67 per share (the closing stock price at December 31, 2005 on the Milan Stock Exchange was Euro 21.43 per share). The stock options to be issued under the stock option plan vested upon meeting certain economic objectives in June 2006. As such, compensation expense is recorded in accordance with variable accounting under APB 25 for the options issued to management under the incentive plan based on the market value of the underlying ordinary shares only when the number of shares to be vested and issued is known. During 2005, it became probable that the incentive targets would be met and, as such, the Company has recorded compensation expense of approximately Euro 19.9 million, net of taxes and recorded future unearned compensation expense in equity of approximately Euro 45.8 million, net of taxes, with an offsetting increase in additional paid-in capital for such amounts. For the years ended December 31, 2007 and 2006 Euro 0.0 million and Euro 21.4 million, respectively, of compensation expense has been recorded for this plan.

In July 2006, under a Company performance plan, the Company granted options to acquire an aggregate of 13,000,000 shares of the Company to certain top management positions throughout the Company which vest and become exercisable as certain financial performance measures will be met. Upon vesting the associate will be able to exercise such options until they expire in 2016. Currently it is expected that these performance conditions will be met. If these performance measures are not expected to be met no additional compensation costs will be recognized and previous compensation costs recognized will be reversed. For the years ended December 31, 2007 and 2006, Euro 34.1 million and Euro 17.6 million, respectively, of compensation expense has been recorded for these plans.

A summary of option activity under the performance plans as of December 31, 2007, and changes during the year then ended are as follows:

		Weighted average	Weighted average
	Number	exercise price	remaining	Aggregate
	of options	(denominated	contractual	intrinsic value
	outstanding	in Euro)	terms	(Euro 000s)

Outstanding as of Dec. 31,2006	23,600,000	17.91
Granted
Forfeitures	—
Exercised	(930,000)	16.47
Outstanding as of Dec. 31, 2007	22,670,000	18.01	7.71	83,877
Exercisable at Dec. 31, 2007	9,670,000	13.62	6.54	77,512

The weighted-average fair value of grant-date fair value options granted during the year 2006 was Euro 5.13. There were no performance grants issued in 2005 or 2007.

The fair value of the stock options granted was estimated at the date of grant using a binomial lattice model. The following table presents the weighted - average assumptions used in the valuation and the resulting weighted average fair value per option granted.

		2006
		Plan I	Plan II
	2007	(a)	(b)	2005

Dividend yield	—	1.33%	1.33%	—
Risk-free interest rate	—	3.88%	3.89%	—
Expected option life (years)	—	5.36	5.53	—
Expected volatility	—	26.63%	26.63%	—
Weighted average fair value (Euro)	—	6.15	5.8	—

(a) Stock Performance Plan issued in July 2006 for a total of 9,500,000 options granted

(b) Stock Performance Plan issued in July 2006 for a total of 3,500,000 options granted

As of December 31, 2007 there was Euro 27.1 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements; that cost is expected to be recognized over a period of 0.7 years.

Cash received from option exercises under all share-based arrangements and actual tax benefits realized for the tax deductions from option exercises are disclosed in the consolidated statements of shareholders’ Equity.

Adoption of SFAS 123 (R). Effective January 1, 2006 the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”) which requires the Company to measure and record compensation expense for stock options and other share-based payments based on the fair value of the instruments. The adoption was made utilizing the modified prospective application method as defined in SFAS 123(R) and as such applies to awards modified, repurchased or cancelled after such date and to any portion of awards for which the requisite service has not been rendered and to every new granted award issued after December 31, 2005. The following table illustrates the effect on net income and earnings per share had the compensation costs of the plans been determined under a fair-value based method as stated in SFAS 123 for 2005. The estimated fair value for each option was calculated using a binomial model:

Year ended
December 31,
(In thousands of Euro, except share data)	2005

Net income as reported	342,294
Add: Stock-based compensation cost included in the reported net income, net of taxes
21,706
Deduct: Stock-based compensation expense determined under fair-value based method for all awards, net of taxes	23,203
Pro forma	340,797

Basic earnings per share:
As reported	0.76
Pro forma	0.76

Diluted earnings per share:
As reported	0.76
Pro forma	0.75

12. SHAREHOLDERS’ EQUITY

In June 2007 and May 2006, the Company’s Annual Shareholders Meetings approved cash dividends of Euro 191.1 million and Euro 131.4 million, respectively. These amounts became payable in June 2007 and May 2006, respectively. Italian law requires that five percent of net income be retained as a legal reserve until this reserve is equal to one-fifth of the issued share capital. As such, this legal reserve is not available for dividends to the shareholders. Legal reserves of the Italian entities included in retained earnings were Euro 5.5 million at December 31, 2007 and 2006, respectively.

Luxottica Group’s legal reserve roll-forward for fiscal period 2005-2007 is detailed as follows:

(Euro/000)

January 1, 2005	5,454
Increase in fiscal year 2005	23
December 31, 2005	5,477
Increase in fiscal year 2006	36
December 31, 2006	5,513
Increase in fiscal year 2007	23
December 31, 2007	5,536

Previously the Board of Directors authorized US Holdings to repurchase through the open market up to 21,500,000 ADRs of Luxottica Group S.p.A., representing at that time approximately 4.7% of the authorized and issued share capital. As of December 31, 2004, both repurchase programs expired and US Holdings purchased 6,434,786 (1,911,700 in 2002 and 4,523,786 in 2003) ADRs at an aggregate purchase price of Euro 70.0 million (US$ 73.8 million translated at the exchange rate at the time of the transactions). In connection with the repurchase, an amount of Euro 70.0 million is classified as treasury shares in the Company’s consolidated financial statements. The market value of the stock based on the share price as listed on the Milan Stock Exchange at December 31, 2007, is approximately Euro 139.9 million (US$ 203.9 million).

13. SEGMENTS AND RELATED INFORMATION

In accordance with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Company operates in two industry segments: (1) manufacturing and wholesale distribution and (2) retail distribution. Through its manufacturing and wholesale distribution operations, the Company is engaged in the design, manufacture, wholesale distribution and marketing of house brand and designer lines of mid- to premium-priced prescription frames and sunglasses. The Company operates in the retail segment through its Retail Division, consisting of LensCrafters, Sunglass Hut International, OPSM Group Limited and Cole National Corporation. For 2007 Oakley is viewed as a stand alone segment since it has not yet been integrated into the wholesale and retail segments.

The following tables summarize the segment and geographic information deemed essential by the Company’s management for the purpose of evaluating the Company’s performance and for making decisions about future allocations of resources.

The “Inter-segment transactions and corporate adjustments” column includes the elimination of inter-segment activities which consist primarily of sales of product from the manufacturing and wholesale segment to the retail segment and corporate related expenses not allocated to reportable segments. This has the effect of increasing reportable operating profit for the manufacturing and wholesale and retail segments. Identifiable assets are those tangible and intangible assets used in operations in each segment. Corporate identifiable assets are principally cash, goodwill and trade names.

Year ended				Inter-segments
December 31	Manufacturing			transactions and
(Euro/000)	and wholesale	Retail	Oakley	corporate adjustments		Consolidated

2005
Net sales	1,310,273	3,061,690		(237,700)	(1)	4,134,263
Income from operations	304,333	355,238		(78,170)	(2)	581,401
Capital expenditure	81,070	138,946		0		220,016
Depreciation & amortization	48,720	103,596		32,336	(3)	184,652
Total assets	1,590,091	1,308,174		2,075,257	(4)	4,973,522

2006
Net sales	1,715,369	3,294,161		(333,374)	(1)	4,676,156
Income from operations	445,843	431,547		(121,403)	(2)	755,987
Capital expenditure	108,117	164,063		0		272,180
Depreciation & amortization	57,331	122,403		41,063	(3)	220,797
Total assets	1,853,144	1,343,482		1,772,252	(4)	4,968,878

2007
Net sales	1,992,740	3,233,802	86,964	(347,452)	(1)	4,966,054
Income from operations	527,991	361,809	3,717	(60,204)	(2)	833,313
Capital expenditure	112,973	213,293	8,503	0		334,769
Depreciation & amortization	68,981	118,100	7,682	38,050	(3)	232,813
Total assets	2,321,204	1,405,299	1,937,292	1,493,471	(4)	7,157,266

(1)	Inter-segment elimination of net revenues relates to intercompany sales from the manufacturing and wholesale segment to the retail segment.
(2)

Inter-segment elimination of operating income mainly relates to depreciation and amortization of corporate identifiable assets and profit-in-stock elimination for frames manufactured by the wholesale business and included in the retail segment inventory.

(3)	Corporate adjustments of depreciation and amortization relate to depreciation and amortization of corporate assets.
(4)	Corporate adjustments of total assets include mainly the net value of goodwill and trade names of acquired retail businesses.

The geographic segments include Italy, the main manufacturing and distribution base, United States and Canada (which includes the United States of America, Canada and Caribbean islands), Asia Pacific (which includes Australia, New Zealand, China, Hong Kong, Japan) and Other (which includes all other geographic locations including Europe (excluding Italy), South and Central America and the Middle East). Sales are attributed to geographic segments based on the legal entity domicile where the sale is originated. Intercompany sales included in inter-segment elimination are accounted for on a cost plus mark-up basis.

Year ended		United States	Asia		Adjustments
December 31	Italy	and Canada	-Pacific	Other	and
(Euro/000)	(6)	(6)	(6)	(6)	eliminations	Consolidated

2005
Net sales (5)	998,420	2,811,860	516,793	575,196	(768,006)	4,134,263
Income from operations	258,391	291,438	46,993	51,200	(66,621)	581,401
Long lived assets, net	228,841	375,776	92,335	8,214	—	705,166
Total assets	1,294,955	2,932,483	662,926	270,169	(187,011)	4,973,522

2006
Net sales (5)	1,321,887	3,076,503	603,640	761,955	(1,087,828)	4,676,156
Income from operations	389,275	331,002	33,841	79,397	(77,528)	755,987
Long lived assets, net	280,692	387,861	110,099	8,549	—	787,201
Total assets	1,331,719	2,675,833	748,305	388,825	(175,804)	4,968,878

2007
Net sales (5)	1,506,077	3,073,086	685,561	1,114,429	(1,413,099)	4,966,054
Income from operations	377,799	324,167	57,191	127,761	(53,605)	833,313
Long lived assets, net	326,978	575,566	134,435	20,803	—	1,057,782
Total assets	1,894,546	4,839,680	804,786	752,818	(1,134,565)	7,157,266

(5)	No single customer represents five percent or more of sales in any year presented.
(6)	Sales, income from operations and identifiable assets are the result of combination of legal entities located in the same geographic area.

14. FINANCIAL INSTRUMENTS

Concentration of credit risk

Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of cash investments, accounts receivable and a Euro 17.9 million Pay In Kind (“PIK”) note received in connection with the sale of its Things Remembered specialty gift business (See Note 4). The increase in the principal balance of the PIK note as a result of unpaid interest on this note receivable was Euro 2.8 million and Euro 0.8 million as of December 31, 2007 and 2006, respectively. The Company attempts to limit its credit risk associated with cash equivalents by placing the Company’s investments with highly rated banks and financial institutions. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations. As of December 31, 2006 and 2007, no single customer balances comprised 10% or more of the overall accounts receivable balance. However, included in accounts receivable as of December 31, 2007 and 2006, was approximately Euro 12.3 million and Euro 13.9 million, respectively, due from the host stores of our license brands retail division. These receivables represent cash proceeds from sales deposited into the host stores bank accounts, which are subsequently forwarded to the Company on a weekly or monthly basis depending on the contract. These receivables are based on contractual arrangements that are short term in length. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable.

Concentration of supplier risk

As a result of the OPSM and Cole acquisitions, Essilor S.A. has become one of the largest suppliers to the Company’s Retail Division. For the 2007, 2006 and 2005 fiscal years, Essilor S.A. accounted for approximately 15.0%, 15.0% and 10.0% of the Company’s total merchandise purchases, respectively. The Company has not signed any specific purchase contract with Essilor. Management believes that the loss of this vendor would not have a significant impact on the future operations of the Company as it could replace this vendor quickly with other third-party suppliers.

15. COMMITMENTS AND CONTINGENCIES

Royalty agreements

The Company is obligated under non-cancellable distribution agreements with designers, which expire at various dates through 2013. In accordance with the provisions of such agreements, the Company is required to pay royalties and advertising fees based on a percentage of sales (as defined) with, in certain agreements, minimum guaranteed payments in each year of the agreements.

On October 7, 2005, the Company announced the signing of a 10-year license agreement for the design, production and worldwide distribution of prescription frames and sunglasses under the Burberry name. The agreement began on January 1, 2006.

On February 27, 2006, the Company announced that it entered into a 10-year license agreement for the design, production and worldwide distribution of prescription frames and sunglasses under the Polo Ralph Lauren name. The agreement commenced on January 1, 2007. Based on the agreement, Luxottica Group provided for an advance payment on royalties to Ralph Lauren in January 2007 for a total amount of Euro 150.2 million (US$ 199 million).

In December 2006, the Company announced the signing of a 10-year license agreement for the design, manufacturing and worldwide distribution of exclusive ophthalmic and sun collections under the Tiffany & Co. name. The Company launched the first collection in 2008. The distribution of Tiffany’s collections started with Tiffany’s own stores as well as in North America, Japan, Hong Kong, South Korea, key Middle East markets and Mexico and will extend over time to additional markets and through new distribution channels.

Minimum payments required in each of the years subsequent to December 31, 2007 are detailed as follows:

Year ending December 31 (Euro/000)

2008	85,462
2009	81,683
2010	72,989
2011	52,319
2012	37,081
Thereafter	128,549
Total	458,083

Total royalties and related advertising expenses for the fiscal years 2007, 2006 and 2005 aggregated Euro 181.6 million, Euro 184.1 million and 121.2 million, respectively.

Total payments for royalties and related advertising expenses for the fiscal years 2007, 2006 and 2005 aggregated Euro 278.2 million, Euro 225.1 million and Euro 119.8 million, respectively.

Leases

The Company leases through its worldwide subsidiaries various retail store, plant, warehouse and office facilities, as well as certain of its data processing and automotive equipment under operating lease arrangements expiring between 2007 and 2025, with options to renew at varying terms. The lease arrangements for the Company’s U.S. retail locations often include escalation clauses and provisions requiring the payment of incremental rentals, in addition to any established minimums contingent upon the achievement of specified levels of sales volume. In addition, with the acquisition of Cole, the Company operates departments in various host stores paying occupancy costs solely as a percentage of sales. Certain agreements which provide for operations of departments in a major retail chain in the United States contain short-term cancellation clauses.

Total rental expense under operating leases for each year ended December 31 is as follows:

(Euro/000)	2007	2008	2009

Minimum rent	264,496	236,546	224,913
Contingent rent	60,177	64,091	57,776
Sublease	(38,806)	(35,955)	(27,645)
Total	285,867	264,682	255,044

Future minimum annual rental commitments for operating leases are as follows:

Year ending December 31 (Euro/000)

2008	240,946
2009	217,460
2010	178,189
2011	144,829
2012	115,214
Thereafter	328,050
Total	1,224,688

Other commitments. The Company, with its acquisition of Oakley, is committed to pay amounts in future periods for endorsement contracts and supplier purchase commitments. Endorsement contracts are entered into with selected athletes and others who endorse Oakley products. Oakley is often required to pay specified minimal annual commitments and, in certain cases, additional amounts based on performance goals. Certain contracts provide additional incentives based on the achievement of specified goals. Purchase commitments have been entered into with various suppliers in the normal course of business. Oakley has a five-year agreement with a supplier that is Oakley’s sole source of the uncoated lens blanks from which the majority of its sunglass lenses are cut. This agreement gives Oakley the right to purchase lens blanks from the supplier in return for Oakley’s agreement to fulfill the majority of the requirements of the supplier, subject to certain conditions. Amounts expensed in 2007 for the endorsement contracts and supplier purchase commitments were immaterial to the financial statements.

Future minimum amounts to be paid for endorsement contracts and supplier purchase commitments at December 31, 2007, are as follows:

	Endorsement
Year ending	contracts	Supplier
December 31 (Euro/000)	verso fornitori	commitments

2008	5,912	4,575
2009	2,433	6,034
2010	780	5,999
2011	253	1,507
Total	9,378	18,115

Guarantees

The United States Shoe Corporation, a wholly owned subsidiary of the Company, remains contingently liable on seven store leases in the United Kingdom. These leases were previously transferred to third parties. The third parties have assumed all future obligations of the leases from the date each agreement was signed. However, under the common law of the United Kingdom, the lessor still has the right to seek payment of certain amounts from the Company if unpaid by the new obligor. If the Company is required to pay under these guarantees, it has the right to recover amounts from the new obligor. These leases will expire during various years until December 31, 2015. At December 31, 2007, the maximum amount for which the Company’s subsidiary is contingently liable is Euro 7.8 million.

Cole has guaranteed future minimum lease payments for certain store locations leased directly by franchisees. These guarantees aggregated approximately Euro 4.0 million at December 31, 2007. Performance under a guarantee by the Company is triggered by default of a franchisee on its lease commitment. Generally, these guarantees also extend to payments of taxes and other expenses payable under the leases, the amounts of which are not readily quantifiable. The terms of these guarantees range from one to ten years. Many are limited to periods less than the full term of the lease involved. Under the terms of the guarantees, Cole has the right to assume the primary obligation and begin operating the store. In addition, as part of the franchise agreements, Cole may recover any amounts paid under the guarantee from the defaulting franchisee. The Company has accrued a liability at December 31, 2005 for the estimates of the fair value of the Company’s obligations from guarantees entered into or modified after December 31, 2002, using an expected present value calculation. Such amount is immaterial to the consolidated financial statements as of December 31, 2007 and 2006.

Credit facilities

As of December 31, 2007 and 2006, Luxottica Group had unused short-term lines of credit of approximately Euro 291.4 million and Euro 581.1 million, respectively.

The Company and its wholly-owned Italian subsidiary Luxottica S.r.l. maintain unsecured lines of credit with primary banks for an aggregate maximum credit of Euro 467.4 million (Euro 543.2 million at December 31, 2006). These lines of credit are renewable annually, can be cancelled at short notice and have no commitment fees. At December 31, 2007 and 2006, these credit lines were utilized for Euro 312.0 million and Euro 68.0 million, respectively.

US Holdings maintains four unsecured lines of credit with four separate banks for an aggregate maximum credit of Euro 89.0 million (US Dollar 130.0 million). These lines of credit are renewable annually, can be cancelled at short notice and have no commitment fees. At December 31, 2007, there were Euro 22.0 million (US$ 32.1 million) of borrowings outstanding and there were Euro 23.6 million in aggregate face amount of standby letters of credit outstanding under these lines of credit (see below).

The blended average interest rate on these lines of credit is approximately LIBOR plus 0.25%.

Outstanding standby letters of credit

A U.S. subsidiary has obtained various standby and trade letters of credit from banks that aggregated Euro 31.0 million and Euro 36.1 million as of December 31, 2007 and 2006, respectively. Most of these letters of credit are used for security in risk management contracts, purchases from foreign vendors or as security on store leases. Most standby letters of credit contain evergreen clauses under which the letter is automatically renewed unless the bank is notified not to renew. Trade letters of credit are for purchases from foreign vendors and are generally outstanding for a period that is less than six months. Substantially all the fees associated with maintaining the letters of credit fall within the range of 50 to 100 basis points annually.

Litigation

California Vision Health Care Service Plan Lawsuit

In March 2002, in Snow v. LensCrafters, Inc. et al., an individual commenced an action in the California Superior Court for the County of San Francisco against Luxottica Group S.p.A. and certain of its subsidiaries, including LensCrafters, Inc. and EYEXAM of California, Inc. The plaintiff, along with a second plaintiff named in an amended complaint, seeks to certify this case as a class action. The claims have been partially dismissed. The remaining claims, against LensCrafters and EYEXAM, allege various statutory violations relating to the confidentiality of medical information and the operation of LensCrafters’ stores in California, including violations of California laws governing relationships among opticians, optical retailers, manufacturers of frames and lenses and optometrists, and other unlawful or unfair business practices. The action seeks unspecified damages, statutory damages of U.S.$1,000 per class member, disgorgement, restitution of allegedly unjustly obtained sums, punitive damages and injunctive relief, including an injunction that would prohibit defendants from providing eye examinations or other optometric services at LensCrafters stores in California.

The parties have reached a settlement which offers a range of benefits, including store vouchers and a cash back option, along with certain enhancements to LensCrafters’ business practices. On February 4, 2008, the Court gave preliminary approval to a class action settlement. A hearing to address final approval will take place in July 2008. If the settlement is given final approval, and no appeals are taken, this matter will be resolved.

Although the Company believes that its operational practices and advertising in California comply with California law, if the settlement does not receive final approval and an adverse decision in Snow results, LensCrafters and EYEXAM may have to modify or cease their activities in California. In addition, LensCrafters and EYEXAM might be required to pay damages and/or restitution, the amount of which might have a material adverse effect on the Company’s consolidated financial statements. Costs associated with the Snow litigation incurred for the years ended December 31, 2007 and 2006, were approximately Euro 1.1 million and Euro 0.7 million, respectively. For the year ended December 31, 2007, the Company recorded an accrual of Euro 0.9 million as an estimate of the minimum amount it believes it will pay as costs of settlement as it has become probable that such amount will be paid in 2008. Currently, the maximum amount which may need to be paid under the settlement conditions cannot be quantified.

People v. Cole

In February 2002, the State of California commenced an action in the California Superior Court for the County of San Diego against Cole and certain of its subsidiaries, including Pearle Vision, Inc.

and Pearle Vision Care, Inc. The claims alleged various statutory violations related to the operation of Pearle Vision Centers in California, including violations of California laws governing relationships among opticians, optical retailers, manufacturers of frames and lenses and optometrists, false advertising and other unlawful or unfair business practices. The action seeks unspecified damages, disgorgement, restitution of allegedly unjustly obtained sums, civil penalties and injunctive relief, including an injunction that would have prohibited defendants from providing eye examinations or other optometric services at Pearle Vision Centers in California.

On July 18, 2007, the trial court entered a final judgment and permanent injunction, pursuant to a stipulation of the parties, dismissing the case. The judgment required modification to Pearle Vision’s advertising, and the payment by the Company of $2.5 million for attorneys’ fees and costs of investigation. The payment was made in August 2007. The judgment does not bar Pearle Vision from advertising the availability of eye exams and other optometric services provided by Pearle VisionCare at Pearle Vision optical stores. Costs associated with the People v. Cole litigation incurred for the years ended December 31, 2007 and 2006, were approximately Euro 0.1 million and Euro 0.5 million, respectively.

Cole Consumer Class Action Lawsuit

In June 2006, in Seiken v. Pearle Vision, Inc. et al, Cole and its subsidiaries were sued by a consumer in a purported class action which alleges various statutory violations related to the operation of Pearle Vision and its affiliated HMO, Pearle VisionCare in California. The claims and remedies sought are similar to those asserted in the LensCrafters and EYEXAM case. In December 2006, the court granted defendants’ motion to dismiss the complaint but allowed plaintiff an opportunity to replead. Defendants moved to dismiss the amended complaint in February 2007, and a hearing on the motion was held in March 2007. Such motion to dismiss was denied. Plaintiff has moved for class certification and the oral arguments relating to that petition, originally scheduled for April 4, 2008, have been postponed. Recently, the parties reached an agreement in principle to settle this case, subject to documentation and Court approval. The proposed settlement provides a store voucher at Pearle or Lenscrafters to each class member and the payment of attorneys’ fees and costs. A hearing to address approval of the settlement has not yet been scheduled. Although we believe that our operational practices in California comply with California law, if the settlement does not receive final approval and an adverse decision results, Pearle Vision or Pearle VisionCare may have to modify or cease their activities in California. In addition, the Cole subsidiaries might be required to pay damages and/or restitution, the amount of which might have a material adverse effect on the Company’s consolidated financial statements. Costs associated with this Cole class action litigation incurred for the years ended December 31, 2007 and 2006 were approximately Euro 0.7 million and Euro 0.1 million, respectively. Management believes, based in part on advice from counsel, that no estimate of the range of possible losses, if any, can be made at this time.

Oakley Shareholder Lawsuit

On June 26, 2007, Pipefitters Local No. 636 Defined Benefit Plan filed a purported class action complaint in the Superior Court of California, County of Orange, on behalf of itself and all other shareholders of Oakley Inc. against Oakley Inc. and each of its directors. The complaint alleged, among other things, that the defendants violated their fiduciary duties to shareholders by approving Oakley’s merger with Luxottica and claimed that the price per share fixed by the merger agreement is inadequate and unfair. The defendants filed demurrers to the complaint, which the Court granted without prejudice. On September 14, 2007, the plaintiff filed an amended complaint containing the same allegations as the initial complaint and adding purported claims for breach of the duty of candor. Because it believed the allegations were without merit, on October 9, 2007 the Company demurred to the amended complaint. Rather than respond to that demurrer, the plaintiff admitted that its claims were moot and on January 4, 2008 filed a motion for attorneys’ fees and expenses. The hearing for this motion, originally scheduled for March 27, 2008, took place on April 17, 2008. The parties are currently awaiting the Court’s ruling on that motion. The Court did not rule on defendants’ demurrer to the amended complaint and it is unlikely there will be further proceedings with respect to the action other than on plaintiff’s motion for fees as both sides have informed the Court that the underlying case is now moot and should be dismissed once the Court rules on the fee motion.

Costs associated with this litigation incurred for the year ended December 31, 2007 were immaterial. Management believes, based in part on the advice from counsel, that no estimate of the range of possible losses, if any, can be made at this time.

Fair Credit Reporting Act Litigation

In January 2007, a complaint was filed against Oakley, Inc. in the United States District Court for the Central District of California alleging willful violations of the Fair and Accurate Credit Transactions Act, 15 U.S.C. §1681c(g) (“FACTA”), related to the inclusion of credit card expiration dates on sales receipts. Plaintiff later filed an amended complaint adding two of Oakley’s wholly-owned subsidiaries as additional defendants. Plaintiff purports to sue on behalf of a putative class of Oakley’s customers, but no motion seeking class action status has yet been filed. The Oakley defendants have denied any liability.

Recently, the Oakley defendants entered into a Memorandum of Understanding with Plaintiff which, if approved by the Court, would result in the settlement of this action, with a complete release in favor of the Oakley defendants, with no cash payment to the purported class members, but rather an agreement by Oakley to issue vouchers for the purchase of products at Oakley retail stores during a limited period of time. The aggregate retail value of the vouchers would depend on how many purported class members submit valid claims. The settlement contemplated by the Memorandum of Understanding also provides for the payment of attorneys’ fees and claim administration costs by the Oakley defendants. A motion seeking court approval of the foregoing settlement will be filed shortly.  Costs associated with this litigation incurred for the year ended December 31, 2007 were immaterial. Management believes, based in part on the advice from counsel, that no estimate of the range of possible losses, if any, can be made at this time.

The Company is a defendant in various other lawsuits arising in the ordinary course of business. It is the opinion of the management of the Company that it has meritorious defenses against all such outstanding claims, which the Company will vigorously pursue, and that the outcome of such claims, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

16. SUBSEQUENT EVENTS

On January 31, 2008, the Company announced the signing of the renewal of the partnership agreement for eyewear collections under the CHANEL brand.

In February 2008, the Company exercised an option included in the amendment to the term and revolving credit facility disclosed in Note 8 (d) to extend the maturity date of Tranches B and C to March 2013.

On April 17, 2008, the Company announced the signing of a new long-term exclusive license agreement with Stella McCartney Limited, a joint venture between Ms. Stella McCartney and Gucci Group N.V., for the design, production and worldwide distribution of sunglasses under the luxury lifestyle brand Stella McCartney. The agreement, which will begin on January 1, 2009, is for an initial term of six years, automatically renewable for an additional five-year term. The first collection will be launched in the summer of 2009.

KEY CONTACTS AND ADDRESSES

REGISTERED OFFICE AND HEADQUARTERS

Via C. Cantù, 2 - 20123 Milano - Italy

Tel. +39 02 86334.1 - Fax +39 02 8633 4636

Fiscal code 00891030272

VAT no. 10182640150

MEDIA RELATIONS

Via C. Cantù, 2 - 20123 Milano - Italy

Tel. +39 02 86334062 - Fax +39 02 86334092

E-mail: mediarelations@luxottica.com

INVESTOR RELATIONS

Via C. Cantù, 2 - 20123 Milano - Italy

Tel. +39 02 86334069 - Fax +39 02 86334092

E-mail: investorrelations@luxottica.com

CORPORATE WEBSITE

www.luxottica.com

DEPOSITARY BANK - ITALY

Deutsche Bank S.p.A.

Piazza del Calendario, 3 - 20126 Milano - Italy

Bruno Montemartini - Tel. +39 02 40242560 - Fax +39 02 40242790

E-mail: bruno.montemartini@db.com

DEPOSITARY BANK - USA

Deutsche Bank Shareholder Services

c/o American Stock Transfer & Trust Company (ADR Depositary Bank)

Peck Slip Station - P.O. Box 2050 - New York, NY 10272-2050 - USA

Telephone

Toll free number: 800 7491873 (From USA only)

International callers: +1 718 9218137

INDEPENDENT AUDITOR

Deloitte & Touche S.p.A.

Via Fratelli Bandiera, 3 - 31100 Treviso - Italy

Tel. +39 0422 5875

Partner: Dario Righetti

LUXOTTICA GROUP MAIN OPERATING COMPANIES IN THE WORLD

EUROPE

Luxottica Srl

Agordo, Belluno - Italy

Luxottica Vertriebsgesellschaft mbH

Klosterneuburg - Austria

Luxottica Belgium NV

Berchem - Belgium

Luxottica South Eastern Europe Ltd

Novigrad - Croatia

Oy Luxottica Finland AB

Espoo - Finland

Luxottica France Sas

Valbonne - France

Luxottica Fashion Brillen Vertriebs GmbH

Haar - Germany

Luxottica Hellas AE

Pallini - Greece

Luxottica Central Europe Ltd

Budapest - Hungary

Luxottica Trading and Finance Limited

Dublin - Ireland

Luxottica Optics Ltd

Herzelia - Israel

Luxottica Nederland BV

Heemstede - The Netherlands

Luxottica Norge AS

Kongsberg - Norway

Luxottica Poland Spzoo

Kraków - Poland

Luxottica Portugal SA

Lisbona - Portugal

Luxottica Iberica SA

Barcelona - Spain

Luxottica Nordic AB

Stockholm - Sweden

Luxottica Switzerland AG

Urtenen, Schönbühl - Switzerland

Luxottica Gozluk Endustri Ve Ticaret AS

Cigli, Izmir - Turkey

Luxottica U.K. Ltd

London - United Kingdom

THE AMERICAS

Luxottica Argentina Srl

Buenos Aires - Argentina

Luxottica Do Brasil Ltda

São Paulo - Brazil

Luxottica Canada Inc.

Toronto - Canada

Luxottica Mexico SA de CV

Mexico City - Mexico

Luxottica U.S. Holdings Corp.

Wilmington, Delaware - USA

Cole Vision Corporation

Wilmington, Delaware - USA

Eyemed Vision Care Llc

Wilmington, Delaware - USA

Pearle Vision, Inc.

Wilmington, Delaware - USA

LensCrafters, Inc.

Mason, Ohio - USA

Oakley, Inc.

Foothill Ranch, California - USA

Sunglass Hut Trading, Llc

Wilmington, Delaware - USA

Avant-Garde Optics, Llc

Port Washington, NY - USA

MIDDLE AND FAR EAST

Luxottica Australia Pty Ltd

Sydney - Australia

OPSM Group Limited

Sydney - Australia

SPV Zeta Optical Trading (Beijing) Co. Ltd

Beijing - China

Luxottica Tristar (Dongguan) Optical Co.

Dong Guan City, Guangdong - China

Guangzhou Ming Long Optical Technology Co. Ltd

Guangzhou City - China

Luxottica Retail Hong Kong Ltd

Hong Kong - China

Shanghai Modern Sight Optics Ltd

Shanghai - China

Luxottica Korea Ltd

Seoul - Korea

Luxottica Middle East Fze

Dubai - Dubai

Mirari Japan Co. Ltd

Tokyo - Japan

AFRICA

Luxottica South Africa Pty Ltd

Johannesburg - South Africa

INDIA

RayBan Sun Optics India Ltd

Bhiwadi - India